Exhibit 10.12

LOAN AGREEMENT

by and among

KBSGI VON KARMAN TECH, LLC, a Delaware limited liability company,

as Borrower

and

SUNTRUST BANK,

as Administrative Agent

and

THE LENDERS THAT ARE PARTIES HERETO FROM TIME TO TIME,

as Lenders

SUNTRUST ROBINSON HUMPHREY, INC.,

as Arranger and Book Manager

Dated as of: August 12, 2015

			PAGE

ARTICLE I	LOAN		22
SECTION	1.1	PRINCIPAL	22
SECTION	1.2	INTEREST	22
SECTION	1.3	PREPAYMENT	24
SECTION	1.4	REGULATORY CHANGE	24
SECTION	1.5	PAYMENTS	25
SECTION	1.6	NOTES	27
SECTION	1.7	FUNDING OF BORROWINGS	27
SECTION	1.8	DEFAULTING LENDERS	28
SECTION	1.9	TAXES	29

ARTICLE II	CONDITIONS OF BORROWING		31
SECTION	2.1	PRE-CLOSING REQUIREMENTS	31
SECTION	2.2	LOAN DOCUMENTS	33
SECTION	2.3	TITLE INSURANCE	33
SECTION	2.4	OPINIONS	33
SECTION	2.5	APPRAISAL	33
SECTION	2.6	CONDITIONS PRECEDENT	34

ARTICLE III	RENT ABATEMENT HOLDBACK AND RENT ABATEMENT RESERVE ACCOUNT		34
SECTION	3.1	RENT ABATEMENT HOLDBACK	34
SECTION	3.2	RENT ABATEMENT RESERVE ACCOUNT	34

ARTICLE IV	REPRESENTATIONS AND WARRANTIES		35
SECTION	4.1	FORMATION AND POWERS	35
SECTION	4.2	AUTHORITY	35
SECTION	4.3	NO APPROVALS	36
SECTION	4.4	LEGAL AND VALID OBLIGATIONS	36
SECTION	4.5	LITIGATION	36
SECTION	4.6	TITLE	36
SECTION	4.7	DEFECTS AND HAZARDS	37
SECTION	4.8	PAYMENT OF TAXES	37
SECTION	4.9	AGREEMENTS	37
SECTION	4.10	NO DEFAULTS UNDER LOAN DOCUMENTS OR OTHER AGREEMENTS	37
SECTION	4.11	GOVERNMENTAL REQUIREMENTS	38
SECTION	4.12	FINANCIAL INFORMATION	38
SECTION	4.13	EASEMENTS; UTILITIES AND PUBLIC ACCESS	38
SECTION	4.14	PERSONAL PROPERTY	38
SECTION	4.15	CONDEMNATION	39
SECTION	4.16	SEPARATE TAX LOT	39
SECTION	4.17	FEDERAL RESERVE REGULATIONS	39

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(Continued)

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SECTION	4.18	INVESTMENT COMPANY ACT	39
SECTION	4.19	UNREGISTERED SECURITIES	39
SECTION	4.20	ACCURACY OF INFORMATION	39
SECTION	4.21	ERISA COMPLIANCE	39
SECTION	4.22	COMPLIANCE	40
SECTION	4.23	CONSENTS	40
SECTION	4.24	ENVIRONMENTAL LAWS	40
SECTION	4.25	ASSESSMENTS	40
SECTION	4.26	ANTI-TERRORISM REGULATIONS	41
SECTION	4.27	SUBSIDIARIES	41
SECTION	4.28	DEBT	42
SECTION	4.29	OWNERSHIP AND CONTROL OF BORROWER	42
SECTION	4.30	USE OF LOAN PROCEEDS	42
SECTION	4.31	ENFORCEABILITY	42
SECTION	4.32	INSURANCE	42
SECTION	4.33	FLOOD ZONE	42
SECTION	4.34	PHYSICAL CONDITION	42
SECTION	4.35	LEASES	43
SECTION	4.36	FILING AND RECORDING TAXES	43
SECTION	4.37	SOLVENCY	44
SECTION	4.38	NO CASUALTY	44
SECTION	4.39	PURCHASE OPTIONS	44
SECTION	4.40	FIRPTA	44
SECTION	4.41	CONTRACTS	44
SECTION	4.42	BORROWER ACCOUNTS	45
SECTION	4.43	SINGLE-PURPOSE ENTITY	45

ARTICLE V	COVENANTS OF BORROWER		45
SECTION	5.1	PAYMENT AND PERFORMANCE OF OBLIGATIONS	45
SECTION	5.2	PERSONAL PROPERTY	45
SECTION	5.3	PAYMENT OF CHARGES, COSTS	45
SECTION	5.4	USING LOAN PROCEEDS	46
SECTION	5.5	KEEPING OF RECORDS	46
SECTION	5.6	MAINTAINING INSURANCE COVERAGE	46
SECTION	5.7	PROHIBITIONS OF ASSIGNMENTS AND TRANSFERS BY BORROWER	47
SECTION	5.8	ERISA	49
SECTION	5.9	PERFORMANCE BY BORROWER	49
SECTION	5.10	REPORTING REQUIREMENTS	49
SECTION	5.11	PAYMENT OF TAXES	51
SECTION	5.12	MAINTAIN EXISTENCE	51
SECTION	5.13	COMPLIANCE WITH APPLICABLE LAWS	51
SECTION	5.14	NOTICE	52
SECTION	5.15	CONTINGENT LIABILITY	52

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(Continued)

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SECTION	5.16	MERGER AND CONSOLIDATION	52
SECTION	5.17	LOSS OF NOTE OR OTHER LOAN DOCUMENTS	52
SECTION	5.18	NO ADDITIONAL DEBT OR ENCUMBRANCES	53
SECTION	5.19	ORGANIZATIONAL DOCUMENTS	53
SECTION	5.20	PATRIOT ACT	53
SECTION	5.21	ENVIRONMENTAL LAWS, INSPECTIONS, AND TESTING	53
SECTION	5.22	RELATED PARTY TRANSACTIONS	55
SECTION	5.23	LEASES	55
SECTION	5.24	SINGLE-PURPOSE ENTITY	58
SECTION	5.25	ACCESSIBILITY REGULATION	58
SECTION	5.26	NOTICE OF CHANGE	58
SECTION	5.27	MAINTENANCE OF PROPERTY	58
SECTION	5.28	FURTHER ASSURANCES	58
SECTION	5.29	ACCOUNTS	59
SECTION	5.30	ESTOPPEL STATEMENTS	59
SECTION	5.31	APPROVAL OF MAJOR CONTRACTS	59
SECTION	5.32	COMPLIANCE	59
SECTION	5.33	PROPERTY MANAGEMENT	59
SECTION	5.34	DEBT CANCELLATION	60
SECTION	5.35	ZONING	61
SECTION	5.36	RESTRICTIVE COVENANTS; EASEMENTS	61
SECTION	5.37	RESTRICTED PAYMENTS	61
SECTION	5.38	CASH MANAGEMENT	61
SECTION	5.39	INTEREST RATE HEDGE AGREEMENT	62
SECTION	5.40	Intentionally Deleted	63
SECTION	5.41	APPRAISAL	63

ARTICLE VI	INSURANCE; CASUALTY; CONDEMNATION; RESTORATION		63
SECTION	6.1	INSURANCE	63
SECTION	6.2	CASUALTY	66
SECTION	6.3	CONDEMNATION	67
SECTION	6.4	RESTORATION	67

ARTICLE VII	DEFAULTS		72
SECTION	7.1	EVENTS OF DEFAULT	72
SECTION	7.2	RIGHTS AND REMEDIES	74

ARTICLE VIII	ADMINISTRATIVE AGENT		76
SECTION	8.1	APPOINTMENT OF ADMINISTRATIVE AGENT	76
SECTION	8.2	NATURE OF DUTIES OF ADMINISTRATIVE AGENT	77
SECTION	8.3	LACK OF RELIANCE ON ADMINISTRATIVE AGENT	78
SECTION	8.4	CERTAIN RIGHTS OF ADMINISTRATIVE AGENT	78
SECTION	8.5	RELIANCE BY ADMINISTRATIVE AGENT	78

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(Continued)

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SECTION	8.6	ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY	78
SECTION	8.7	SUCCESSOR ADMINISTRATIVE AGENT	79
SECTION	8.8	AUTHORIZATION TO EXECUTE OTHER LOAN DOCUMENTS	79
SECTION	8.9	COLLATERAL MATTERS	80
SECTION	8.10	AGENCY FOR PERFECTION	81
SECTION	8.11	EXERCISE OF REMEDIES	81
SECTION	8.12	SUNTRUST BANK COMMITMENT	81
SECTION	8.13	CONSENTS	82
SECTION	8.14	COMMUNICATIONS WITH ADMINISTRATIVE AGENT	82

ARTICLE IX	MISCELLANEOUS		83
SECTION	9.1	WAIVER AND AMENDMENT	83
SECTION	9.2	INDEMNIFICATIONS	84
SECTION	9.3	EXPENSES	87
SECTION	9.4	BINDING EFFECT; WAIVERS; CUMULATIVE RIGHTS AND REMEDIES	87
SECTION	9.5	INCORPORATION BY REFERENCE	88
SECTION	9.6	SURVIVAL	88
SECTION	9.7	GOVERNING LAW; WAIVER OF JURY TRIAL; JURISDICTION	88
SECTION	9.8	COUNTERPARTS	90
SECTION	9.9	INTEGRATION; EFFECTIVENESS	90
SECTION	9.10	NOTICES	90
SECTION	9.11	NO THIRD PARTY RELIANCE	92
SECTION	9.12	SALE OF LOAN OR PARTICIPATIONS	93
SECTION	9.13	TIME IS OF THE ESSENCE	96
SECTION	9.14	RIGHT OF SETOFF	96
SECTION	9.15	NO ORAL MODIFICATIONS	96
SECTION	9.16	CAPTIONS	96
SECTION	9.17	BORROWER-ADMINISTRATIVE AGENT RELATIONSHIP	96
SECTION	9.18	EXCULPATION	97
SECTION	9.19	CALIFORNIA ENVIRONMENTAL PROVISIONS	97

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EXHIBITS AND SCHEDULES

EXHIBIT A	OWNERSHIP CHART
EXHIBIT B	FORM OF SNDA
EXHIBIT C	FORM OF TENANT ESTOPPEL
EXHIBIT D	FORM ELECTRONIC CONFIDENTIALITY AGREEMENT
EXHIBIT E	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT F	FORM OF PROMISSORY NOTE
EXHIBIT G	DEFINITION OF SINGLE PURPOSE ENTITY
EXHIBIT H	FINANCIAL COVENANT CERTIFICATE
EXHIBIT I	COLLATERAL ASSIGNMENT OF HEDGE AGREEMENT
SCHEDULE 1	COMMITMENTS
SCHEDULE 3.1	RENT ABATEMENT SCHEDULE

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LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into as of August 12, 2015, by and among KBSGI VON KARMAN TECH, LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party hereto including Administrative Agent (collectively, “Lenders” and each individually, a “Lender”), and SUNTRUST BANK, a Georgia banking corporation, in its capacity as both collateral agent and administrative agent for each of the Lenders (the “Administrative Agent”).

Borrower has requested that the Lenders provide the Loan (as hereinafter defined) to Borrower in the principal sum of up to Seventeen Million Three Hundred Thousand Dollars ($17,300,000.00), subject to the terms of this Agreement, for the purposes of financing the acquisition of the Property (as such term is defined below) and future leasing costs and for the other purposes described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Advances (as defined below) to be made by the Lenders and Administrative Agent pursuant to this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

DEFINITIONS:

For purposes of this Agreement, the following terms shall have the following respective meanings, unless the context hereof clearly requires otherwise:

“Accessibility Regulation” means any federal, state or local law, statute, code, ordinance, rule, regulation or requirement, including, without limitation, under the United States Americans With Disabilities Act of 1990, as amended (the “ADA”), relating to accessibility to facilities or properties for disabled, handicapped and/or physically challenged persons, or other persons covered by the ADA.

“Additional Costs” has the meaning as that term is defined in Section 1.4 below.

“Administrative Agent” has the meaning assigned in the introductory paragraph of this Agreement.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by Administrative Agent and submitted to Administrative Agent duly completed by such Lender.

“Advances” means (i) any portion of the Loan advanced by Administrative Agent to or for the benefit of Borrower in accordance with either Section 1.1 or Article III of this Agreement; (ii) any advance by Administrative Agent permitted under this Agreement or the other Loan Documents to protect the Property or the lien of the Loan Documents, including Protective Advances; and (iii) any other advance by Administrative Agent required or permitted under this Agreement.

“Affiliate” means as to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. With respect to Borrower and each Guarantor, a Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock or other ownership interests, by contract or otherwise.

“Agreement” means this Loan Agreement, including any amendments hereof and supplements hereto executed by Borrower, the Lenders and Administrative Agent.

“Annual Budget” shall have the meaning set forth in Section 5.10(e) hereof.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Law administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Lending Office” shall mean, for each, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for the Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its portion of the Loan is to be made and maintained.

“Appraisal” shall mean an appraisal of the fair market value of the Property meeting the Required Appraisal Standards.

“Approved Annual Budget” shall have the meaning set forth in Section 5.10(e) hereof.

“Approved Counterparty” means Administrative Agent, any Affiliate of the Administrative Agent, or any other Person which is counterparty to an Interest Rate Hedge Agreement which has been approved in writing by Administrative Agent (such approval shall not be withheld, conditioned or delayed unreasonably).

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Lease” means a new Lease or existing Lease renewal or extension which has been approved, or deemed approved, in accordance with the terms of this Agreement (such approval shall not be withheld, conditioned or delayed unreasonably), any Pre-Approved Leases, together with Leases in place on the Closing Date which are shown on the Rent Roll delivered on the Closing Date.

“Approved Property Manager” means, provided such Person is not then subject to any case, proceeding or other action under any Creditors Rights Laws, CBRE, Inc., Transwestern, Hines, Cushman and Wakefield, Jones Lang LaSalle Inc., Cassidy Turley, or PM Realty, L.P.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.12 and accepted by Administrative Agent, in the form of Exhibit E attached hereto or any other form approved by Administrative Agent.

“Blocked Person” shall have the meaning set forth in Section 4.26(b) below.

“Borrower” has the meaning assigned said term in the introductory paragraph hereof.

“Borrower LLC Agreement” shall mean the limited liability company agreement of the Borrower dated as of August 6, 2015, including any amendments thereof and supplements thereto permitted under the terms of this Agreement.

“Borrower’s Equity” shall mean the minimum sum of $4,500,000.00 contributed by Borrower to the acquisition costs of the Property as provided in this Agreement.

“Borrower’s Knowledge” shall mean the actual knowledge of Borrower.

“Borrower’s Organizational Documents” shall mean the certificate of formation of Borrower filed with the Secretary of State of Delaware on June 25, 2015, and certified by the Secretary of the State of Delaware as of July 16, 2015, and Borrower’s LLC Agreement.

“Borrowing” shall mean any borrowing under the Loan.

“Business Day” means any day other than a Saturday, a Sunday, or a legal holiday on which either (a) Administrative Agent is not open for business (if Administrative Agent is SunTrust Bank) or (b) commercial banks with offices in Atlanta, Georgia are authorized or required to close.

“Capital Improvements” mean major repairs or replacements to maintain or improve the Property and Improvements which are normally capitalized under standard accounting methods, including, without limitation, structural repairs, roof replacements, HVAC repairs and replacements, mechanical and plumbing repairs and replacements and boiler repair and replacements. Capital Improvements shall not include repairs and maintenance of the Property and Improvements which are expensed currently.

“Capitalized Lease Obligations” means any obligation of Borrower to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligation is required under standard accounting methods acceptable to Administrative Agent in its reasonable discretion, to be classified and accounted for as a capital lease on a balance sheet of Borrower at the time incurred.

“Cash Management Agreement” shall mean that certain Cash Management Agreement by and among Administrative Agent, Depository Bank, Borrower and Property Manager dated as of the Closing Date.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office), or by such Lender’s parent corporation, if applicable, with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean (a) all of the collateral covered by the Security Instrument, the Assignment of Leases, this Agreement or any other Loan Document, and (b) all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

“Collateral Assignment of Interest Rate Protection Agreement” shall mean, if executed, that certain Collateral Assignment of Hedge by Borrower in favor of Administrative Agent, together with all supplements, amendments and/or modifications thereto hereafter entered into, substantially in the form of Exhibit I attached hereto and made a part hereof, with appropriate insertions.

“Collections Account” shall have the meaning set forth in Section 2.10(o) hereof.

“Collections Account Agreement” shall mean that certain Deposit Account Control Agreement (CRE Cash Management), relating to the provision for lockbox services and requirements as set forth in Section 2.1(o) of this Agreement.

“Commitment” shall mean, with respect to each Lender, such Lender’s obligation to make disbursements of the Loan pursuant to this Agreement, in an amount up to, but not exceeding the amount set forth for such Lender on Schedule 1 attached hereto as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced from time to time pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 9.12, with the aggregate amount of the Commitments being an amount equal to $17,300,000. Such Commitment shall be reduced by any principal payments made by or on behalf of Borrower or any principal reductions otherwise required under and pursuant to the Loan Documents. For the avoidance of doubt, any principal amount repaid may not be reborrowed.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Consent and Subordination of Management” shall mean that certain Consent and Subordination of Management by and among Property Manager, Borrower and Administrative Agent, dated as of the Closing Date, together with all supplements, amendments and/or modifications thereto hereafter entered into.

“Consultants” shall mean third party experts retained by Administrative Agent from time to time to assist it in connection with closing, advancing, disbursing, administering or enforcing the Loan, including, without limitation, any independent consulting architect, inspector and/or engineer retained from time to time by Administrative Agent.

“Control” shall mean the power to direct or cause the direction of the management and policies of a Restricted Party or any other Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

“County” shall mean Orange County, California.

“Creditors Rights Laws” shall mean with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Customary REIT Expenses” shall mean amounts paid or payable by KBS Growth & Income Limited Partnership, a Delaware limited partnership (“KBS Growth & Income Limited Partnership”) or KBS Growth & Income REIT, Inc., a Maryland corporation (“KBS Growth & Income REIT, Inc.”) (including, without limitation, customary audit fees, tax fees (including tax consulting fees relating to Real Estate Investment Trust issues), accounting consulting fees related to emerging technical pronouncements, transfer agent fees, reporting fees, due diligence costs and fees arising from the state and local taxes, fees and expenses incurred in connection with annual corporate filings, state and local taxes, professional fees (including professional fees related to corporate structuring and/or filings), bank charges, legal fees and expenses and advisory fees, and consulting fees and filing fees arising from SEC reporting requirements including, without limitation, 10K filings, 10Q filings, and 8k filings, consulting fees and other fees and costs related to Sarbanes-Oxley 404, Dodd-Frank Wall Street Reform and Consumer Protection Act or any other similar compliance requirements) which are attributable to the Property.

“Debt Service Coverage Ratio” shall mean for such period of computation, the ratio of (i) the annualized Net Operating Income for the twelve (12) month period, to (ii) the sum of all principal and interest payments that would be due and payable over a twelve (12) month period with respect to a loan in the principal amount equal to the outstanding balance of the Loan, assuming (a) principal payments during such period based on monthly amortization payments equal to an amount that would fully amortize the then outstanding principal balance of the Loan on a 30-year amortization schedule, and (b) an interest rate per annum equal to the greater of (1) the LIBOR Based Rate (in effect at the time of such calculation), (2) the yield on the 10 year United States Treasury Note on the day preceding the date of such calculation, as announced on Bloomberg.com or another reliable source selected by Administrative Agent, plus 200 basis points, or (3) six percent (6%) per annum.

“Default” shall mean any event which, with the giving of notice to Borrower or the lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, (i) any Lender that has failed for two (2) or more Business Days to fund any Borrowings hereunder or make any other payment required hereunder (each a “funding obligation”), unless such Lender has notified Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing), (ii) any Lender that has notified Administrative Agent in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing or public statement), (iii) intentionally omitted, (iv) any Lender that has, for three (3) or more Business Days after written request of Administrative Agent or Borrower, failed to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon Administrative Agent’s and Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing. Any determination by Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon notification of such determination by Administrative Agent to Borrower, and the Lenders.

“Default Rate” shall mean the LIBOR Based Rate plus five percent (5%).

“Depository Bank” shall mean SunTrust Bank, in its capacity as a depository institution, its successors and/or assigns.

“Determination Date” shall have the meaning set forth in Section 1.2(d) hereof.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Easements” has the meaning set forth in Section 4.13 hereof.

“Environmental Audit” shall mean that certain Phase I Environmental Site Assessment of the Property prepared by Ramboll Environ US Corporation dated June, 2015 (Project #045242IH).

“Environmental Law” means all federal, state, regional, county and local statutes, regulations. ordinances, rules, regulations and policies, all court and administrative orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever, including but not limited to those relating to the presence, manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Substances; air, water (including surface water, groundwater, and stormwater) or soil (including subsoil) contamination or pollution; the presence or Release of Hazardous Substances, protection of wildlife, endangered species, wetlands or natural resources; health and safety of employees and other persons; and notification requirements relating to the foregoing, including, without limitation, the following statutes, and regulations adopted thereunder: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation Recovery Act and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.

“Environmental Liability” means any claim, demand, obligation, cause of action, allegation, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, diminution in value or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements, resulting from the presence or use of Hazardous Substances, the violation or alleged violation of any Environmental Law, or the imposition of any Environmental Lien.

“Environmental Lien” means a Lien in favor of any third party for: (a) any liability under an Environmental Law; or (b) damages arising from or costs incurred by such third party in response to a Release or threatened Release of any Hazardous Substance or constituent into the environment.

“Environmental Reports” shall have the meaning set forth in Section 5.21 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of a group of which Borrower is a member and which is under common control within the meaning of Section 414 of the Code, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 7.1 hereof. An Event of Default shall not occur until the applicable notice, if any, has been received or deemed received (pursuant to the notice requirements in Section 9.10 of this Agreement) by the Borrower and the applicable cure or grace period, if any, has expired without appropriate curative action.

“Excluded Taxes” shall mean with respect to Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, or (iii) is attributable to such Foreign Lender’s failure to comply with Section 1.9.

“Federal Funds Rate” means for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of the Closing Date executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by Borrower.

“Fees” means any actual fees now or hereafter due and payable by Borrower expressly required in accordance with the Fee Letter and the Loan Documents.

“Fiscal Year” shall mean the period of January 1 of any year through December 31 of such year.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code, as amended and in effect from time to time.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Governmental Requirements” shall mean all Laws and requirements of a Governmental Authority applicable to Borrower, each Guarantor, Administrative Agent or the Property, including without limitation Environmental Laws, and the requirements of the ADA, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Guarantor” shall mean KBSGI REIT Properties, LLC, a Delaware limited liability company.

“Guarantor Organizational Documents” shall mean the Certificate of Formation of Guarantor filed with the Secretary of State of Delaware on July 6, 2015, and certified by the Secretary of the State of Delaware as of July 16, 2015, and the Limited Liability Company Agreement of Guarantor dated July 6, 2015.

“Guaranty” shall mean that certain Guaranty Agreement, together with all supplements, amendments and/or modifications thereto (and all replacements thereof), of even date herewith given by Guarantor for the benefit of Administrative Agent.

“Hazardous Substance” shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, or material which is defined or regulated under any Environmental Law, and includes, without limitation, (a) Mold, asbestos, polychlorinated biphenyls, and petroleum (including petroleum products or derivatives, crude oil or any fraction thereof), and (b) any material classified or regulated as “hazardous waste” pursuant to RCRA.

“Improvements” shall have the meaning set forth in the Security Instrument.

“Indebtedness” shall mean in all cases without duplication, all items of indebtedness or liability of Borrower or Guarantor other than the Obligations, at any time which in accordance with standard accounting methods acceptable to Administrative Agent in its reasonable discretion, consistently applied, would be included in determining total liabilities as shown on the liability side of a consolidated balance sheet of Borrower or Guarantor as of the date of determination, including: (a) indebtedness for borrowed money; (b) Capitalized Lease Obligations; (c) obligations under direct or indirect guaranties of indebtedness or obligations of others referred to in clause (a) or (b) above; (d) any indebtedness secured by any Security Interest on the property of such entity; and (e) liabilities in respect of unfunded vested benefits under any Plan for which the minimum funding standards of Section 302 of ERISA have not been met.

“Indemnified Liabilities” shall have the meaning set forth in Section 9.2(a) hereof.

“Indemnified Parties” shall mean (a) Lender, (b) Administrative Agent, (c) any prior owner or holder of the Loan, (d) any servicer or prior servicer of the Loan, (e) any receiver or other fiduciary appointed in a foreclosure or other creditors rights laws proceeding, (f) any officers, directors, shareholders, partners, members, employees, agents, affiliates or subsidiaries of any and all of the foregoing, and (g) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitor” shall mean the Indemnitors (as such term is defined in the Indemnity) from time to time party to the Indemnity.

“Indemnity” shall mean the Indemnification Agreement of even date herewith executed by Borrower, including any amendments thereof and supplements thereto.

“Initial Appraisal” shall mean the Appraisal Report dated July 15, 2015 prepared by Colliers International Valuation & Advisory Services.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(c) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Payment Date” shall mean, with respect to the Loan, the first (1st) day of each and every month until the Obligations have been paid in full, commencing September 1, 2015, provided, however, if an Interest Payment Date would fall on a day which is not a Business Day, that Interest Payment Date shall be the next succeeding day which is a Business Day[, and such extension of time shall be included in the computation of any interest or fees.]

“Interest Period” shall mean a period of one (1) month, provided that (i) the initial Interest Period may be less than one month, if the initial funding date of the Loan is a day other than the first Business Day of a calendar month and (ii) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Determination Date” shall mean (a) with respect to the first Interest Rate Determination Date, the date on which the Loan is initially funded, and (b) with respect to all subsequent Interest Rate Determination Dates, the first (1st) Business Day of each calendar month thereafter.

“Interest Rate Hedge Agreement” shall mean an agreement with respect to any transaction now existing or hereafter entered into by Borrower (or Guarantor, as applicable) that is a rate swap transaction or rate cap transaction which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement. Each Interest Rate Hedge Agreement shall (i) at all times be in a form and substance reasonably acceptable to Lender, (ii) at all times be with an Approved Counterparty, (iii) shall direct the Lender or the Approved Counterparty to deposit directly into the Collections Account any net amounts due to Borrower under such Interest Rate Hedge Agreement so long as any portion of the Loan is outstanding, provided that the Loan shall be deemed to be outstanding if the Property is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof upon the occurrence of an Event of Default, (iv) shall have a notional amount equal to at least to the outstanding principal balance of the Loan, and (v) be for a period through the Maturity Date.

“Land” shall have the meaning set forth in the Security Instrument.

“Late Charge” shall have the meaning set forth in Section 1.2(b).

“Laws” shall mean all federal, state and local laws, statutes, codes, ordinances, rules and regulations, including judicial opinions and presidential authority in the applicable jurisdiction.

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Leasing Commissions” shall mean leasing commissions incurred by Borrower in connection with the leasing of the Property or any portion thereof (including any so-called “override” leasing commissions which may be due to any leasing or rental agent engaged by Borrower for the Property if an agent other than such agent also is entitled to a leasing commission).

“Lender” and “Lenders” shall have the respective meanings assigned to such terms in the opening paragraph of this Agreement. With respect to matters requiring the consent or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean “all Lenders other than Defaulting Lenders”.

“Lender Insolvency Event” shall mean that (i) a Lender or its parent company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) a Lender or its parent company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Lender or its parent company, or such Lender or its parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its parent company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“LIBOR Based Rate” means the rate of interest per annum equal to the sum of the LIBOR Rate in effect on such day plus the LIBOR Based Rate Applicable Margin.

“LIBOR Based Rate Applicable Margin” means (a) for the period commencing on the Closing Date through the end of the Interest Period in which the Margin Change Date occurs (or if the Margin Change Date occurs prior to the 14th day of a calendar month, through such 14th day of such calendar month), 3.50% per annum, and (b) for the period commencing on the first day of the Interest Period following the Margin Change Date (or, if the Margin Change Date occurs prior to the 14th day of a calendar month, on and after the 15th day of such calendar month), 1.90% per annum.

“LIBOR Breakage Costs” means any loss or expense which Administrative Agent, any Affiliate of Administrative Agent or any Lender sustains or incurs as a consequence of (i) any prepayment (whether voluntary, involuntary or required pursuant to the terms hereof) of the Loan on a day that is not an Interest Payment Date, or (ii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the interest rate from the LIBOR Based Rate to the Default Rate or the Prime Rate as more particularly set forth herein with respect to the outstanding principal balance of the Loan on a date other than an Interest Payment Date, all including, without limitation, such loss or expenses arising from interest or fees payable by Administrative Agent or Lenders to lenders of funds obtained by Administrative Agent or such Lenders in order to maintain the Loan at the LIBOR Based Rate hereunder.

“LIBOR Rate” shall mean, with respect to each Interest Period, (i) the rate per annum effective on any Interest Rate Determination Date equal to the London interbank offered rate for deposits in U.S. Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the Interest Rate Determination Date, with a maturity comparable to such Interest Period (provided that if such rate is less than zero, such rate shall be deemed to be zero), divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as reasonably determined by Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U. S. Dollars in an amount equal to the amount of the Loan are offered by major banks in the London interbank market to Administrative Agent at approximately 11:00

A.M. (London time), two (2) Business Days prior to the Interest Rate Determination Date (provided that if such rate is less than zero, such rate shall be deemed to be zero).

“Liens” means any mortgage, deed of trust, lien (statutory or otherwise, but excluding liens for ad valorem taxes that are not delinquent), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of the Property or any interest therein, or any direct or indirect interest in Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialman’s, construction and other similar Liens and encumbrances.

“Loan” means collectively, the loan of the proceeds of the Notes by Administrative Agent to Borrower pursuant to the terms of this Agreement in the maximum aggregate principal amount not to exceed the Commitments.

“Loan Documents” means all documents now or hereafter entered into which evidence, secure and/or govern the Loan and/or any of the Obligations, including, but not limited to, this Agreement, the Notes, the Security Instrument, the Guaranty, the Collateral Assignment of Interest Rate Protection Agreement, the Consent and Subordination of Management Agreement and rights related thereto, and any documents, agreements or instruments entered into by Borrower and/or Guarantor with respect to the Loan, and any amendments, modifications, restatements and/or supplements thereto. The Indemnity Agreement is not a Loan Document.

“Loan Rate” means the per annum interest rate determined in accordance with Section 1.2 of this Agreement. On the Closing Date, the Loan Rate is the LIBOR Based Rate.

“Loan to Value Ratio (As-Is)” means the ratio, expressed as a percentage, of (a) the then existing principal balance of the Loan as of the date of such calculation, to (b) the “as-is” value of the Property as determined by the Initial Appraisal or, upon Borrower’s request, as determined by the most recent Appraisal provided by Borrower.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Major Contracts” shall mean (i) any management, brokerage or leasing agreement or (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) of a material nature (materiality for these purposes to include contracts in excess of $200,000.00 per annum under any such applicable contract which are not cancelable on thirty (30) days or less notice), in either case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Property, whether written or oral.

“Margin Change Date” shall mean the date upon which an Appraisal is delivered to the Administrative Agent confirming that the Loan to Value Ratio (As-Is) is equal to, or less than, 55%.

“Master Disbursement Sweep Account” shall have the meaning set forth in Section 2.1(o) hereof.

“Maturity Date” means September 1, 2020.

“Maximum Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by a lender holding such Loan in accordance with applicable law.

“Minimum Net Effective Base Rent” shall mean (a) as to new Leases, $15.84 per square foot per year, and (b) as to renewals of existing Leases, $20.59 per square foot per year.

“Mold” means any mold, fungi, bacterial or microbial matter present at or in the Property, including, without limitation, building materials which is in a condition, location or a type which may pose a risk to human health or safety or the environment, may result in damage to or would adversely affect or impair the value or marketability of the Property.

“Net Effective Base Rent” shall mean, with respect to any Lease, the sum of (a) the total of all base rent to be paid by a Tenant under its Lease during the initial lease term (including all early termination rights and termination payments and required unreimbursed tenant improvement payments by such Tenant and excluding any extension options), minus (b) the total of all costs to be incurred by Borrower to secure such Lease, including but not limited to, Tenant Improvements, Leasing Commissions, free rent and relocation costs, divided by (c) the number of years in the initial lease term (including all early termination rights and excluding any extension options), and divided by (d) the net rentable square footage of the Lease.

“Net Operating Income” shall mean for any period (i) the gross annual revenues to be paid during the period on a cash basis from Approved Leases, from the ownership and operation of the Property from whatever source, including tenant reimbursements, utility charges, escalations, service fees, license fees, parking fees, other required pass-throughs and rents (based on the then-in-place rent roll), including rents from Approved Leases if the Tenants have not yet occupied their demised premises or are in a free rent period, so long as such Leases provide for rent commencement within four (4) months following the date of such reporting (excluding non-recurring income and revenue from Approved Leases (a) expiring by their terms within three (3) months following the date of such reporting, (b) except as set forth above, Tenants not physically occupying their demised premises, (c) Tenants which have given written notice of their intent to vacate their demised premises within three (3) months following the date of such reporting, and (d) for which the Tenant thereunder is in bankruptcy), less (ii) the greater of (a) operating expenses based on the most recent trailing twelve (12) month period adjusted to reflect insurance premiums based on insurance coverage required by Lender (and Borrower’s actual cost of such insurance assuming the required insurance is carried by the Borrower) and actual property taxes for the upcoming tax period or (b) annualized operating expenses of $650,000. For covenant and underwriting purposes, (i) calculation of operating expenses shall include, without duplication (a) an assumed management fee equal to two percent (2.0%) of Borrower’s effective gross income, and (b) structural reserves at $0.20 per nrsf (if any), and (ii) the calculation of annualized revenues shall include an assumed vacancy rate equal to the greater of (a) five (5.0%) percent, or (b) the actual vacancy rate of the Improvements. Net Operating Income shall also include all amounts received in connection with the Interest Rate Hedge Agreement entered into by Borrower (and to the extent Borrower remains a party thereto). The calculation of operating expenses shall exclude depreciation, amortization, income taxes, debt service and partnership expenses and acquisition fees and expenses. Notwithstanding the foregoing, Borrower shall have the right to include the monthly base and additional rent for Tenants under Approved Leases where such Leases do not provide for rent commencement within four (4) months following the date of calculation of Net Operating Income, provided as a condition precedent to including the monthly base and additional rent for Tenants under such Leases the Borrower shall deposit with Administrative Agent an amount (the “NOI Collateral Deposit”) equal to the monthly base and additional rent (as set forth on the most recent rent roll or such Tenant’s Lease delivered to Administrative Agent pursuant to Section 5.10(a) of this Agreement) that will be paid by each Tenant under an Approved Lease where such Lease does not provide for rent commencement within four (4) months following the date of calculation, multiplied by the number of months following the date of calculation (not to exceed 12) that such Tenant is not obligated to pay rent under the terms of its Lease. The NOI Collateral Deposit shall be held in the Rent Abatement Reserve Account and shall be disbursed in accordance with Section 3.2.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(g) hereof.

“Note” or “Notes” means each and every promissory note, collectively in the aggregate original principal amount of the Loan, executed and delivered by Borrower to the order of the various Lenders, including any amendments, replacements and/or restatements thereof and supplements thereto.

“Obligations” means collectively: (i) Borrower’s obligations for the payment of the Loan, interest and other charges, and all Fees; (ii) the payment and performance of all other obligations of Borrower contained herein; (iii) the payment and performance of each and every obligation of Borrower and each Guarantor to Administrative Agent or any Lender contained in any other Loan Document; and (iv) the performance of each and every obligation of Borrower, each Guarantor, and each Indemnitor contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part hereof, any Note or any other Loan Document.

“Operating Account” has the meaning set forth in Section 2.1(o) hereof.

“Other Taxes” shall mean any and all present or future stamp, intangibles tax or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning set forth in Section 9.12.

“Permitted Assignee” means any Person (other than a natural Person) that is (or will be) (i) an Affiliate of Lender, (ii) a pension fund, life insurance company, bank or other regulated financial institution which (A) has a rating of its senior unsecured debt obligations of not less than investment grade (i.e., from Standard and Poor’s Ratings Services of BBB+ or higher or from Moody’s Investors Service of Baa1 or higher), and (B) has total assets in excess of Five Billion Dollars ($5,000,000,000), or (iii) any other Person (other than a natural Person), provided that with respect to a transfer pursuant to sub-sentence (ii) or (iii), Lender has first received the prior written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed, provided that it shall be reasonable for Borrower to withhold its consent to a transfer under sub-sentence (ii) or (iii), if such transfer would reasonably be anticipated to result in (x) payment by Borrower of additional Indemnified Taxes or Other Taxes to such Person under Section 1.9(c), or (y) termination of an Interest Rate Hedge Agreement.

“Permitted Encumbrances” shall mean the Liens, charges and encumbrances on the title to the Land listed on Schedule B-I to the Title Policy approved by Administrative Agent on the Closing Date, and such other matters of title thereafter reasonably approved by Administrative Agent in writing.

“Permitted Indebtedness” shall mean collectively, (i) the Loan and the other Obligations, (ii) tenant security deposits, (iii) non-delinquent, accrued but unpaid real estate taxes and insurance premiums, (iv) operating and equipment leases entered into in the ordinary course of Borrower’s business, (v) unsecured trade payables in the ordinary course of business relating to the ownership and operation of the Property (which, for clarity, shall specifically include trade payables related to Capital Improvements, Tenant Improvements and Leasing Commissions in connection with Approved Leases) which (A) do not exceed, at any time, a maximum amount of $1,000,000.00, and (B) are paid before they become delinquent (“Permitted Trade Payables”) and operational debt not evidenced by a note, (vi) any Interest Rate Hedge Agreement, (vii) construction contracts approved by Administrative Agent pursuant to the terms of this Agreement, and (viii) obligations in connection with posting a bond required by a Governmental Authority in connection with the operation of the Property.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Personal Property” shall have the meaning set forth in Section 5.2 hereof.

“Plan” shall mean each employee benefit plan covered by Title IV of ERISA whether now in existence or hereafter instituted, of Borrower or any ERISA Affiliate.

“Policies” shall have the meaning set forth in Section 6.1(c) hereof.

“Pre-Approved Lease” shall have the meaning set forth in Section 5.23(c) hereof.

“Prime Rate” shall mean the “Prime Rate” as set forth in The Wall Street Journal from time to time, or if The Wall Street Journal fails to publish a Prime Rate, then the Prime Rate shall be Administrative Agent’s Prime Rate as established or determined from time to time by Administrative Agent. The Prime Rate is a reference for fixing the lending rate for commercial loans. The Prime Rate is a reference rate only and does not necessarily represent the lowest rate of interest charged for commercial borrowings. The Prime Rate is subject to increase or decrease at the sole option of Administrative Agent. If the Loan Rate is the Prime Rate, the Loan Rate will be adjusted as the Prime Rate changes.

“Principal Payment Curtailment Date” shall mean the date upon which an Appraisal is delivered to the Administrative Agent confirming that the Loan to Value Ratio (As-Is) is equal to, or less than, 55%.

“Property” shall have the meaning set forth in the Security Instrument.

“Property Condition Report” means the Property Condition Assessment dated July 2, 2015, prepared by Marx Okubo (Job No. 15-5128).

“Property Leasing Agreement” means the agreement for the leasing of the Property, to be executed after the Closing Date in accordance with the terms of this Agreement.

“Property Management Agreement” means the Real Estate Property Management Agreement dated as of July 31, 2015, by and between Borrower and Property Manager, as the same may be amended or modified from time to time.

“Property Manager” means Stream Realty Partners – Orange County, L.P., a Texas limited partnership, or an Approved Property Manager, or any successor or replacement approved in writing by Administrative Agent.

“Protective Advance” means all reasonably necessary costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Administrative Agent (a) in order to perform any covenants and agreements (which Administrative Agent is entitled to perform under this Agreement or any of the other Loan Documents) with respect to which Borrower is in Default, (b) in order to remedy an Event of Default under the Loan Documents, which Event of Default, by its nature, may impair any portion of the Collateral for the Loan or the value of such Collateral, interfere with the enforceability or enforcement of the Loan Documents, or otherwise materially impair the payment of the Loan and other Obligations (including, without limitation, the costs of unpaid insurance premiums, foreclosure costs, costs of collection, costs incurred in bankruptcy proceedings and other costs incurred in enforcing any of the Loan Documents); (c) sums advanced to protect against the diminution in value of the Property, including, but not limited to, costs relating to Tenant Improvements or Leasing Commissions with respect to Approved Leases, or (d) in connection with the operation of the Property following a foreclosure under the Security Instrument.

“Pro Rata Share” shall mean, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the

Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the Pro Rata Share of such Lender in effect immediately prior to such termination or reduction.

“Register” shall have the meaning set forth in Section 9.12(c) hereof.

“Regulation D” means Regulation D (or any substitute regulations) of the Board of Governors of the Federal Reserve System (or any successor thereto), together with all amendments from time to time thereto.

“Related Party” means any one or more of the following: (a) Guarantor, (b) an Affiliate of Borrower or Guarantor, or (c) any of the shareholders, partners, members or other equity holders of Borrower, Guarantor and any Affiliate thereof (but expressly excluding any shareholders in KBS Growth & Income REIT, Inc., which shareholders shall not be considered a Related Party).

“Release” means, without limitation, (a) any intentional, unintentional, knowing or unknowing presence, spilling, leaking, pumping, pouring, emitting, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing any Hazardous Substance at, on or into the indoor or outdoor environment or otherwise in, onto, from or about the air, water (including surface waters and groundwater), soils, subsoils or any other surface or media on-site or off-site, and (b) the abandonment or discarding of barrels, drums, containers, underground tanks, or any other receptacles ever containing any Hazardous Substances.

“Rent” has the meaning set forth in the Security Instrument.

“Rent Abatement Holdback” shall have the meaning set forth in Section 3.1 hereof.

“Rent Abatement Reserve Account” shall have the meaning set forth in Section 3.2 hereof.

“Rent Roll” shall have the meaning set forth in Section 4.35 hereof.

“Replacement Guarantor” shall have the meaning set forth in Section 5.7(e) hereof.

“Required Appraisal Standard” means with respect to any Appraisal, such Appraisal shall be: (A) addressed to Administrative Agent, (B) prepared by a California licensed appraiser, reasonably acceptable to Administrative Agent, (C) in conformance with the regulations promulgated by the appropriate federal regulatory agency pursuant to Section 1110 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (12 U.S.C. § 3339), as amended, and the regulations thereunder, (D) dated within six (6) months of the date delivered to Administrative Agent, and (E) reasonably approved by Administrative Agent’s internal appraisal group.

“Required Lenders” shall mean, at any time, Lenders holding more than 66-2/3% of the outstanding Commitments or if the Lenders have no Commitments outstanding, then Lenders holding more than 66-2/3% of the Loan; provided, however, that if any Lender shall be a

Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders such Defaulting Lender’s Commitment, or after termination of the Commitments, the principal balance of the Loan of such Defaulting Lender, and at all times when two or more Lenders are party to this Agreement, the term “Required Lenders” shall in no event mean less than two Lenders.

“Required Principal Payment Amount” shall mean an amount equal to the greater of (a) $18,750.00, or (b) Net Operating Income, minus (i) the amount of interest paid with respect to such month of calculation under the terms of the Loan Documents and (ii) the amount paid by Borrower or Guarantor with respect to such month of calculation under any Interest Rate Hedge Agreement for the calendar month which is the second calendar month prior to the calendar month in which the Interest Payment Date occurs (i.e., for the Interest Payment Date on March 1st, calculation of Net Operating Income for purposes of sub-sentence (b) above would be the Net Operating Income for the calendar month of January).

“Restoration” shall mean the repairs, replacements, improvements, or rebuilding of or to the Property following a Casualty or condemnation.

“Restoration Consultant” shall have the meaning set forth in Section 6.4(d) hereof.

“Restoration Retainage” shall have the meaning set forth in Section 6.4(e) hereof.

“Restricted Party” shall mean each of Borrower, Guarantor, and any other shareholder, general partner, member or non-member manager, or any direct or indirect legal or beneficial owner, of Borrower or Guarantor, from time to time, provided, however, any shareholders of KBS Growth & Income REIT, Inc., shall be expressly excluded therefrom.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital by Borrower to Borrower’s stockholders, partners or members (or the equivalent entity or person thereof). For avoidance of doubt, Restricted Payments shall not apply to any dividend or other distribution made by KBSGI REIT Properties, LLC, or by any of the entities holding an interest, direct or indirect, in KBSGI REIT Properties, LLC.

“Security Instrument” shall mean the Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing of even date herewith, encumbering the Property, executed by Borrower in favor of Administrative Agent, for the benefit of the Lenders to secure the Loan, including any amendments, modifications and/or supplements thereto.

“Security Interest” means any lien, pledge, mortgage, encumbrance, charge or security interest of any kind whatsoever (including, without limitation, the lien or retained security title of a conditional vendor) whether arising under a security instrument or as a matter of law, judicial process or otherwise or the agreement by Borrower, Guarantor or the member of Borrower to grant any lien, security interest or pledge, mortgage or encumber any asset.

“Single Member LLC” has the meaning set forth in Exhibit G hereto.

“Single-Purpose Entity” has the meaning set forth in Exhibit G hereto.

“SNDA” means the form of Subordination, Non-Disturbance and Attornment Agreement attached hereto as Exhibit B or other form as has been approved by the Administrative Agent, which approval shall not be unreasonably withheld.

“Stored Materials” means any and all materials, equipment, fixtures or articles of personal property purchased by Borrower to be placed or affixed in, on or to the Land or Improvements in connection with the construction of any Tenant Improvements or capital expenditures, as applicable, provided, however, that to the extent such items have been permanently placed, affixed in, on or to the Land or Improvements, such items shall no longer constitute “Stored Materials.”

“Subsidiary” means any corporation or other entity of which more than 50% of the outstanding capital stock or interests having ordinary voting power to elect a majority of the board of directors or the managers or otherwise to Control the activities of such entity (irrespective of whether or not at the time other class or classes of the equity of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by Borrower or by Guarantor and one or more of their respective Subsidiaries, or by one or more other Subsidiaries.

“SunTrust” or “SunTrust Bank” shall mean SunTrust Bank, a Georgia banking corporation.

“Swap Breakage Costs” means any loss or expense which Administrative Agent, any Affiliate of Administrative Agent or any Lender sustains or incurs as a consequence of the early termination, in whole or in part, of the Interest Rate Hedge Agreement.

“Taxes” shall mean any and all present and future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tenant” means any Person occupying all or any portion of any space in the Property pursuant to a Lease.

“Tenant Improvements” shall mean all bona fide costs incurred for construction and related work to tenant spaces within the Improvements (a) required by existing Leases or Approved Leases and any extensions or renewals thereof that are executed in accordance with the terms and conditions of this Agreement, or (b) in connection with Spec Space in accordance with the terms of this Agreement, including, without limitation, costs for demolition, permitting, design, construction, moving and related expenses.

“Tenant Estoppel” shall mean the form of Tenant Estoppel Certificate attached hereto as Exhibit C or other form as has been approved by the Administrative Agent, which approval shall not be unreasonably withheld.

“Title Company” shall mean First American Title Insurance Company.

“Title Policy” means an CLTA extended coverage mortgagee’s title insurance policy (CLTA Loan Policy 2006 Loan Policy of Title Insurance, or equivalent) or other form satisfactory to Administrative Agent, with such endorsements as Administrative Agent may require, issued by the Title Company in the amount of the Loan insuring the lien of the Security Instrument to be a first and prior lien upon the Property as security for all Advances of the Loan pursuant to the terms of this Agreement, subject only to the Permitted Encumbrances and, subject to the receipt of the necessary endorsements or title updates as Administrative Agent may reasonably require in connection with an advance of any portion of the Rent Abatement Holdback.

“Transfer” means a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest excluding, however, any involuntary conveyance arising in connection with a condemnation.

“Trigger Event” shall have the meaning set forth in the Cash Management Agreement.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Rules of Construction: The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) all references to a specific time shall be construed to refer to the time in the city and state of Administrative Agent’s principal office, unless otherwise indicated and (vi) all references to the Land, the Improvements or the Property shall mean all or any portion of each of the foregoing, respectively.

ARTICLE I

LOAN

SECTION 1.1            PRINCIPAL.

(a)        Subject to the terms and conditions of this Agreement, each Lender severally, but not jointly with the other Lenders, agrees to lend to Borrower its Pro Rata Share of the Loan and Borrower agrees to borrow from such Lenders, the proceeds of the Loan, from time to time in accordance with the terms hereof until the Maturity Date, for the purpose of (i) financing, or reimbursing the Borrower for, the acquisition of the Property, and (ii) paying costs and expenses incurred in connection with the closing of the Loan; provided, however, that (A) Administrative Agent and Lenders shall not be obligated to make any Advance if, after giving effect to such Advance, the sum of such Lender’s aggregate Advances then outstanding would exceed the aggregate amount of all the Commitments and (B) in no event shall any Lender’s Pro Rata Share of all Advances disbursed to Borrower hereunder exceed such Lender’s Commitment. Each Advance shall bear interest at the Loan Rate, computed on each Advance from the date it is made by Administrative Agent. Any amount borrowed and repaid in respect to the Loan may not be reborrowed.

(b)        The Loan shall be evidenced by the Notes. Administrative Agent shall enter in its records the amount of each of its Advances, the rate of interest borne on such Advances and the payments of the principal balance received by Administrative Agent, and such records shall be conclusive evidence of the subject matter thereof, absent manifest error. Promptly following receipt of a requisition and all other required deliveries in regard to a requested Advance pursuant to Article III, Administrative Agent shall advise each Lender of the details of the requested Advance and such Lender’s Pro Rata Share thereof and the requested advance date. Each Lender shall make its Pro Rata Share of such advance available to Administrative Agent in the manner provided in Section 1.7.

(c)        Borrower hereby requests an initial Advance in the amount of Seventeen Million Seventy-Five Thousand Dollars ($17,075,000.00) on the Closing Date, and Administrative Agent and each Lender hereby agrees to make such an aggregate initial Advance to Borrower, subject to the satisfaction of the pre-closing conditions set forth in Article II.

(d)        Borrower shall pay to Administrative Agent for the benefit of the Lenders the entire outstanding principal balance of the Notes, together with all other Obligations, on the Maturity Date, or earlier maturity, by acceleration or otherwise.

SECTION 1.2            INTEREST.

(a)        Borrower shall pay to Administrative Agent interest on the Notes computed at the Loan Rate. Interest at the Loan Rate shall accrue on each and every Advance from (and including) the date it was made by Administrative Agent to Borrower to the Maturity Date. Interest on the Notes computed at the Loan Rate shall be payable, as accrued, on the Interest Payment Date of each calendar month, commencing on the Interest Payment Date of the next calendar month following the calendar month in which the Closing Date occurs. All accrued and unpaid interest shall be paid in full at the time the Notes are paid in full. Interest computed at the Loan Rate shall be computed on the basis of a 360 day year, but shall be charged for the actual number of days principal is unpaid. Notwithstanding any provision in this Section 1.2 or any other provision of the Loan Documents to the contrary, interest in respect of the Loan shall not exceed the Maximum Rate. If the Notes have not been repaid on or before the Maturity Date, or if an Event of Default occurs pursuant to this Agreement or any other Loan Document, or if all amounts due under the Loan Documents otherwise become due and payable in accordance with the terms and conditions of the applicable Loan Documents, then the entire unpaid balance of the Notes and all other Obligations shall (without notice to or demand upon Borrower) at the sole option of Administrative Agent become due and payable on said date, together with all unpaid, accrued interest thereon, and with interest computed at the Default Rate from and after that date until the Notes are paid in full. If an Event of Default occurs and is continuing, interest at the Default Rate shall be payable on the Interest Payment Date of each calendar month.

(b)        In the event that Borrower fails to make any required payment of interest on the Notes (other than the balloon payment at the Maturity Date) on or before the tenth (10th) day following the due date thereof, Borrower shall pay to Administrative Agent for the benefit of the Lenders, in addition to interest at the Default Rate, a late payment charge equal to the lesser of (i) five percent (5%) of the amount of the overdue payment or (ii) the maximum percentage of the then overdue amount permitted by law (each, a “Late Charge”), for the purpose of reimbursing Administrative Agent for a portion of the expense incident to handling the overdue payment, in servicing and administering the Loan, in loss to Lender of the use of the money due and in frustration to Lender in meeting its other financial and loan commitments and that the damages caused thereby would be extremely difficult and impractical to ascertain. This Late Charge shall apply individually to all payments past due (other than the balloon payment at the Maturity Date, whether by acceleration or otherwise) and there will be no daily prorated adjustment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Administrative Agent may have including the right to accept, at any time, less than the full amount then due hereunder, or its rights to compel prompt performance or to declare the entire unpaid principal and/or interest immediately due and payable. Borrower agrees that this Late Charge is a provision for liquidated damages and represents a fair and reasonable estimate of the damages Administrative Agent will incur by reason of the late payment considering all circumstances known to Borrower and Administrative Agent on the date hereof, does not constitute interest, and is not a penalty. Borrower further agrees that proof of actual damages will be difficult or impossible to ascertain.

(c)        In the event that the interest and/or charges in the nature of interest, if any, provided for by this Agreement or by any other Loan Document, shall contravene a legal or statutory limitation applicable to the Loan or exceed the Maximum Rate, if any, Borrower shall pay only such amounts as would legally be permitted. If, for any reason, amounts in excess of the Maximum Rate shall have been paid, received, collected or applied hereunder, whether by reason of acceleration or otherwise, then, and in that event, any such excess amounts shall be applied to principal, unless principal has been fully paid, in which event such excess amount shall be refunded to Borrower.

(d)        If Administrative Agent (i) determines in its reasonable discretion at any time that it, or (ii) receives notice from the Required Lenders that they, in either case, can no longer make, fund or maintain LIBOR based loans for any reason outside of Administrative Agent’s or Required Lenders’ reasonable control, including without limitation illegality, or the LIBOR Rate cannot be ascertained or does not accurately reflect Administrative Agent’s and the Lenders’ cost of funds, or Administrative Agent or the Lenders would be subject to Additional Costs that cannot be recovered from Borrower, then Administrative Agent will notify Borrower and Lenders and from such date (the “Determination Date”) and thereafter, Administrative Agent and the Lenders will have no obligation to make, fund or maintain LIBOR based loans. Upon such Determination Date, the Notes will be converted to a variable rate loan based upon the Prime Rate (with no additional margin). Thereafter the interest rate on the Notes shall adjust simultaneously with any fluctuation in the Prime Rate.

SECTION 1.3            PREPAYMENT.   The unpaid principal balance of the Notes and accrued interest thereon may be prepaid in full or in part, without premium or penalty, after at least three (3) Business Days’ prior written revocable notice from Borrower to Administrative Agent of the date of prepayment. If the prepayment of the principal of the Loan occurs on a date other than on an Interest Payment Date, Borrower shall pay the amount of interest that is accrued and unpaid as of the date of the prepayment or payment. Notwithstanding anything else in this Agreement to the contrary, in all events Borrower shall pay LIBOR Breakage Costs, if any, and if any prepayment results in the outstanding notional amount of the Interest Rate Hedge Agreement exceeding the then outstanding principal balance of the Loan (“Excess Amounts”), Borrower shall pay Swap Breakage Costs, if any, on such Excess Amounts. With respect to prepayment in full of the Loan, Borrower shall pay all Obligations. Payment of the indebtedness evidenced by the Notes subsequent to the occurrence of an Event of Default shall be deemed to be a prepayment of the principal amount of the Loan.

SECTION 1.4            REGULATORY CHANGE.    In the event that any applicable Law or regulation or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) or any Change in Law (i) shall change the basis of taxation of payments to Administrative Agent or any Lender of any amounts payable by Borrower hereunder (other than Excluded Taxes and taxes imposed on the overall net income of Administrative Agent or such Lender) or (ii) shall impose, modify or deem applicable any additional reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Administrative Agent or any Lender, or (iii) shall impose any other condition with respect to the Notes, and the result of any of the foregoing is to increase the cost to Administrative Agent or any Lender of making or maintaining the Notes or to reduce any amount receivable by Administrative Agent or such Lender hereunder, and Administrative Agent or such Lender determines that such increased costs or reduction in amount receivable was attributable to the LIBOR Rate basis used to establish the interest rate hereunder, then Borrower shall from time to time, upon written demand by Administrative Agent (and, if applicable, provided that such Lender provided written notice of such condition to Administrative Agent), pay to Administrative Agent and such Lenders additional amounts sufficient to compensate Administrative Agent and such Lenders for such increased costs (the “Additional Costs”) and further provided that in no event shall Borrower be required to pay any Additional Costs arising from Excluded Taxes. A detailed statement as to the amount of such Additional Costs, prepared in good faith and submitted to Borrower by Administrative Agent or such Lender, shall be conclusive and binding in the absence of manifest error.

SECTION 1.5            PAYMENTS.

(a)        If the Principal Payment Curtailment Date has not occurred, in addition to the payment of interest on the Notes as set forth herein, commencing on October 1, 2017, and ending on the earlier of (i) the Maturity Date, or (ii) the Interest Payment Date in the calendar month following the Principal Payment Curtailment Date, principal shall be due and payable on each Interest Payment Date in an amount equal to the Required Principal Payment Amount.

(b)        On or before the Interest Payment Date on October 2, 2017, Borrower shall prepay a portion of the principal of the Loan so that the outstanding principal balance of the Loan, after such prepayment, is equal to or less than the lesser of (i) $16,400,000.00, or (ii) the amount which would result in a Loan to Value Ratio (As-Is), as of such Interest Payment Date, equal to, or less than, 80%, as determined by an Appraisal.

(c)        All payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other Obligations under the Loan Documents payable to Administrative Agent for the benefit of the Lenders shall be made, without deduction, set off, or counterclaim, in immediately available funds not later than 2:00 o’clock p.m., Eastern time on the dates due, to Administrative Agent at the office specified by it from time to time. Funds received on any day after 2:00 o’clock p.m., Eastern time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees. Upon the occurrence of an Event of Default and continuing until the same has been cured, Borrower authorizes Administrative Agent to charge any of Borrower’s accounts maintained at Administrative Agent for the amount of any payment or prepayment on the Notes or other amount owing pursuant to any of the other Loan Documents. Upon the occurrence of an Event of Default and continuing until the same has been cured, Borrower hereby authorizes Administrative Agent, at the discretion of Administrative Agent, to make an Advance in order to pay, on behalf of Borrower, any amount due on the Notes or pursuant to any of the other Loan Documents without further action on the part of Borrower and regardless of whether Borrower is able to comply with the terms, conditions and covenants of this Agreement at the time of such Advance.

(d)        So long as no Event of Default has occurred and is continuing, all payments received by Administrative Agent for application to the principal, interest, fees, costs, indemnities and expenses due to Administrative Agent for the benefit of the Lenders and their Affiliates shall be applied in the following order: First, to any reasonable costs, indemnities and expenses due and payable to Administrative Agent hereunder, and any Fees due and payable to Administrative Agent; Second, to any reasonable costs, indemnities and expenses due and payable to Lenders hereunder; Third, to any unpaid interest then due and payable under the Loan Documents; Fourth, to all other Obligations (other than interest on the Loan) but including, without limitation, LIBOR Breakage Costs and Swap Breakage Costs, if any; and Fifth, to the unpaid principal balance of the Notes.

(e)        After an Event of Default has occurred and is continuing, all amounts received by Administrative Agent for the benefit of the Lenders and their Affiliates shall be applied in the following order; First, to any reasonable costs, indemnities and expenses due and payable to Administrative Agent hereunder, and any reasonable Fees due and payable to Administrative Agent; Second, to reasonable costs and expenses of preserving the Collateral, preserving Administrative Agent’s security interests therein and enforcement of the rights of Administrative Agent due and payable under the Loan Documents, including any Protective Advances made by Administrative Agent; Third, to any reasonable costs, indemnities and expenses due and payable to Lenders hereunder; Fourth, to all Obligations (other than principal and interest on the Loan) but including, without limitation, LIBOR Breakage Costs and Swap Breakage Costs, if any; Fifth, to any unpaid interest then due and payable to Administrative Agent and the Lenders under the Loan; and Sixth, to the unpaid principal balance of the Notes.

(f)        All amounts received by Administrative Agent (whether as a result of payment transmitted by Borrower or otherwise) on account of payment of interest on or principal of the Notes, or other payments due and payable under this Agreement or any other Loan Document, as the case may be, shall be so applied by it pursuant to this Section 1.5. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its portion of the Loan that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its portion of the Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in portions of the Loan of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Loan; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its portion of the Loan to any assignee or Participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(g)        In the event LIBOR Breakage Costs or Swap Breakage Costs are incurred by any Lender as a result of any act by Borrower, Borrower shall compensate each Lender, within five (5) Business Days after written demand from Administrative Agent, for any LIBOR Breakage Costs or Swap Breakage Costs. A certificate as to any additional amount payable under this Section 1.5(e) submitted to Borrower by Administrative Agent shall be conclusive, absent manifest error.

(h)        Borrower shall pay to Administrative Agent and its affiliates the Fees in accordance with the terms of the Fee Letter.

SECTION 1.6            NOTES.    The obligation of Borrower to pay each Lender’s Pro Rata Share of the Loan, with interest, shall be evidenced by, inter alia, one or more Notes substantially in the form of Exhibit F attached hereto and made a part hereof, with appropriate insertions. Each Lender’s Note shall be dated as of the date hereof (or as of the date of the applicable assignment) and shall be payable to the order of such Lender at the times provided in the applicable Note (or as set forth herein), and shall be in the principal amount of such Lender’s Commitment. Lenders have no intention of making advances under the Loan in excess of the aggregate face amount of the Notes. Borrower acknowledges and agrees, however, that, if, due to (a) Administrative Agent making Protective Advances, enforcing its rights or exercising any remedies, the outstanding principal balance of the Loan outstanding from time to time exceeds the aggregate face amount of the Notes, the excess shall bear interest at the Default Rate, and (b) Administrative Agent making Advances to Borrower pursuant to a draw request submitted to Administrative Agent in accordance with the terms of Article III, the outstanding principal balance of the Loan outstanding from time to time exceeds the aggregate face amount of the Notes, the excess shall bear interest at the higher of the Loan Rate or the Prime Rate, in each case, such excess shall be payable, with accrued interest, within five (5) Business Days of demand and shall be secured by all of the collateral described in the Security Instrument and all other Collateral for the Loan. The Notes shall not operate as a novation of any of the Obligations or nullify, discharge, or release any such Obligations or the continuing contractual relationship of the parties hereto in accordance with the provisions of this Agreement.

SECTION 1.7            FUNDING OF BORROWINGS.

(a)        Funding.  Each Lender will make available each advance under a Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. (Atlanta, Georgia time) to Administrative Agent at the office specified by Administrative Agent. Administrative Agent will make such advances available to Borrower by promptly crediting the amount that it receives in like funds by the close of business on such date, to the Operating Account maintained by Borrower with Administrative Agent or, with respect to the initial disbursement of the Loan on the Closing Date, by effecting a wire transfer of such amounts to an account designated by Borrower.

(b)        Presumption of Payment.    Unless Administrative Agent shall have been notified by any Lender prior to 3:00 p.m. (Atlanta, Georgia time) at least one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date, and Administrative Agent, in reliance on such assumption, may make available to Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent by such Lender on the date of such Borrowing,

Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the higher of (i) the Prime Rate, or (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), which rate shall be determined on a daily basis. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing or to prejudice any rights which Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)        Return of Funds.   If any Lender makes available to Administrative Agent such Lender’s share of a Borrowing and such Borrowing is not then made to Borrower, Administrative Agent shall return such funds to such Lender, after deducting therefrom any unpaid obligations of such Lender hereunder. The returned funds shall then be subject to re-Borrowing.

(d)        Pro Rata Lending.   Each advance under the Loan shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Pro Rata Share of advances under the Loan provided to be made by it hereunder, regardless of the failure of any other Lender to make its Pro Rata Share of advances under Loans hereunder.

SECTION 1.8            DEFAULTING LENDERS.

(a)        Voting.    If at any time a Lender becomes a Defaulting Lender, such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders, each affected Lender or all Lenders shall be immediately suspended until such time as the applicable Lender is no longer a Defaulting Lender.

(b)        Payments.  Any amount paid by Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by Administrative Agent in a segregated non-interest bearing account until the termination of the Commitments and payment in full of all obligations of Borrower hereunder and will be applied by Administrative Agent, to the fullest extent permitted by Law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to Administrative Agent under this Agreement, second to the payment of fees then due and payable to the Lenders hereunder other than the Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them, third to the payment of interest at the Default Rate and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to pay principal then due and payable to the Lenders hereunder other than the Defaulting Lenders ratably in accordance with the amounts thereof then due and payable to them, fifth to the ratable payment of other amounts then due and payable to the Lenders other than the Defaulting Lenders, and sixth after the termination of all Commitments and payment in full of all obligations of Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(c)        Assignment.  Borrower may, at its sole expense and effort, upon notice to any Defaulting Lender and Administrative Agent, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 9.12) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) Borrower shall have received the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, and shall have paid to Administrative Agent the assignment fee specified in Section 9.12, (ii) such Defaulting Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from Borrower (in the case of all other amounts), and (iii) such assignment shall not conflict with applicable Laws. A Lender shall not be required to make any such assignment and delegation if, prior thereto, it ceases to be a Defaulting Lender.

SECTION 1.9            TAXES.

(a)        Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.9) Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, and (ii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)        Other Taxes.    In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)        Indemnity.    Borrower shall indemnify Administrative Agent and each Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder not paid within five (5) Business Days after written demand therefor from Administrative Agent or applicable Lender (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 1.9) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender, or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)        Evidence of Payment.    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e)        Exemption.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to Administrative Agent and Borrower (or in the case of a Participant in the Loan, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to Borrower and Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant in the Loan, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify Borrower and Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

ARTICLE II

CONDITIONS OF BORROWING

Administrative Agent shall not be required to make any Advance hereunder until the pre-closing requirements, conditions and other requirements set forth below have been completed and fulfilled to the satisfaction of Administrative Agent, at Borrower’s sole cost and expense.

SECTION 2.1            PRE-CLOSING REQUIREMENTS.  On or prior to the Closing Date (except as otherwise provided in this Section 2.1 or as waived by Administrative Agent), Borrower shall provide to Administrative Agent each of the following, in form and substance acceptable to Administrative Agent:

(a)        commitment for the Title Policy from the Title Company, complying with Administrative Agent’s standard requirements with respect thereto (to the extent compliance with such requirements is achievable at commercially reasonably rates and to the extent the required title is available).

(b)        A schedule listing all Major Contracts.

(c)        Two (2) copies of a current, certified ALTA/ACSM Survey of the Land and Improvements, which shall be prepared in accordance with Administrative Agent’s standard requirements therefor (a copy of such requirements having previously been delivered to Borrower), and in accordance with the Title Company’s requirements for issuing a Same As Survey (ALTA 25, or its equivalent) Endorsement to the Title Policy (the “Survey”).

(d)        The Environmental Audit addressed to Administrative Agent or, in the event the Environmental Audit is not addressed to Administrative Agent, Borrower shall provide the Environmental Audit together with a reliance letter addressed to Administrative Agent, in compliance with Administrative Agent’s requirements.

(e)        Certificates of insurance indicating that all insurance required by Administrative Agent (including, without limitation, the insurance required pursuant to Article VI hereof) is in place in accordance with Administrative Agent’s standard requirements therefor (a copy of such requirements having previously been delivered to Borrower).

(f)        A zoning report or letter from an appropriate officer of the applicable Governmental Authority or County regarding zoning and building code compliance, such letter or report to be satisfactory to Administrative Agent, in Administrative Agent’s reasonable discretion.

(g)        Copies of all certificates of occupancy which are required for the Property.

(h)        A copy of Borrower’s Organizational Documents, certified as true, correct and complete by the member of Borrower authorized to do so, together with (i) a current certificate of good standing/existence from the jurisdiction in which Borrower was organized (and from the jurisdiction in which the Land is located, if different from the jurisdiction in which

Borrower was organized), and (ii) resolutions and/or consents of those parties reasonably necessary to authorize the transaction contemplated hereby.

(i)         A copy of Guarantor’s Organizational Documents, certified as true, correct and complete by the member of Guarantor authorized to do so, together with (i) a current certificate of good standing/existence from the jurisdiction in which Guarantor was organized, and (ii) resolutions and/or consents of those parties reasonably necessary to authorize the transaction contemplated hereby.

(j)         The most current available financial statements of Borrower and Guarantor, prepared in accordance with standard accounting methods acceptable to Administrative Agent in its reasonable discretion, consistently applied.

(k)        (i) copies of all existing Leases, (ii) Borrower shall use commercially reasonable efforts to provide an executed Tenant Estoppel acceptable to Administrative Agent, from eighty (80%) percent of the Tenants under existing Leases of the Property, including each Tenant under an existing Lease of the Property for which (A) the space demised under such Lease is greater than 15% of the net rentable square footage of the Improvements, or (B) for which rent under such Lease constitutes 15% or more of the gross revenue of the Property, and (iii) Borrower shall use commercially reasonable efforts to provide an SNDA from each Tenant under an existing Lease of the Property for which (A) the space demised under such Lease is greater than 15% of the net rentable square footage of the Improvements, or (B) for which rent under such Lease constitutes 15% or more of the gross revenue of the Property.

(l)         A flood zone certification from a consultant reasonably acceptable to Administrative Agent indicating that the Property is not located in a flood plain or any other flood-prone area as designated by any governmental agency; provided, however, that if the Property is so located, Borrower shall provide proof of flood insurance to Administrative Agent.

(m)       A proposed Annual Budget for the Property for its first partial Fiscal Year of operation.

(n)        Reasonable evidence that Borrower has contributed all of Borrower’s Equity.

(o)        (a)        Borrower shall be required to maintain with Administrative Agent the following accounts: (i) its primary operating account for the Property with Administrative Agent (the “Operating Account”), (ii) a depository account with Administrative Agent into which Tenants will be directed by Borrower to pay rents by ACH payment or wire transfer (the “Collections Account”), and (iii) a restricted collateral account with Administrative Agent (the “Master Disbursement Sweep Account”; and together with the Collections Account, the Operating Account, the Rent Abatement Reserve Account, the “Accounts”). The Collections Account and the Operating Account shall not be co-mingled with each other or any other accounts or investments of Borrower or its owners or Affiliates. Borrower shall also have entered into the Collections Account Agreement, and Borrower shall cause all Rents and other income relating to the Property to be deposited in the Collections Account subject to the Collections Account Agreement. Upon the later of (i) thirty (30) days after the opening of the

P.O. Box linked to the Collections Account, or (ii) thirty (30) days from the Closing Date, Borrower shall deliver, or shall cause to be delivered, a tenant direction letter to all Tenants under existing Leases, directing each Tenant to make all future payments of Rent, and all other amounts payable under the Lease, directly to the Collections Account. Borrower hereby grants to Administrative Agent a first priority lien and security interest in any funds and proceeds deposited in the Accounts to secure the Loan. For the purpose of clarification and notwithstanding anything to the contrary herein, all income relating to the Property, including but not limited to all Rent payments, shall be deposited in the Collections Account. Provided no Trigger Event shall have occurred and is continuing, the Collections Account Agreement shall provide that all funds deposited into the Collections Account shall be transferred on a daily basis to the Operating Account.

SECTION 2.2            LOAN DOCUMENTS.  On or before the Closing Date, Borrower shall execute and deliver (or cause to be executed and delivered) to Administrative Agent, the Loan Documents and such other documents as Administrative Agent may reasonably require, in form and substance acceptable to Administrative Agent and to its counsel, to evidence and secure the Loan. Administrative Agent may designate which of the Loan Documents are to be placed of record, the order of recording thereof, and the offices in which the same are to be filed and/or recorded. Borrower shall pay all filing documentary, intangible, recording and/or registration taxes and/or fees due and payable upon the Notes, if any, the Security Instrument, any financing statements and/or the other Loan Documents.

SECTION 2.3            TITLE INSURANCE.      On or prior to the Closing Date, Administrative Agent shall have received the Title Policy, or a marked-up commitment to issue the Title Policy, in form and substance reasonably satisfactory to Administrative Agent and including, without limitation, all endorsements as reasonably required by Administrative Agent (to the extent available at commercially reasonable rates), and satisfactory reinsurance agreements to the extent reasonably required by Administrative Agent. Title Company will provide priority insurance over all possible mechanics’ lien claims, despite the fact that construction of the Improvements may have been completed prior to the recording of the Security Instrument.

SECTION 2.4            OPINIONS.     On or prior to the Closing Date, Administrative Agent shall have received from outside counsel to the Borrower, reasonably acceptable to Administrative Agent (a) an opinion as to the status of the Borrower and Guarantor, the authorization, execution and delivery of the Loan documents, no violation of laws, no violation of agreements of the Borrower or Guarantor, and the enforceability of the Loan Document as against the Borrower and Guarantor, delivered by one or more counsel licensed to practice in (i) the state in which the Borrower and Guarantor are organized, (ii) the State of New York, and (iii) the state in which the Property is located, and (b) the opinion commonly referred to as the “Delaware single member opinions” with respect to the Borrower, from counsel licensed in the State of Delaware.

SECTION 2.5            APPRAISAL.     Administrative Agent shall have received and approved an Appraisal, which confirms a minimum “as is” value and “as stabilized” value of the Property is not less than $20,500,000.00.

SECTION 2.6            CONDITIONS PRECEDENT. Notwithstanding anything to the contrary in this Article II, all of the foregoing pre-closing conditions shall be deemed satisfied by Borrower and Guarantor upon the disbursement of the initial Advance to Borrower at Closing.

ARTICLE III

RENT ABATEMENT HOLDBACK AND RENT ABATEMENT RESERVE ACCOUNT

SECTION 3.1            RENT ABATEMENT HOLDBACK.

(a)        Subject to and in accordance with the terms and conditions of this Article III, a portion of the Loan in the amount of $225,000.00 (the “Rent Abatement Holdback”) shall be Advanced by Lenders for the benefit Borrower in accordance with the terms hereof. The Rent Abatement Holdback shall not bear interest until the funds are advanced in accordance with the terms hereof. All funds from the Rent Abatement Holdback advanced by Lenders shall constitute a loan made to Borrower under this Agreement, evidenced by the Notes and secured by the Loan Documents, and interest shall be computed thereon, as prescribed by this Agreement and the Note, from the date of such Advance.

(b)        Provided no Event of Default shall have occurred and is continuing, on the first Business Day of each calendar month set forth on Schedule 3.1, Administrative Agent shall Advance the portion of the Rent Abatement Holdback in the amount shown as “Total Monthly Amount” in the chart set forth on Schedule 3.1. Administrative Agent shall make any Advance of the Rent Abatement Holdback by depositing such amount in the Collections Account.

SECTION 3.2            RENT ABATEMENT RESERVE ACCOUNT.

(a)        In the event that Borrower has elected to make a NOI Collateral Deposit, on or prior to the date of making such NOI Collateral Deposit, the Borrower shall open a depository account with the Administrative Agent into which the NOI Collateral Deposit will be maintained (the “Rent Abatement Reserve Account”). The Administrative Agent shall have sole control over, and the sole right to withdraw funds from, the Rent Abatement Reserve Account.

(b)        Simultaneously with depositing the NOI Collateral Deposit in the Rent Abatement Reserve Account, Borrower shall provide Administrative Agent a written schedule of the monthly rental payments allocable to specific Leases for which the NOI Collateral Deposit was made.

(c)        Provided no Event of Default shall have occurred and is continuing, on the first Business Day of each calendar month after the date of the NOI Collateral Deposit, until the balance of the Rent Abatement Reserve Account is reduced to zero, Administrative Agent shall disburse the portion of the NOI Collateral Deposit from the Rent Abatement Reserve Account in the amount shown on the schedule provided to Administrative Agent representing the monthly rental payments allocable to specific Leases. Administrative Agent shall make any Advance of the NOI Collateral Deposit by depositing such amount in the Collections Account. Notwithstanding the foregoing or anything to the contrary in this Agreement, upon the full repayment of the Loan by Borrower, any remaining funds in the Rent Abatement Reserve Account shall be promptly disbursed by Administrative Agent to Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower represents, warrants and covenants to Administrative Agent that:

SECTION 4.1            FORMATION AND POWERS.

(a)        Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and qualified and authorized to do business in the State of California. Borrower has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business, to equip, own and operate the Property and to execute, deliver and perform its obligations under this Agreement and the other Loan Documents; all consents necessary to authorize the execution, delivery and performance of this Agreement and the other Loan Documents have been duly adopted and are in full force and effect; and this Agreement and the other Loan Documents have been duly executed and delivered by Borrower.

(b)        Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Guarantor has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business and to execute, deliver and perform its obligations under the Guaranty; all consents necessary to authorize the execution, delivery and performance of the Guaranty have been duly adopted and are in full force and effect; and the Guaranty has been duly executed and delivered by Guarantor.

SECTION 4.2            AUTHORITY.

(a)        The execution, delivery and performance by Borrower of this Agreement and other Loan Documents to which Borrower is a party have been duly authorized by all necessary action and do not and will not (i) violate any provision of any laws, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower, (ii) violate Borrower’s Organizational Documents, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected, or (iv) will not result in or require the creation or imposition of any Security Interest in any of its properties pursuant to the provisions of any agreement or other document binding upon or applicable to Borrower or any of its properties, except pursuant to the Loan Documents.

(b)        The execution, delivery and performance by Guarantor of the Guaranty, the Indemnity and other Loan Documents to which it is a party have been duly authorized by all necessary action and do not and will not (i) violate any provision of any laws, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Guarantor, (ii) violate the Guarantor’s Organizational Documents, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Guarantor is a party or by which its properties may be bound or affected, or (iv) will not result in or require the creation or imposition of any Security Interest in any of its properties pursuant to the provisions of any agreement or other document binding upon or applicable to Guarantor or any of its properties, except pursuant to the Loan Documents.

SECTION 4.3            NO APPROVALS.  No authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority, domestic or foreign, is or will be necessary to the valid execution, delivery or performance by Borrower or Guarantor of this Agreement, the Notes, or any other Loan Documents to which Borrower or Guarantor is a party.

SECTION 4.4            LEGAL AND VALID OBLIGATIONS.   This Agreement and the other Loan Documents to which Borrower or Guarantor is a party constitute the legal, valid and binding obligations of Borrower and Guarantor, as applicable, enforceable against Borrower and Guarantor in accordance with their respective terms, subject to bankruptcy and insolvency laws and other laws generally affecting the enforceability of creditor’s rights generally and subject to limitations on the availability of equitable remedies.

SECTION 4.5            LITIGATION.    To Borrower’s Knowledge, except as otherwise disclosed to Administrative Agent in writing, there are no actions, suits or proceedings (whether or not purportedly on behalf of Borrower) pending or threatened (pursuant to a written notice from a Person) against Borrower or affecting any of the Property, before any federal, state, municipal court or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as otherwise disclosed to Administrative Agent in writing, to Borrower’s Knowledge there are no material actions, suits or proceedings (whether or not purportedly on behalf of Guarantor) pending or threatened (pursuant to a written notice from a Person) against Guarantor, before any federal, state, municipal court or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. To Borrower’s Knowledge, neither Borrower nor Guarantor is in default with respect to any final judgment, writ, injunction, decree, rule or regulations of any court, arbitrator or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which it is bound and of which Borrower has knowledge.

SECTION 4.6            TITLE.    Borrower has good, marketable fee simple title to the Land and Improvements thereon, and good title to the rest of the Property. To Borrower’s Knowledge, the Property is subject to no Lien, charge, mortgage, security instrument, restriction or encumbrance, except the Permitted Encumbrances and such other matters disclosed to Administrative Agent by Borrower and approved by Administrative Agent in writing. To Borrower’s Knowledge, there are no mechanics’, materialman’s or other similar Liens which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or subordinate to, the Liens created by the Loan Documents. To Borrower’s Knowledge, none of the Permitted Encumbrances, individually or in the aggregate, (a) interfere with the benefits of the security intended to be provided to Administrative Agent by the Security Instrument and the other Loan Documents, (b) materially and adversely affects the value of the

Property, (c) impair the use or intended operations of the Property, or (d) impair Borrower’s ability to pay its Obligations in a timely manner.

SECTION 4.7            DEFECTS AND HAZARDS.   To Borrower’s Knowledge, there exist no defects, facts or conditions affecting the Property that would make it unsuitable in any material respect for the use contemplated hereunder or of any abnormal hazards (including soils and groundwater contamination, earth movement or slippage) affecting in any material respect the Property that have not heretofore been disclosed to Administrative Agent. Borrower shall, promptly after obtaining knowledge thereof, advise Administrative Agent in writing of any defects, facts or conditions affecting the Property that would make it unsuitable in any material respect for the use contemplated hereunder or of any abnormal hazards (including soils and groundwater contamination, earth movement or slippage) affecting in any material respect the Property.

SECTION 4.8            PAYMENT OF TAXES.   To Borrower’s Knowledge, Borrower and Guarantor have filed all federal, state and local tax returns with respect to Borrower and Guarantor and their direct and indirect business operations which are required to be filed. Borrower and Guarantor have paid or caused to be paid to the respective taxing authorities all taxes as shown on such returns or on any assessments received by it to the extent that such taxes have become due and payable. Borrower knows of no proposed material tax assessment against Borrower or Guarantor, and neither Borrower nor Guarantor is obligated by any other agreement, tax treaty, instrument or otherwise to contribute to the payment of taxes owed by any other person or entity. To Borrower’s Knowledge, all material tax liabilities are adequately provided for or reserved against on the books of Borrower and/or Guarantor, as appropriate.

SECTION 4.9            AGREEMENTS.

(a)        Each of Borrower’s Organizational Documents is in full force and effect and is free from any default on the part of Borrower. To Borrower’s Knowledge, Borrower is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which Borrower is a party.

(b)        Each of the Guarantor Organizational Documents is in full force and effect. To Borrower’s Knowledge, Guarantor is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which Guarantor is a party.

SECTION 4.10          NO DEFAULTS UNDER LOAN DOCUMENTS OR OTHER AGREEMENTS.  To Borrower’s Knowledge, (a) no Default or Event of Default has occurred and is continuing under any of the Loan Documents or currently exists under any other material document to which Borrower is a party which relates to the ownership, occupancy, use, construction, improvement or management of the Property; (b) Borrower is not in default in the payment of the principal or interest on any of its Indebtedness for borrowed money; and (c) no event has occurred, which, with the lapse of time or the giving of notice or both, would constitute an Event of Default under the Loan Documents.

SECTION 4.11          GOVERNMENTAL REQUIREMENTS.      To Borrower’s Knowledge, (a) except as disclosed in the zoning report and the survey (the “Survey”) for the Property delivered by Borrower to Administrative Agent prior to the Closing Date, Borrower and the Property, and the current operation of the Property, comply in all material respects with all applicable Governmental Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes, and (b) no legal proceedings are pending or threatened in writing with respect to the zoning of the Property. Except as disclosed in recorded instruments shown as exceptions in the Title Policy or otherwise disclosed to Administrative Agent in writing, to Borrower’s Knowledge, neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. To Borrower’s Knowledge, the use being made of the Property is in conformity with the certificates of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

SECTION 4.12          FINANCIAL INFORMATION.  All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Administrative Agent in respect of Borrower, Guarantor and (to Borrower’s Knowledge) the Property: (i) were true, complete and correct in all material respects when delivered, and remain true and correct in all material respects as of the Closing Date, and (ii) accurately represent the financial condition of Borrower, Guarantor and the Property as of the date of such reports. To Borrower’s Knowledge, Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower, except as referred to or reflected in said financial statements covering the relevant period. To Borrower’s Knowledge, Guarantor has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Guarantor, except as referred to or reflected in said financial statements covering the relevant period.

SECTION 4.13          EASEMENTS; UTILITIES AND PUBLIC ACCESS.    Except as shown on the Survey, to Borrower’s Knowledge, all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Property for its intended purposes have been obtained and are in full force and effect without default thereunder. To Borrower’s Knowledge, the Land has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. To Borrower’s Knowledge, except as disclosed on the Survey, all public utilities (e.g., telephone services, gas, electric power, storm sewers, sanitary sewer and water facilities) necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement. To Borrower’s Knowledge, all roads necessary for the use of the Property for its current purposes have been completed.

SECTION 4.14          PERSONAL PROPERTY.       To Borrower’s Knowledge, Borrower is now and shall continue to be the sole owner of the Personal Property free from any lien, security interest or adverse claim of any kind whatsoever, except for Liens or security interests in favor of Administrative Agent or leases with respect to office equipment used in connection with the Property.

SECTION 4.15          CONDEMNATION.         To Borrower’s Knowledge, no condemnation proceeding or moratorium is pending or threatened against the Property, which would materially impair the construction, use, sale or occupancy of the Property.

SECTION 4.16          SEPARATE TAX LOT.  The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of the Property, and to Borrower’s Knowledge, no other land or improvements is assessed and taxed together with the Property or any portion thereof.

SECTION 4.17          FEDERAL RESERVE REGULATIONS.    No portion of the Loan hereunder will be used to purchase or carry any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulation U. No portion of the Loan hereunder will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of said Board of Governors.

SECTION 4.18          INVESTMENT COMPANY  ACT.      Borrower is not an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Loan, the application of the proceeds and repayment thereof by Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder. Furthermore, Borrower is not subject to regulation under the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur indebtedness for money borrowed.

SECTION 4.19          UNREGISTERED SECURITIES.   Borrower has not: (a) issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law; or (b) violated any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

SECTION 4.20          ACCURACY OF  INFORMATION.  To Borrower’s Knowledge, (a) all factual information heretofore or herewith furnished by or on behalf of Borrower to Administrative Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby, including documents relating to construction of the Tenant Improvements, is true and accurate in every material respect on the date as of which such information is dated or certified and (b) no such information contains any material misstatement of fact.

SECTION 4.21          ERISA COMPLIANCE.  Borrower has not adopted a Plan. As of the date hereof and throughout the term of the Loan (i) Borrower is not and will not be an

“employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (ii) none of the assets of Borrower constitutes or will constitute, by virtue of the application of 29 C.F.R. Section 2510.3-101(f) as modified by Section 3(42) of ERISA, “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

SECTION 4.22          COMPLIANCE.  Borrower has not received any written order or written notice of any violation or claim of violation of any Governmental Requirement.

SECTION 4.23          CONSENTS.    To Borrower’s Knowledge, to the extent that any franchises, licenses, permits, certificates, authorizations, approvals or consents from any federal, state or local (domestic or foreign) government, commission, bureau or agency are material to the present conduct of the business and operations of Borrower or the Property, or are required for the acquisition, ownership, operation or maintenance by Borrower of the Property or the present conduct of its businesses and operations, such franchises, licenses, permits, certificates, authorizations, approvals and consents have been validly granted or assigned to Borrower, are in full force and effect and constitute valid and sufficient authorization therefor.

SECTION 4.24          ENVIRONMENTAL LAWS.   Except as specifically disclosed in the Environmental Audit: (a) Borrower has not received any written notice or otherwise learned (pursuant to a written notice from a Governmental Authority, Tenant or any other Person) of any actual or threatened Environmental Liability relating to the Property arising in connection with (i) any non-compliance or alleged non-compliance with or violation of the requirements of any Environmental Law, or (ii) the Release or threatened Release of any Hazardous Substance relating to the Property; and (b) Borrower has not received any notice or otherwise learned (pursuant to a written notice from a Governmental Authority, Tenant or any other Person) of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Substances relating to the Property. Borrower has not received any notice of any violation of any Environmental Laws relating to the Property. To Borrower’s Knowledge and except as disclosed in the Environmental Audit, (i) the Property has not been designated as “hazardous waste property” or “border zone property” pursuant to Section 25220, et seq., of the California Health and Safety Code and (ii) there has been no occurrence or condition on any real property adjoining or in the vicinity of the Property that is reasonably likely to cause the Property or any part thereof to be designated as Border Zone Property.

SECTION 4.25          ASSESSMENTS.     To Borrower’s Knowledge, except as disclosed in the Title Policy, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Land that may result in such special or other assessments.

SECTION 4.26          ANTI-TERRORISM REGULATIONS.

(a)        General.    None of Borrower, Guarantor or any Affiliate thereof is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)        Executive Order No. 13224.    None of Borrower, Guarantor or any Affiliate thereof, or their respective agents acting or benefiting in any capacity in connection with the Loan or other transactions hereunder, is any of the following (each a “Blocked Person”):

  (i)      a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

 (ii)      a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)      a Person or entity with which Administrative Agent is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)      a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

 (v)      a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)      a person or entity who is affiliated or associated with a person or entity listed above.

(c)        None of Borrower, Guarantor or any Affiliate thereof, nor any of their agents acting in any capacity in connection with the Loan or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(d)        Neither Borrower nor any Affiliate thereof, is a “Special Designated National” or “Blocked Person” as those terms are defined in the office of Foreign Asset Control Regulations (31 C.F.R. § 500 et. seq.).

SECTION 4.27          SUBSIDIARIES.  Borrower has no Subsidiaries.

SECTION 4.28          DEBT.     Borrower has no Indebtedness and shall have no other Indebtedness, except the Permitted Indebtedness.

SECTION 4.29          OWNERSHIP AND CONTROL  OF BORROWER.    Attached hereto as Exhibit A is a chart of the organizational structure of Borrower and Guarantor which organizational chart accurately identifies the direct and indirect (except that it does not reflect the ownership interests in KBS Growth & Income REIT, Inc.) ownership interests in Borrower and Guarantor as of the Closing Date.

SECTION 4.30          USE OF LOAN  PROCEEDS.    The proceeds of the Loan shall be used for (a) financing the acquisition of the Property, or reimbursing Borrower for the financing of the acquisition of the Property, (b) paying costs and expenses incurred in connection with the closing of the Loan, and (c) any other lawful purpose.

SECTION 4.31          ENFORCEABILITY.     The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

SECTION 4.32          INSURANCE.     Borrower has obtained and, to Borrower’s Knowledge, has delivered to Administrative Agent copies of, the Policies required under this Agreement, or to the extent such Policies are not available as of the Closing Date, certificates of insurance with respect to all such policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement, and Borrower shall deliver copies of the Policies required under this Agreement within thirty (30) days after the Effective Date. Except as disclosed to Administrative Agent in writing, no claims related to the Property have been made under any of the policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the policies.

SECTION 4.33          FLOOD ZONE.    To Borrower’s Knowledge, except as disclosed by Borrower to Administrative Agent in writing, the Improvements on the Land are not located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

SECTION 4.34          PHYSICAL CONDITION.    To Borrower’s Knowledge, except as disclosed in the Property Condition Report or otherwise disclosed to Administrative Agent in writing, (a) the Land and Improvements, including all buildings, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair, and (b) there exists no structural or other material defects or damages in the Land or Improvements, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Land or Improvements, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

SECTION 4.35          LEASES.  Except as reflected in the Tenant Estoppels delivered to the Administrative Agent prior to the Closing Date, and except as otherwise disclosed to Administrative Agent in writing prior to the Closing Date: (a) to Borrower’s Knowledge, the rent roll for the Property certified by Borrower and delivered to Administrative Agent on or before the Closing Date (the “Rent Roll”) is true, complete and correct in all material respects and the Property is not subject to Leases other than the Leases identified on such Rent Roll; (b) to Borrower’s Knowledge, as of the Closing Date, Borrower has delivered to Administrative Agent copies of all Leases and no verbal or written agreements exist which terminate, modify or supplement the Leases, except as otherwise disclosed to Administrative Agent in writing; (c) as of the Closing Date (1) to Borrower’s Knowledge, each Lease is in full force and effect and there are no defaults by Borrower thereunder; (2) Borrower is the sole owner of the entire lessor’s interest in the Leases and Borrower has not assigned, pledged or otherwise transferred the Rents reserved in the Leases (except to Administrative Agent); (3) to Borrower’s Knowledge, all of the Leases are bona fide, arm’s-length agreements and are with Tenants which are not Affiliates of Borrower; (4) to Borrower’s Knowledge, none of the Rents have been collected for more than one (1) month in advance (and for such purpose, a security deposit shall not be deemed Rent collected in advance); (5) all security deposits collected under the Leases are reflected on the Rent Roll or have otherwise been disclosed to Administrative Agent in writing, and if required by Governmental Requirements, such security deposits are being held by Borrower in compliance with all applicable Governmental Requirements; (6) all work to be performed by Borrower under each Lease has been performed as required; (7) Borrower has received no written notice from any Tenant of any offsets or defenses exist in favor of any Tenant to the payment of any portion of the Rents and Borrower has no monetary obligation to any Tenant under any Lease, except as set forth in the Tenant Estoppels delivered to Administrative Agent prior to the date of the Agreement; (8) all payments due and payable from Tenants under the Leases are current; (9) to Borrower’s Knowledge, except as reflected in the Rent Roll, no Tenant under any Lease is in default thereunder, or is a debtor in any bankruptcy, reorganization, insolvency or similar proceeding; and (10) to Borrower’s Knowledge, except as reflected in the Rent Roll or otherwise disclosed to Administrative Agent in writing, no brokerage commissions, finder’s fees or similar payment obligations are due and payable and unpaid by Borrower or any Affiliate of Borrower regarding any Lease.

SECTION 4.36          FILING AND RECORDING  TAXES.      To Borrower’s Knowledge, all mortgage, mortgage recording, stamp, intangible or other similar tax or fees (if any) required to be paid under applicable Governmental Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Security Instrument, have been paid or are being paid simultaneously herewith; provided, however, that any additional fees incurred following the Closing Date and required to be paid in connection with the recordation, filing, registration, perfection or enforcement of any of the Loan Documents, shall be paid promptly by Borrower upon Administrative Agent’s request therefor.

SECTION 4.37          SOLVENCY.  Borrower (i) has not entered into the transaction or any Loan Document with the intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. After giving effect to the Loan, the fair market value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. To Borrower’s Knowledge, Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. To Borrower’s Knowledge, Borrower has not and will not knowingly incur indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower); provided, that nothing in the foregoing shall be interpreted to prevent Borrower from incurring Permitted Indebtedness or entering into Approved Leases.

SECTION 4.38          NO CASUALTY.     Except set forth in the Property Condition Report, to Borrower’s Knowledge, the Improvements have suffered no casualty or damage which has not been fully repaired and the cost thereof fully paid.

SECTION 4.39          PURCHASE OPTIONS.     To Borrower’s Knowledge, as of the Closing Date, neither the Property nor any part thereof are subject to any purchase options, rights of first refusal to purchase or other similar rights in favor of third parties.

SECTION 4.40          FIRPTA.     Neither Borrower nor Guarantor nor any holder of any legal or beneficial interest therein is held, directly or indirectly, by a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate”, “foreign person”, “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of the Code Sections 897, 1445 or 7701, the Foreign Investments in Real Property Tax Act of 1980, the International Investment and Trade Services Survey Act, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts.

SECTION 4.41          CONTRACTS.

(a)        Borrower has not entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Administrative Agent.

(b)        To Borrower’s Knowledge, each of the Major Contracts is in full force and effect in all material respects, there are no monetary or other defaults by Borrower thereunder and there are no monetary or other defaults thereunder by any other party thereto. To Borrower’s Knowledge, none of Borrower or any other Person acting on Borrower’s behalf has given or received any written notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)        Borrower has delivered copies of the Major Contracts (including all amendments and supplements thereto) to Administrative Agent.

(d)        Except as disclosed to Administrative Agent in writing, no Major Contract has as a party thereto an Affiliate of Borrower.

SECTION 4.42          BORROWER ACCOUNTS.       Borrower has executed and delivered the Collections Account Agreement, and has established the Collections Account and the Operating Account. Borrower hereby grants to Administrative Agent a first priority lien and security interest in, and right of set off against, the Operating Account with the Depository Bank.

SECTION 4.43          SINGLE-PURPOSE ENTITY.      Borrower is a Single-Purpose Entity, and the operating agreement of the Borrower provides that Borrower is and shall remain, so long as the Loan is outstanding, a Single Purpose Entity.

ARTICLE V

COVENANTS OF BORROWER

While this Agreement is in effect, and until Borrower has paid in full the principal of and interest on the Loan and all other Obligations, Borrower agrees to comply with, observe and keep the following covenants and agreements:

SECTION 5.1            PAYMENT AND PERFORMANCE OF OBLIGATIONS. Borrower shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

SECTION 5.2            PERSONAL  PROPERTY.  All of Borrower’s personal property, fixtures, attachments and equipment delivered upon, attached to, used or required to be used in connection with the operation of the Property (collectively, the “Personal Property”) shall always be located at the Property and shall be kept free and clear of all Liens, encumbrances and security interests, except for leases with respect to office equipment used in connection with the Property or except as otherwise expressly permitted under the Loan Documents. Borrower shall not (nor shall it permit any Tenant to), without the prior written consent of Administrative Agent, sell, assign, transfer, encumber, remove or permit to be removed from the Property any of the Personal Property. So long as no Event of Default exists, Borrower may sell or otherwise dispose of the Personal Property when obsolete, worn out, inadequate, unserviceable or unnecessary for use in the operation of the Property, but, if material to the operation of the Property, only upon replacing the same with other Personal Property at least equal in value and utility to the Personal Property that is disposed.

SECTION 5.3           PAYMENT OF CHARGES, COSTS.

(a)        Borrower shall pay and discharge, when due and payable, all claims for labor and materials (“Labor and Material Costs”) which, if unpaid, might become a Lien or charge upon the Property; provided, however, that Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any of the Labor and Material Costs, provided that (i) no Event of Default has occurred and is continuing, (ii) Borrower demonstrates to Lender’s reasonable satisfaction that the proceedings to be initiated by

Borrower will conclusively operate to prevent the sale of the Property, or any part thereof, to satisfy such Labor and material Costs prior to final determination of such proceedings; (iii) the Borrower is diligently contesting the same by appropriate legal proceedings in good faith, at their own expense, and on behalf of the Borrower and on behalf of the Lender, and concludes such contest prior to the scheduled Maturity Date, and (iv) if reasonably required by Lender, the Borrower provides the Lender with either (A) a release bond or (B) other security against any potential Lien, in each case in such form and amount, including the Lender’s reasonable estimate of interest, penalties and attorneys’ fees, as are reasonably satisfactory to the Lender, or otherwise in accordance with all requirements of Law.

(b)        In addition to the other fees and costs specifically provided herein, Borrower shall pay the reasonable fees of Administrative Agent’s internal appraisal and environmental reviews and shall also pay all reasonable out of pocket costs and expenses of Administrative Agent in connection with the preparation and review of the Loan Documents and the making, closing, and/or repayment of the Loan, including but not limited to the reasonable fees of Administrative Agent’s attorneys, the fees of any Consultants, appraisal fees, costs of environmental reports and studies, title insurance costs, document recording costs, disbursement expenses, the cost of any credit investigations, and all other actual costs and expenses payable to third parties incurred by Administrative Agent, or Borrower in connection with the Loan. Such costs and expenses shall be so paid by Borrower whether or not the Loan is fully advanced and disbursed.

SECTION 5.4          USING LOAN PROCEEDS.    Borrower shall use the Loan proceeds solely for (i) financing the acquisition of the Property, or reimbursing Borrower for the financing of the acquisition of the Property, (ii) paying costs and expenses incurred in connection with the closing of the Loan, and (iii) any other lawful purpose.

SECTION 5.5          KEEPING OF RECORDS.    Borrower shall set up and maintain accurate and complete books, accounts and records pertaining to the Property in a manner reasonably acceptable to Administrative Agent. Upon reasonable advance notice, Borrower will permit representatives of Administrative Agent and Administrative Agent’s Consultants to inspect and copy such books, records and contracts of Borrower at the office where such books and records are located during normal business hours and to inspect the Property and to discuss Borrower’s affairs, finances and accounts with any of its officers, directors and partners upon reasonable advance notice, during normal business hours. Any such inspection by Administrative Agent or Administrative Agent’s Consultants shall be for the sole benefit and protection of Administrative Agent, and Administrative Agent shall have no obligation to disclose the results thereof to Borrower or to any third party. Administrative Agent shall make reasonable efforts and shall cause its Consultants to make reasonable efforts to avoid interfering with Borrower’s or any Tenant’s use of the Property in exercising any rights in this Section 5.5.

SECTION 5.6          MAINTAINING INSURANCE COVERAGE.    Borrower shall, at all times until the Notes and all other sums due from Borrower to Administrative Agent have been fully repaid, maintain, or cause to be maintained, in full force and effect (and shall furnish to Administrative Agent copies of or certificates of) the Policies required under this Agreement.

Borrower shall not take any action that would void or otherwise impair any coverages required hereby or that would result in any denial or limitation of such coverages.

SECTION 5.7          PROHIBITIONS OF ASSIGNMENTS AND TRANSFERS BY BORROWER.

(a)        Borrower shall not assign or attempt to assign its rights under this Agreement or the other Loan Documents and any purported assignment shall be void. Without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent’s sole discretion, Borrower shall not suffer or permit any Transfer of the Property or any part thereof or any legal or beneficial interest therein, nor permit a Transfer of any ownership interest in Borrower, direct or indirect, legal or equitable.

(b)        Notwithstanding the foregoing, provided no Event of Default shall have occurred and is continuing, the following Transfers shall not be prohibited and shall be expressly permitted without the consent of the Administrative Agent, and without the payment of any assumption fees, but subject to compliance with the provisions of Section 5.7(c), Section 5.7(d) and Section 5.7(e):

  (i)        any Transfer, directly as a result of the death of a natural person, of stock, membership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto;

 (ii)        Transfers of direct or indirect ownership interest in a Restricted Party to a Person which is wholly owned by the transferor;

(iii)        Transfers of direct or indirect ownership interest in a Restricted Party resulting solely from the sale, transfer or issuance of shares of common stock in a Person that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange;

(iv)        the Transfer, directly or indirectly, in one or a series of transactions, of not more than forty nine percent (49%) of the stock, limited partnership interests or non-managing limited liability company interests (as the case may by) in a Restricted Party, provided that after the Transfer (A) Guarantor shall continue to Control the Borrower and the Property, and (B) after giving effect to such Transfer, no Person shall own more than forty nine percent (49%) in the aggregate of direct or indirect interests in the Borrower that owned less than forty-nine percent (49%) direct or indirect interest in the Borrower as of the Closing Date;

 (v)        Transfers (or the pledge or encumbrance) of equity interests or other interests in Guarantor, or in any of the direct or indirect owners of Guarantor, including, without limitation, KBS Growth & Income Limited Partnership, KBS Growth & Income REIT Holdings, LLC, or KBS Growth & Income REIT, Inc., a Maryland corporation (“KBS Growth & Income REIT, Inc.”), provided that KBS Growth & Income REIT, Inc. continues to own, either directly or indirectly, not less than 51% of the ownership interests in Borrower and shall continue to Control, directly or indirectly, the Borrower;

 (vi)        the execution of guaranties and/or indemnity agreements for the benefit of their respective subsidiaries, by Guarantor, KBS Growth & Income Limited Partnership, KBS Growth & Income REIT, Inc., and KBS Growth & Income REIT Holdings, LLC; and

(vii)        KBS Growth & Income Limited Partnership, KBS Growth & Income REIT, Inc., and any of the other parties owning interests in KBS Growth & Income Limited Partnership, direct or indirect, shall be permitted to obtain loans from, or incur indebtedness to, any third-party lender (each a “Secondary Loan”) and pledge their respective interests (direct or indirect) in KBS Growth & Income Limited Partnership and KBSGI REIT Properties, LLC, as security for any such Secondary Loan so long as (A) neither Borrower nor Borrower’s sole member’s membership interest are pledged to secure such Secondary Loan, and (B) any default under a Secondary Loan resulting in a foreclosure of the pledged interests and a transfer of such interest to the lender of the Secondary Loan shall constitute a non-permitted Transfer, and shall be an Event of Default.

Notwithstanding the foregoing, any Transfer under Sections 5.7(b)(iii) above, or any transfer of the shares in KBS Growth & Income REIT, Inc., shall be permitted without the consent of the Administrative Agent, regardless of whether there is an Event of Default.

(c)        Upon a Transfer described in Section 5.7(b), Borrower promptly provides to Administrative Agent: (i) as to direct transfers of membership interests in the Borrower, copies of the documentation relating to such Transfers, together with evidence satisfactory to Administrative Agent that the Transfer satisfied the conditions set forth in Section 5.7(b), and (ii) as to Transfers of interests in any other entity set forth on the organizational chart of the Borrower, a certificate signed by the Borrower and delivered quarterly that such Transfer meets the requirements of Section 5.7(b), provided such reporting requirements shall not be applicable to Transfers under Sections 5.7(b)(iii), (vi) or (vii) above or any transfers of shares of KBS Growth & Income REIT, Inc..

(d)        Notwithstanding the foregoing, no Transfer shall be permitted that would constitute or result in the occurrence of one or more non-exempt prohibited transactions under ERISA or the Code, or cause the Borrower to breach the covenant in Section 5.8, and in the event of any such transfer, Borrower agrees to unwind any such Transfer upon notice from Administrative Agent.

(e)        In the event a Transfer described in Section 5.7(b) would result in (i) Guarantor owning, directly or indirectly, less than fifty-one percent (51%) of the membership interest in the Borrower, or (ii) Guarantor no longer indirectly Controlling the Borrower, then as a condition to the Transfer Borrower shall cause an Affiliate of the Borrower (the “Replacement Guarantor”) acceptable to Lender (such approval not to be unreasonably withheld, conditioned, or delayed) to execute and deliver to Lender a guaranty agreement, in a form and substance substantially identical to the Guaranty. Simultaneously with the delivery of the guaranty, Borrower shall deliver, or cause to be delivered, to Lender one or more opinions of counsel in form reasonably satisfactory to Lender (such approval not to be unreasonably withheld, conditioned, or delayed) regarding the due organization and authorization of the Replacement

Guarantor, due authorization and execution of the guaranty, no violation of organizational documents, written agreements and applicable laws, and the enforceability of the guaranty (subject to customary qualifications, assumptions and exclusions).

(f)        Without limitation of the foregoing, Borrower shall not engage in or permit a Transfer of the Property or any direct or indirect interest in any Restricted Party to any Blocked Person; provided, however, that in the event a Transfer of any direct or indirect interest in any Restricted Party not Controlled by Guarantor or Borrower is made to a Blocked Person, Borrower shall have thirty (30) days in which to (i) cause such Transfer to be unwound or (ii) cause the applicable Restricted Party to remove such Blocked Person from those Persons who own any direct or indirect interest in such Restricted Party prior to the breach of this covenant being deemed an Event of Default hereunder.

(g)        Guarantor shall directly or indirectly continue to Control the Borrower and the Property.

SECTION 5.8          ERISA.

(a)        Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)        Throughout the term of the Loan (i) Borrower will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (ii) none of the assets of Borrower will constitute, by virtue of the application of 29 C.F.R. Section 2510.3-101(f) as modified by Section 3(42) of ERISA, “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) Borrower will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

SECTION 5.9          PERFORMANCE BY BORROWER.    Borrower shall observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower pursuant to the terms of this Agreement and the other Loan Documents, and any other agreement or instrument affecting or pertaining to the Property and any amendments, modifications or changes thereto.

SECTION 5.10        REPORTING REQUIREMENTS.    Borrower shall keep adequate books and records of account in accordance with generally accepted accounting principles consistently applied, or in accordance with other methods acceptable to Lender in its reasonable discretion. Borrower shall furnish to Administrative Agent the following:

(a)        Rent Roll.    Within sixty (60) days following the close of each calendar quarter, a current rent roll of the Property certified to Borrower’s Knowledge as true, correct and complete (in all material respects) by Borrower and complete copies of all executed Leases entered into by Borrower not previously provided to Administrative Agent, along with all modifications of existing Leases not previously provided to Administrative Agent, property management reports for the Property, showing the leasing activity during such quarter, including prospective tenants, renewals of Leases of existing Tenants, new Leases and the competitive set for the Property.

(b)        Financial Statements.    (i) within sixty (60) days after the close of each calendar quarter of Borrower, a balance sheet and related statements of income of Borrower at the end of and for such calendar quarter and year-to-date, certified by an officer or managing member of Borrower, as applicable, and accompanied by a written statement of such officer or managing member of the Borrower stating that in making the examination necessary for certification of the foregoing financial statements, he/she obtained no knowledge of the occurrence of any event which constitutes a Default or an Event of Default under this Agreement, and, if so, stating in reasonable detail the facts with respect thereto, and (ii) within one hundred twenty (120) days after the close of each Fiscal Year, unaudited financial statements for Borrower.

(c)        Tax Returns.    Within thirty (30) Business Days after filing, copies of federal income tax returns of the Borrower and Guarantor (but only to the extent such Persons file on a separate basis income tax returns), together with all schedules and addenda thereto, if any.

(d)        Financial Covenant Certificate.    Commencing with the calendar quarter ending on December 31, 2015, within sixty (60) days after the end of each calendar quarter, Borrower shall deliver to Administrative Agent a certificate certified by an officer, managing member or another authorized representative of the Borrower, in the form attached hereto as Exhibit H, setting forth Borrower’s calculation of the Debt Service Coverage Ratio as of the end of such calendar quarter.

(e)        Annual Budget.    For the partial year period commencing on the Closing Date, and for each Fiscal Year thereafter, Borrower shall provide to Administrative Agent the operating and capital budget for the Property setting forth Borrower’s good faith estimate of gross income of the Property, operating expenses and capital expenses for the applicable Fiscal Year (the “Annual Budget”) not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Administrative Agent. In the event that Administrative Agent objects to a proposed Annual Budget submitted by Borrower, Administrative Agent shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections). In the event Administrative Agent approves the proposed Annual Budget submitted by Borrower, or any revision thereof, such approved Annual Budget shall constitute an “Approved Annual Budget”.

(f)        Guarantor Financial Statement.    Within one hundred twenty (120) days after the close of each Fiscal Year, unaudited financial statements for Guarantor as of the end of such Fiscal Year, certified by an officer, managing member or an authorized representative of the Guarantor.

(g)        Environmental Claims.    In the event the Environmental Insurance Policy is a blanket insurance Policy maintained with respect to the Property and one or more properties other than the Property, within sixty (60) days after the close of each calendar quarter of Borrower, Borrower shall give Lender written notice of any claims, payments made or amounts reserved under the Environmental Insurance Policy.

(h)        Net Operating Income.    During any period when Borrower is required to make a payment of the Required Principal Payment Amount, on the Interest Payment Date on which such Required Principal Payment Amount is paid, a calculation of (i) the Net Operating Income of the Borrower in the period for which the Net Operating Income is being paid, and (ii) the amount paid by Borrower under any Interest Rate Hedge Agreement (to the extent Borrower is a party thereto) during such period of computation, certified by an officer, managing member or an authorized representative of Borrower,

SECTION 5.11          PAYMENT OF TAXES.  Borrower shall, subject to right of the Borrower to contest Taxes in accordance with the provisions of the Security Instrument, pay all Taxes and assessments and charges of every kind upon the Property before the same become delinquent, provided, however, that Borrower shall have the right to pay such Taxes under protest or to otherwise contest any such Taxes or assessments, but only if (i) such contest has the effect of preventing the collection of such Taxes so contested and also of preventing the sale or forfeiture of the Property or any part thereof or any interest therein, (ii) Borrower has notified Administrative Agent of Borrower’s intent to contest such Taxes, and (iii) only after the occurrence and during the continuation of an Event of Default, Borrower has deposited security in form and amount reasonably satisfactory to Administrative Agent, in its sole discretion, and has increased the amount of such security so deposited promptly after Administrative Agent’s request therefor. If Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Administrative Agent for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such Taxes, assessments or charges, Administrative Agent may, at its election (but shall not be required to), pay and discharge any such Taxes, assessments or charges, and any interest or penalty thereon, and any amounts so expended by Administrative Agent shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the Commitments). Borrower shall, unless Administrative Agent has paid such Taxes directly on Borrower’s behalf, furnish to Administrative Agent evidence that Taxes are paid on or before the last date for payment of such Taxes and before imposition of any penalty or accrual of interest.

SECTION 5.12          MAINTAIN EXISTENCE.       Borrower shall preserve and maintain its existence, rights and privileges in the jurisdiction of its organization and qualify and remain qualified in each jurisdiction in which such qualification is necessary in view of its business and operations.

SECTION 5.13          COMPLIANCE WITH APPLICABLE LAWS.

(a)        Subject to the right to contest as set forth in this Section 5.13 or as expressly permitted under the Loan Documents, Borrower shall promptly and faithfully comply with, conform to and obey all present and future Governmental Requirements, including but not limited to all Environmental Laws.

(b)        After prior written notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the Governmental Requirements affecting the Property, provided that (i) no Default or Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or the Property is subject and shall not constitute a default thereunder; (iii) neither the Property, any part thereof or interest therein, any of the Tenants, nor Borrower shall be affected in any material adverse way as a result of such proceeding; (iv) non-compliance with the Governmental Requirements shall not impose civil or criminal liability on Borrower or Administrative Agent; (v) Borrower shall have furnished the security as may be required in the proceeding or by Administrative Agent to ensure compliance by Borrower with the Governmental Requirements; and (vi) Borrower shall have furnished to Administrative Agent all other items reasonably requested by Administrative Agent.

SECTION 5.14          NOTICE.      Provided Borrower has actual knowledge of same, Borrower shall give prompt written notice to Administrative Agent (a) of any action or proceeding instituted by or against Borrower or Guarantor, in any federal or state court or before or by any commission or other regulatory body, federal, state or local, or any such proceedings threatened against Borrower or Guarantor, which, if adversely determined, would have a material adverse effect on the financial condition, business or properties of Borrower or Guarantor, or Borrower’s or Guarantor’s ability to perform its obligations under the Loan Documents or the Property or any Lease respecting the Property, and (b) of any Default or Event of Default describing the same and stating the date of commencement thereof, what action Borrower proposes to take with respect thereto, and the estimated date, if known, on which such action will be taken.

SECTION 5.15          CONTINGENT LIABILITY.   Except as expressly permitted in this Agreement, Borrower shall not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligation of any Person (other than Borrower), except by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

SECTION 5.16          MERGER AND CONSOLIDATION.   Borrower shall not merge or consolidate into any Person or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person.

SECTION 5.17          LOSS OF NOTE OR OTHER LOAN DOCUMENTS.    Upon written notice from Administrative Agent of the loss, theft, or destruction of the Notes and upon receipt of an affidavit of lost note and an indemnity reasonably satisfactory to Borrower from the applicable Administrative Agent, or in the case of mutilation of any Note, upon surrender of such mutilated Note, Borrower shall make and deliver a new note in the same form as the then to be superseded Note. If any of the other Loan Documents were lost or mutilated, Borrower agrees to execute and deliver replacement Loan Documents in the same form of such Loan Document(s) that were lost or mutilated.

SECTION 5.18          NO ADDITIONAL DEBT OR ENCUMBRANCES.   Except for the Permitted Indebtedness, Borrower shall not (i) incur any Indebtedness, or (ii) permit there to be any Liens against the Property, except the Permitted Encumbrances and Liens against the Property which are being contested by the Borrower in accordance with the terms of this Agreement.

SECTION 5.19          ORGANIZATIONAL DOCUMENTS.      Borrower shall not, without the prior written consent of Administrative Agent (not to be unreasonably withheld, conditioned or delayed), permit or suffer: (i) to the extent that any modification or amendment would modify any of the Single Purpose Entity provisions of the Borrower’s Organizational Documents or would violate the provisions in Exhibit G attached hereto, the amendment or modification of Borrower’s Organizational Documents, (ii) any dissolution or termination of its existence, or (iii) change in its state of formation or incorporation or its name. Further, without the prior written consent of the Administrative Agent, Borrower shall not permit or suffer the admission of any new member, partner or shareholder of Borrower, except as permitted under this Agreement.

SECTION 5.20          PATRIOT ACT.      Borrower, Guarantor and their respective Affiliates shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. Borrower shall deliver to Administrative Agent any certification or other evidence reasonably requested (it being understood that it shall be reasonable for Administrative Agent to request any documentation or other information that any Governmental Authority or Governmental Requirements require Administrative Agent to obtain from Borrower) from time to time by Administrative Agent in its sole discretion, confirming Borrower’s compliance with this Section.

SECTION 5.21          ENVIRONMENTAL LAWS, INSPECTIONS, AND TESTING.

(a)        Borrower covenants and agrees that, so long as Borrower owns, manages, is in possession of, or otherwise Controls the operation of the Property:    (a) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Substance in, on, under or from the Property in violation of Environmental Laws; (c) there shall be no Hazardous Substance in, on, or under the Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (ii) (A) in amounts not in excess of that necessary to operate the Property for the purposes set forth herein or (B) fully disclosed to and approved by Administrative Agent in writing or (C) with respect to Mold, not in a condition, location, or of a type which may pose a risk to human health or safety or the environment or which may result in damage to or would adversely affect or impair the value or marketability of the Property; (d) Borrower shall keep the Property free and clear of all Environmental Liens; (e) Borrower shall, at its sole cost and expense, reasonably cooperate in all activities, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (f) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Administrative Agent, upon Administrative Agent’s reasonable belief that the Property is not in full compliance with all Environmental Laws, and share with Administrative Agent the reports and other results thereof; (g) Borrower shall keep the Property free of Mold; (h) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Administrative Agent to (i) reasonably effectuate remediation of any Hazardous Substance in, on, under or from the Property and (ii) comply with any Environmental Law; (i) Borrower shall not allow any tenant or other user of the Property to violate any Environmental Law; and (j) Borrower shall immediately notify Administrative Agent in writing after it has actual knowledge of (A) any presence or Release or threatened Release of Hazardous Substance in, on, under, from or migrating towards the Property, (B) any non-compliance with any Environmental Laws related in any way to the Property, (C) any actual or potential Environmental Lien against the Property, (D) any required or proposed remediation of environmental conditions relating to the Property, and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Substance.

(b)        Administrative Agent and its agents, employees, representatives, Consultants and independent contractors shall have an irrevocable license and authorization to enter upon and inspect the Property at any reasonable time (no less than 48 hours) after reasonable notice to Borrower, and conduct any non-invasive environmental assessment or audit of the Property (the scope of which shall be determined by Administrative Agent) and taking non-invasive samples of soil, groundwater or other water, air, or building materials, and conducting other non-invasive testing as Administrative Agent may deem reasonably necessary. With respect to any invasive testing, such as soil borings, Administrative Agent shall consult with Borrower in advance of such tests. Administrative Agent agrees, however, that it shall not conduct any invasive testing, such as soil borings, unless an Event of Default shall have occurred and is continuing, or Administrative Agent delivers to Borrower a Phase I environmental report stating that invasive testing is recommended. Without limiting the generality of the foregoing and so long as an Event of Default shall have occurred and is continuing, Borrower agrees that Administrative Agent shall have the right to appoint a receiver (and Borrower consents to the appointment of a receiver) to enforce this right to enter and inspect the Property to the extent such authority is necessary under applicable law for Administrative Agent’s access. All reasonable out-of-pocket costs and expenses incurred by Administrative Agent in connection with any permitted inspection, audit or testing shall be paid by Borrower but only during a continuing Event of Default. The results of all investigations and reports prepared by Administrative Agent shall be and at all times remain the property of Administrative Agent and under no circumstances shall Administrative Agent have any obligation whatsoever to disclose or otherwise make available to Borrower or any other Person such results or any other information obtained by it in connection with such investigations and reports. Administrative Agent hereby reserves the right, and Borrower hereby expressly authorizes Administrative Agent, to make available to any Person in connection with a sale of the Property by Administrative Agent any and all environmental reports, whether prepared by Administrative Agent or prepared by Borrower and provided to Administrative Agent (collectively, the “Environmental Reports”), which Administrative Agent may have with respect to the Property. Borrower consents to Administrative Agent notifying any party under such circumstances of the availability of any or all of the Environmental Reports and the information contained therein. Borrower further agrees that Administrative Agent may disclose such Environmental Reports to any Governmental Authority if it reasonably believes that it is required to disclose any matter contained therein to such Governmental Authority; provided that Administrative Agent shall simultaneously provide copies of any such written notices to Borrower. Borrower acknowledges that Administrative Agent cannot control or otherwise assure the truthfulness or accuracy of the Environmental Reports, and that the release of the Environmental Reports, or any information contained therein, to prospective bidders at any foreclosure sale of the Property may have a material and adverse effect upon the amount, which a party may bid at such sale. Borrower agrees that Administrative Agent shall not have any liability whatsoever as a result of delivering any or all of the Environmental Reports or any information contained therein to any third party, and Borrower hereby releases and forever discharges Administrative Agent from any and all claims, damages, or causes of action arising out of connected with or incidental to the Environmental Reports or the delivery thereof.

(c)        Borrower and Administrative Agent agree that Administrative Agent has no duty to visit, examine, inspect or observe the Property or to conduct tests thereon, and no site visit, examination, inspection, observation or tests conducted by Administrative Agent, its agents, employees, representatives, consultants or independent contractors shall impose any liability on any of Administrative Agent, its agents, employees, representatives, consultants or independent contractors. Administrative Agent shall make reasonable efforts and shall cause its Consultants to make reasonable efforts to avoid interfering with Borrower’s or any Tenant’s use of the Property in exercising any rights provided herein. Neither Borrower nor any other Person is entitled to rely on any site visit, examination, inspection, observation or testing by any of Administrative Agent, its agents, employees, representatives, consultants or independent contractors. Neither Administrative Agent, its agents, employees, representatives, consultants nor contractors owe any duty of care to protect Borrower or any other Person against, or to inform Borrower or any other Person of, any condition affecting the Property.

SECTION 5.22          RELATED PARTY TRANSACTIONS.     Borrower shall not enter into, or be a party to, any contract or other transaction with a Related Party without the prior written consent of Administrative Agent.

SECTION 5.23          LEASES.

(a)        Within sixty (60) days after the Closing Date, Borrower shall provide to Administrative Agent a copy of Borrower’s standard form of lease for the Property, which standard form lease shall be subject to the prior written approval of Administrative Agent, which approval shall not be unreasonably withheld, conditioned, or delayed. Subject to Section 5.23(c)

below, no Leases, or renewals, modifications or extensions of Leases, shall be executed after the date hereof without Administrative Agent’s prior written approval, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Administrative Agent approval of a Lease, or a renewal, modification or extension of a Lease is required pursuant to the terms of this Agreement and Borrower submits to Administrative Agent a written request for approval of such Lease, or such renewal, modification or extension, which written request shall include (i) the following in all capital, bolded, block letters on the first page thereof: “LEASE APPROVAL: THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT. FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST”, and (ii) a summary of the economic terms of the proposed Lease, renewal, modification or extension (as applicable), any non-economic terms that may materially vary from the form lease or existing Lease (as applicable), the Borrower’s calculation of the Net Effective Rent under the proposed Lease, or the modified, renewed or extended Lease, as applicable, together with financial information on the proposed Tenant as Administrative Agent may reasonably require (to the extent reasonably available to Borrower), Administrative Agent shall provide written response to Borrower within five (5) Business Days of Administrative Agent’s actual receipt of Borrower’s request and required information, or Administrative Agent shall be deemed to have approved or consented to such request. For Leases requiring Administrative Agent’s approval, any written request by Borrower for Administrative Agent’s approval shall be deemed complete if it includes a term sheet in the form and containing the applicable information reasonably approved by Borrower and Administrative Agent.

(b)        Borrower (i) shall observe and perform the obligations imposed upon the landlord under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, that Borrower shall not terminate or accept a surrender of a Lease without Administrative Agent’s prior approval (not to be unreasonably withheld, conditioned or delayed), unless it (A) is done at a time that no Event of Default shall have occurred and be continuing, (B) is done in the ordinary course of business of the Borrower and (C) is done on account of a default by the Tenant under such Lease, of if the Tenant under such Lease is in bankruptcy or is otherwise insolvent; (iii) shall not collect any of the rents more than one (1) month in advance unless consented to in writing by Administrative Agent (not to be unreasonably withheld, conditioned or delayed); (iv) shall deposit all rents and other income from the Property into the Collections Account; (v) shall not execute any assignment of the landlord’s interest in the Leases or the rents (except as contemplated by the Loan Documents); and (vi) shall not alter, modify or change any Lease so as to reduce the amount of rent, decrease the term of the Lease, materially reduce the obligations of the Tenant or increase materially the obligations of the landlord thereunder, without, in each case, Administrative Agent’s prior written approval, which approval shall not be unreasonably withheld or delayed. Promptly upon request, Borrower shall furnish Administrative Agent with executed copies of all Leases.

(c)        Borrower may enter into a new Lease, or renew or extend an existing Lease, terminate a Lease as set forth in Section 5.23(b)(ii) above, or otherwise modify a Lease (except as set forth in Section 5.23(b)(vi) above), without the prior written consent of

Administrative Agent, provided that such proposed Lease or existing Lease renewal or extension or modification satisfies the following requirements (each an “Pre-Approved Lease”):

    (i)      is an arm’s-length transaction with a bona fide, independent third party tenant who is not an affiliate of Borrower or Guarantor;

   (ii)      the Lease is written on the standard form lease (which form has been approved by Administrative Agent in accordance with the provisions of Section 5.23(a) hereof), with no material changes, additions or deletions (other than to identify the lessee and complete other information missing from the form), other than those negotiated in accordance with prudent leasing practices for comparable office buildings in the Orange County market, provided such changes, additions or deletions do not have a material adverse effect on the value of the Lease or the protections granted to Lender thereunder;

  (iii)      provides for Net Effective Base Rent of not less than the Minimum Net Effective Base Rent;

  (iv)      provides for an initial term of not less than three (3) years (including early termination rights) and not greater than ten (10) years (provided, however, that the initial term together with any extension terms shall not exceed twenty (20) years total);

   (v)      demises a space of not more than the lesser of (A) 9,000 net rentable square feet, or (B) one full floor of the Improvements, including any expansion options set forth in the Lease, but excluding any rights of first refusal set forth in the Lease;

  (vi)      with respect to any lease (A) demising more than fifteen percent (15%) of the net rentable square footage of the Building or (B) income from which constitute fifteen percent (15%) or more of the gross operating income of the Building, the Tenant under the Lease has executed an SNDA substantially in the form attached hereto as Exhibit B, to Lender or another form reasonably acceptable to Administrative Agent, subject to commercially reasonable modifications thereto, unless the applicable Lease contains subordination and attornment provisions satisfactory to Administrative Agent in its reasonable discretion;

 (vii)      does not contain any exclusivity or co-tenancy provision;

(viii)      does not contain any option, offer, or other similar right to acquire all or any portion of the Property;

  (ix)      Borrower uses commercially reasonable efforts to cause the Tenant under the Lease to deliver an executed Tenant Estoppel Certificate in the form attached hereto as Exhibit C, or in other form reasonably acceptable to Administrative Agent and Borrower, subject to commercially reasonable modifications thereto, within sixty (60) days after the Tenant has accepted the lease space following any delivery obligation of the Borrower; and

   (x)      does not have a material adverse effect on the value of the Property taken as a whole.

All Leases which do not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Administrative Agent and its counsel, at Borrower’s expense, in accordance with the provisions of Section 5.23(a) above. Borrower shall promptly deliver to Administrative Agent copies of all Leases which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this subsection.

SECTION 5.24          SINGLE-PURPOSE ENTITY.   Borrower will at all times be a Single-Purpose Entity.

SECTION 5.25          ACCESSIBILITY REGULATION.   Borrower shall comply with all Accessibility Regulations which are applicable to the Property in all material respects. At any time, and from time to time, that there is an Event of Default which is continuing or Administrative Agent reasonably believes that the Property is or is likely to be in violation of the Accessibility Regulations, if Administrative Agent so requests, Borrower shall have any Accessibility Regulation compliance report heretofore provided by Borrower to Administrative Agent updated, at Borrower’s sole cost and expense, by the person or entity which prepared the same, or shall have such a report prepared for Administrative Agent, if none has previously been so provided.

SECTION 5.26          NOTICE OF CHANGE.    Borrower shall give Administrative Agent prior written notice of any change in: (i) the location of its place of business or its chief executive office if it has more than one place of business; and (ii) Borrower’s name or business structure.

SECTION 5.27          MAINTENANCE OF PROPERTY.    Borrower shall cause the Property to be maintained in a good and safe condition and repair, normal wear and tear and casualty excepted, subject to the terms hereof. Except as permitted under the Loan Documents, the Improvements and the Personal Property shall not be removed, demolished or materially altered (except for, among other things, normal replacement of the Personal Property permitted herein, or as required by a Lease approved by Administrative Agent or an Approved Lease) without the consent of Administrative Agent. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 5.28          FURTHER ASSURANCES.    Borrower shall, at Borrower’s sole cost and expense execute and deliver to Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations or Administrative Agent’s rights therein or thereto, as Administrative Agent may reasonably require, provided that none of the foregoing shall (independent of the other obligations and requirements set forth in the Loan Documents) increase any of Borrower’s or Guarantor’s obligations or liability under this Agreement or in connection with the Loan.

SECTION 5.29          ACCOUNTS.     Borrower will maintain the Collections Account and the Operating Account. Borrower will not grant a Security Interest in the Operating Account, except to Administrative Agent pursuant to the Loan Documents.

SECTION 5.30          ESTOPPEL STATEMENTS.

(a)        Within five (5) Business Days after written request by Administrative Agent, Borrower shall furnish Administrative Agent with a statement, duly certified by an officer, managing member or an authorized representative of the Borrower, stating to Borrower’s knowledge (i) the outstanding principal balance of the Notes, (ii) the then applicable Loan Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents are in full force and effect, enforceable against Borrower and have not been modified or, if modified, giving particulars of such modification.

(b)        Borrower shall use commercially reasonable efforts to deliver to Administrative Agent, within thirty (30) days of Administrative Agent’s written request, a Tenant Estoppel from each Tenant under any Lease. Such request may not be made more frequently than once per Fiscal Year.

SECTION 5.31          APPROVAL OF MAJOR CONTRACTS.    Borrower will not modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Major Contract (excluding the Property Management Agreement, which shall be governed by the terms of Section 5.33 below), in any material respect, without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 5.32          COMPLIANCE.  Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Governmental Requirements applicable to it and the Property. Borrower shall not commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times use commercially reasonable efforts to maintain, preserve and protect all franchises and trade names used in connection with the operation of the Property.

SECTION 5.33          PROPERTY MANAGEMENT.

(a)        Borrower shall (i) use commercially reasonable efforts to promptly perform and observe all of the covenants required to be performed and observed by it under the Property Management Agreement and Property Leasing Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Administrative Agent of any default under the Property Management Agreement or Property Leasing Agreement of which it is aware; (iii) promptly deliver to Administrative Agent a copy of any notice of default or other material notice received by Borrower under the Management Agreement; (iv) promptly give notice to Administrative Agent of any notice or information that Borrower receives which indicates that the Property Manager is terminating the Management

Agreement or that the Property Manager is otherwise discontinuing its management of the Property; and (v) use commercially reasonable efforts to enforce the performance and observance of all of the covenants required to be performed and observed by Property Manager under the Management Agreement.

(b)        If at any time, (i) the Property Manager shall become insolvent or a debtor in a bankruptcy proceeding; (ii) an Event of Default has occurred and is continuing; or (iii) a default has occurred and is continuing under the Property Management Agreement, Borrower shall, at the written request of Administrative Agent, to the extent permitted by applicable Law, terminate the Property Management Agreement upon thirty (30) days’ prior written notice to Borrower, and replace Property Manager with a property manager reasonably approved by Administrative Agent on terms and conditions reasonably satisfactory to Administrative Agent, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

(c)        Borrower shall not, without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel the Property Management Agreement or Property Leasing Agreement, or otherwise replace Property Manager, or enter into any other management agreement or leasing agreement with respect to the Property; (ii) materially reduce or consent to the material reduction of the term of the Property Management Agreement or Property Leasing Agreement; (iii) materially increase or consent to the increase of the amount of any charges under, or the Borrower’s obligations under, the Property Management Agreement or Property Leasing Agreement; or (iv) otherwise materially modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(d)        Notwithstanding anything to the contrary in this Agreement (including, without limitation, this Section 5.33), Borrower shall have the right to, at any time, replace the Property Manager with (i) an Approved Property Manager or (ii) any other management company reasonably satisfactory to Administrative Agent, provided such replacement property manager assumes the existing Property Management Agreement, or Borrower and the replacement property manager execute a new property management agreement in form and substance reasonably satisfactory to Administrative Agent, and execute a consent and subordination of management agreement, substantially in the form of the agreement delivered on the Closing Date.

(e)        Within sixty (60) days after the Closing Date, Borrower shall engage a leasing agent reasonably satisfactory to Administrative Agent for the leasing of the Property, pursuant to a Property Leasing Agreement between Borrower and leasing agent which is in form and substance reasonably satisfactory to Administrative Agent, and Borrower and leasing agent shall execute a consent and subordination of leasing agreement, substantially in the form of the Consent and Subordination of Management Agreement delivered on the Closing Date.

SECTION 5.34          DEBT CANCELLATION.      Borrower shall not cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith) owed to Borrower by any Person, except (a) the cancellation, forgiveness or release of any claim or debt less than $60,000.00, which is done in the ordinary course of Borrower’s business, or (b) otherwise, with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 5.35          ZONING.     Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property, or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a nonconforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Administrative Agent (not to be unreasonably withheld, conditioned or delayed).

SECTION 5.36          RESTRICTIVE COVENANTS; EASEMENTS.  Borrower shall not enter into, terminate or modify any restrictive covenants, reciprocal easement agreements or easement agreements benefitting, burdening or affecting the Property if such entering into, terminating or modifying would have a material adverse effect on the Property, without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall use commercially reasonable efforts to enforce, comply with, and cause each of the parties to the restrictive covenants, reciprocal easement agreements or easement agreements to comply with all of the material economic terms and conditions contained in therein.

SECTION 5.37          RESTRICTED PAYMENTS.    So long as an Event of Default shall have occurred and is continuing (and upon Lender’s written notice to Borrower regarding the occurrence of such Event of Default), Borrower shall not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, other than distributions to the members of the Borrower pursuant to the Borrower’s Organizational Documents, in an amount which in the reasonable discretion of KBS Growth & Income Limited Partnership, is necessary to enable KBS Growth & Income REIT, Inc. to maintain its status as a real estate investment trust within the meaning of Section 856 of the Code and avoid the imposition of income and excise taxes under the Code.

SECTION 5.38          CASH MANAGEMENT.

(a)        Borrower shall use commercially reasonable efforts to cause all Rents and other income from the Property to be transmitted by Tenants directly into the Collections Account. Without in any way limiting the foregoing, if Borrower receives any Rents or other income from the Property, then (a) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit, and as the property, of Administrative Agent, (b) such amounts shall not be commingled with any other funds or property of Borrower, and (c) Borrower shall deposit, or cause to be deposited, such amounts in the Collections Account within five (5) Business Days of receipt. Funds deposited into the Collections Account shall be disbursed in accordance with the term of the Cash Management Agreement.

(b)        Borrower hereby grants to Administrative Agent a first priority security interest in the Collections Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Administrative Agent a perfected first priority security interest in the Collections Account, including, without limitation, executing and filing UCC financing statements and continuations thereof.

(c)        Borrower shall deliver irrevocable written instructions to all Tenants under Leases to deliver, so long as the Loan is not paid in full, all Rents payable thereunder directly to the Collections Account. Borrower shall pay for all reasonable expenses of opening and maintaining the Collections Account and the Operating Account.

SECTION 5.39          INTEREST RATE HEDGE AGREEMENT.

(a)        Within sixty (60) days after the Closing Date, Borrower shall execute an Interest Rate Hedge Agreement, which Interest Rate Hedge Agreement shall (i) have an effective date no later than the date that is twenty-five months after the Closing Date, (ii) if the Interest Rate Hedge Agreement is a rate swap transaction, shall be based on one-month LIBOR Rate with a “swap rate” not to exceed 6.00%, (iii) if the Interest Rate Hedge Agreement is a rate cap transaction, shall be based on one-month LIBOR Rate with a LIBOR “strike rate” which, when added to the then applicable LIBOR Based Rate Applicable Margin, would result in a maximum “all in” interest rate of no more than 6.00%, and (iv) shall be in an amount not less than the lesser of (a) $11,275,000.00 or (b) the outstanding principal balance of the Loan.

(b)        In the event that Administrative Agent or an Affiliate of Administrative Agent provides an Interest Rate Hedge Agreement to Borrower, (i) the incremental exposure to Administrative Agent or such Affiliate shall be secured by the Collateral on a pro rata and pari passu basis with the Loan and (ii) subject to the terms of Section 5.39(c) below, in connection with any prepayment of the Loan, Borrower shall terminate, at Borrower’s cost, the portion of the Interest Rate Hedge Agreement that exceeds the reduced outstanding balance of the Loan.

(c)        Notwithstanding the foregoing, provided Guarantor shall have, and shall maintain at all times, a net worth of not less than $25,000,000.00, Guarantor may, at Borrower’s option, provide a replacement Interest Rate Hedge Agreement as required under Section 5.39(a), or assume the obligations of the Borrower as the counterparty under the Interest Rate Hedge Agreement required under Section 5.39(a). In the event Guarantor replaces Borrower as the counterparty under the Interest Rate Hedge Agreement, (i) if Administrative Agent or any Affiliate of the Administrative Agent is the Approved Counterparty under the Interest Rate Hedge Agreement, and there are no defaults by the Borrower under the Interest Rate Hedge Agreement, Borrower shall be automatically released from its obligations under the Interest Rate Hedge Agreement (and Administrative Agent shall promptly confirm the same in writing upon Borrower’s written request) and the obligations under the Interest Rate Hedge Agreement shall no longer be secured by the Collateral (ii) if Administrative Agent, or an Affiliate of Administrative Agent, is not the Approved Counterparty, Administrative Agent will, to the extent Administrative Agent’s consent is required, promptly consent to the release of Borrower under the Interest Rate Hedge Agreement.

(d)        Within ten (10) days of the execution of any Interest Rate Hedge Agreement, Borrower or Guarantor, as applicable, shall execute and deliver to Administrative

Agent a Collateral Assignment of Interest Rate Protection Agreement, in form and substance reasonably satisfactory to Lender

SECTION 5.40          Intentionally Deleted.

SECTION 5.41          APPRAISAL. Upon the written request of Administrative Agent, Borrower shall assist Administrative Agent with obtaining a new or updated Appraisal. Borrower shall also have the right to request that Administrative Agent obtain a new or updated Appraisal for purposes of calculating, or re-calculating, the then current Loan to Value Ratio (As-Is). The Borrower shall pay the cost of any and all new and updated Appraisal (a) if Borrower has requested in writing that Administrative Agent obtain a new or updated Appraisal for purposes of calculating, or re-calculating, the Loan to Value Ratio (As-Is), (b) once in any twenty-four (24) month period during the term of the Loan, or (c) if an Event of Default has occurred and is continuing. Administrative Agent shall provide a copy of any new or updated Appraisal to Borrower only if Borrower has paid the cost of such new or updated Appraisal.

ARTICLE VI

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

SECTION 6.1           INSURANCE.

(a)      Borrower shall obtain and maintain, or cause to be maintained, at all times insurance for Borrower and the Property providing at least the following coverages.

 (i)     comprehensive “special causes of loss” form of insurance (or its equivalent) on the Improvements and the Personal Property (A) in an amount equal to not less than one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings); (B) written on a replacement cost basis and containing either an agreed amount endorsement with respect to the Improvements and Personal Property or a waiver of all co-insurance provisions; (C) providing for no deductible in excess of $100,000 for all such insurance coverage, except as set forth below; (D) at all times insuring against at least those hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such, form after the date hereof; (E) at all times insuring against loss caused by any type of windstorm or hail on the Property (provided the deductible for the coverage in this sub-sentence (E) shall not be more than five percent (5%) of the insured amount, provided, however, if the Property is located in a Tier 1 county, the deductible may be increased to a maximum of 5% of the full replacement cost of the improvements); (F) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements containing an “Ordinance or Law Coverage” or “Enforcement” endorsement that includes Coverage A (Loss to the Undamaged Portion of the Building), Coverage B (Demolition Cost) and Coverage C (Increased Cost of Construction), and (G) coverage for acts of domestic and foreign terrorism, provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a comparable statute is no longer in effect, the Borrower shall obtain and maintain in effect such terrorism insurance as is commercially available, but shall not be required to obtain and maintain coverage’s for premiums and other costs exceeding one hundred fifty percent (150%) of the total premiums and other costs then payable for casualty insurance for the Property (without giving effect to the premiums and other costs attributable to the terrorism coverage). In addition, Borrower shall obtain, if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, provided that the insurance pursuant to this sentence shall be on terms consistent with the special causes of loss form required under this subsection (i);

 (ii)      commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; and (4) contractual liability;

(iii)      loss of rents insurance or business income insurance, as applicable, (A) with loss payable to Administrative Agent; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) which provides that after the physical loss to the Improvements and Personal Property occurs, the loss of rents or income, as applicable, will be insured until completion of the Restoration or the expiration of twelve (12) months, whichever first occurs, and notwithstanding that the, policy may expire prior to the end of such period. The amount of such loss of rents or business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding period of coverage as required above. All proceeds payable to Administrative Agent pursuant to this subsection shall be held by Administrative Agent and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan Documents, except to the extent such amounts are actually paid out of the proceeds of such loss of rents or business income insurance, as applicable;

(iv)      at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “special causes of loss” insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

   (v)      workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable), provided, however, that this requirement shall apply only if Borrower is, or becomes, an employer of record;

  (vi)      comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Administrative Agent on terms consistent with the commercial property insurance policy required under subsection (i) above;

 (vii)      excess liability insurance in an amount not less than $10,000,000 per occurrence, and $10,000,000 in the aggregate, on terms consistent with the commercial general liability insurance required under subsection (ii) above;

(viii)      environmental insurance in favor of Lender in form and substance, and in such amounts, as required by Lender (the “Environmental Insurance Policy”); and

(ix)      upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Administrative Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)        With respect to the Policies required to be maintained pursuant to clauses (ii) through (viii) above, Borrower shall use commercially reasonable efforts, consistent with those of prudent owners of institutional quality commercial real estate, to maintain insurance coverage against Losses resulting from acts of terrorism.

(c)        All insurance provided for in this Article shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Administrative Agent as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having an A.M. Best Guide rating of “A- IX” or better. To the extent such Policies are not available as of the Effective Date, Borrower shall deliver to Administrative Agent prior to the Effective Date an Acord 28 or Acord 25, as applicable, or similar certificate of insurance evidencing the coverages and amounts required hereunder and, upon written request of Administrative Agent as soon as available after the Effective Date, certified copies of all Policies. Not less than five (5) days prior to the expiration dates of any insurance coverage in place with respect to the Property, Borrower shall deliver to Administrative Agent an Acord 28 or Acord 25, as applicable, or similar certificate. Borrower shall also provide Administrative Agent evidence reasonably satisfactory to Administrative Agent of payment of the premiums in connection therewith before such premiums become delinquent (the “Insurance Premiums”), and, as soon as available thereafter, certified copies of all renewal Policies.

(d)        In the case of liability insurance, the Policies shall name Borrower as the insured and Administrative Agent as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance (if applicable), shall contain a standard non-contributing mortgagee clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent. Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Article.

(e)        All Policies provided for in Section 6.1(a)(i) shall contain clauses or endorsements to the effect that:

   (i)      no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as, Administrative Agent is concerned;

  (ii)      the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled by the insurer without at least thirty (30) days’ (ten (10) days’ in the case of non-payment of premium) prior written notice to Administrative Agent and any other party named therein as an additional insured; and

 (iii)      Administrative Agent shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)        If at any time Borrower fails to provide to Administrative Agent written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right, upon written notice to Borrower, to take such action as Administrative Agent deems necessary to protect its interest in the Property, including, without limitation, obtaining such insurance coverage as Administrative Agent in its reasonable discretion deems appropriate. All premiums incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower, to Administrative Agent upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(g)        Notwithstanding anything to the contrary in this Section 6.1, any insurance policy or evidence of coverage provided by Borrower to Administrative Agent on the Closing Date shall be deemed approved by Administrative Agent and shall satisfy the foregoing requirements as of the Closing Date.

SECTION 6.2            CASUALTY.     If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Administrative Agent and shall promptly commence and diligently prosecute the

Restoration of the Property in accordance with Section 6.4 to the extent Net Proceeds are made available by Administrative Agent or if Borrower is required to do so pursuant to the terms of any Lease. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance, provided Net Proceeds, if any, are made available by Administrative Agent. Administrative Agent may, but shall not be obligated to make proof of loss if not made promptly by Borrower. Borrower shall adjust all claims for Insurance Proceeds in consultation with, and approval of, Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided, however, if an Event of Default has occurred and is continuing, Administrative Agent shall have the exclusive right to participate in the adjustment of all claims for Insurance Proceeds.

SECTION 6.3            CONDEMNATION.             Borrower shall promptly give Administrative Agent notice of the actual or threatened commencement of any proceeding for the condemnation of the Property of which Borrower has knowledge and shall deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent may participate in any such proceedings, and Borrower shall from time to time deliver to Administrative Agent all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Obligations at the time and in the manner provided for its payment in the Note and in this Agreement, and the Obligations shall not be reduced until any award shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Obligations. Administrative Agent shall not be limited to the interest paid on the award by the condemning authority but shall be entitled to receive out of the award interest at the rate or rates provided herein or in the Loan Documents. So long as no Event of Default exists and Borrower is diligently pursuing its rights and remedies with respect to any condemnation claim, Administrative Agent will obtain Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) before making proof of loss or settling any condemnation claim. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 6.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent of the award, Administrative Agent shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the award, or a portion thereof sufficient to pay the Obligations.

SECTION 6.4            RESTORATION.       The following provisions shall apply in connection with the Restoration of the Property:

(a)        If the Net Proceeds shall be less than $500,000 and the costs of completing the Restoration shall be less than $500,000, Borrower shall have the right to adjust all claims without the approval of Administrative Agent, and the Net Proceeds shall be paid directly to the Borrower, provided that each of the following conditions are met:

  (i)      no Event of Default shall have occurred and be continuing;

 (ii)      Borrower shall (A) commence the Restoration as soon as reasonably practicable, and shall diligently pursue the same to satisfactory completion, and (B) shall take such necessary action to secure the Property within ninety (90) days after such casualty or condemnation;

(iii)      Administrative Agent shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, or (2) such time as may be required under applicable zoning law, ordinance, rule or regulation; and

(iv)      the Property and the use thereof after the Restoration will be in compliance with and permitted under all Governmental Requirements.

(b)         If the Net Proceeds are equal to or greater than $500,000 or the costs of completing the Restoration are equal to or greater than $500,000, Administrative Agent shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Administrative Agent from the Policies pursuant to Section 6.1 as a result of a Casualty, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Insurance Proceeds”), or (ii) the net amount of the Award as a result of a Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be:

(i)        Unless the terms of an Approved Lease require that the Net Proceeds be used for the Restoration of the Property, the Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)       no Event of Default shall have occurred and be continuing;

(B)       (1) in the event the Net Proceeds are Insurance Proceeds, the amount of damage does not exceed thirty-five percent (35%) of the Property’s fair market value immediately prior to the occurrence of such Casualty, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, such land is located along the perimeter or periphery of the, Property, and less than fifteen percent (15%) of the aggregate floor area of the Improvements is taken and the taking does not exceed fifteen percent (15%) of the Property’s fair market value immediately prior to the occurrence of such taking;

(C)       Leases covering in the aggregate at least seventy percent (70%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such casualty or condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration;

(D)       Borrower shall (1) commence the Restoration as soon as reasonably practicable, and shall diligently pursue the same to satisfactory completion, and (2) shall take such necessary action to secure the Property within ninety (90) days after such casualty or condemnation;

(E)       Administrative Agent shall be satisfied that any operating deficits, including all scheduled payments, of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such casualty or condemnation, whichever the case may be, will be covered out of the insurance coverage referred to in Section 6.1(a)(i) above;

(F)       Administrative Agent shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, or (2) such time as may be required under applicable zoning law, ordinance, rule or regulation;

(G)       the Property and the use thereof after the Restoration will be in compliance with and permitted under all Governmental Requirements;

(H)       the Restoration shall be done and completed by Borrower in a commercially reasonable and diligent fashion and in compliance with all applicable Governmental Requirements;

(I)       such casualty or condemnation, as applicable, does not result in the material loss (after completion of restoration) of access to the Property or the Improvements;

(J)       Borrower shall deliver, or cause to be delivered, to Administrative Agent a detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Administrative Agent; and

(K)      the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Administrative Agent are sufficient in Administrative Agent’s reasonable judgment to cover the cost of the Restoration.

(c)        Except as set forth in Section 6.4(a), the Net Proceeds shall be held by Administrative Agent until disbursements commence, and, until disbursed in accordance with the provisions of this Section 6.4(c), shall constitute additional security for the Obligations and any other amount owing under the Loan Documents. The Net Proceeds shall be disbursed by Administrative Agent to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Administrative Agent that (A) all the conditions precedent to such advance, including those set forth, in Section 6.4(b), have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the reasonable satisfaction of Administrative Agent and discharged of record or in the alternative fully insured to the reasonable satisfaction of Administrative Agent by the title company issuing the Title Policy. Notwithstanding the foregoing, Insurance Proceeds from the Policies required to be maintained by Borrower pursuant to Section 6.1(a)(iii) shall be controlled by Administrative Agent at all times, shall not be subject to the provisions of this Section 6.4 and shall be used solely for the payment of the obligations under the Loan Documents and Permitted Operating Expenses.

(d)        All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Administrative Agent and by an independent consulting engineer selected by Administrative Agent (the “Restoration Consultant”) (such acceptance not to be unreasonably withheld, conditioned or delayed). Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts in excess of $100,000 under which they have been engaged, shall be subject to prior review and reasonable acceptance by Administrative Agent and the Restoration Consultant. All reasonable costs and expenses incurred by Administrative Agent in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the reasonable Restoration Consultant’s fees, shall be paid by Borrower.

(e)        In no event shall Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage. The term “Restoration Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed. The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Administrative Agent of reasonably satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(e), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Restoration Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 6.4(e) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Administrative Agent receives evidence reasonably satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Administrative Agent will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Administrative Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Administrative Agent or by the title company issuing the Title Policy, and Administrative Agent receives an endorsement to the Title Policy insuring the continued priority of the lien of the Security Instrument and reasonable evidence of payment of any premium payable for such endorsement. If required by Administrative Agent, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor, or materialman.

(f)        Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(g)        If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Administrative Agent in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Administrative Agent before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Administrative Agent shall be held by Administrative Agent and shall be promptly disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(g) shall constitute additional security for the Loan and other obligations under the Loan Documents.

(h)        The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent after the Restoration Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 6.4(h), and the receipt by Administrative Agent of evidence satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be promptly remitted by Administrative Agent to Borrower, provided (i) no Event of Default shall have occurred and shall be continuing under the Loan Documents, and (ii) the Debt Yield (as defined in the Cash Management Agreement) immediately following the Restoration is not less than eight (8%) percent.

(i)        All Net Proceeds not made available for the Restoration pursuant to this Section 6.4, or disbursed to Borrower pursuant to this Section 6.4, may (x) be retained and applied by Administrative Agent toward the payment of the Obligations in such order, priority and proportions as Administrative Agent in its sole discretion shall deem proper, or, (y) at the sole discretion of Administrative Agent, the same may be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as Administrative Agent shall designate. If, pursuant to this Section 6.4, Administrative Agent shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Administrative Agent and actually applied by Administrative Agent in reduction of the Obligations. Notwithstanding any other provisions hereof, if all Net Proceeds are retained and applied by Administrative Agent toward the payment of the Obligations, Borrower shall not be required to repair or restore the portion of the Property affected by such casualty or condemnation to the condition or character the Property was in immediately prior to such casualty or condemnation, but Borrower shall be required to remove all debris and maintain the Property in a manner that is safe and is not dangerous to health or other property and is in compliance with all applicable laws.

(j)        In the event of foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies then in force concerning the Property, to the extent assignable and then only as to the Property and not other properties, and all proceeds payable thereunder, shall thereupon vest in the purchaser at such foreclosure, Administrative Agent or other transferee in the event of such other transfer of title.

ARTICLE VII

DEFAULTS

SECTION 7.1             EVENTS OF DEFAULT.     Any of the following events shall constitute an Event of Default under this Agreement (each an “Event of Default”):

(a)        Borrower shall fail to make any payment of principal or interest due and payable according to the terms hereof or of any Note within two (2) Business Days after the same becomes due and payable, or fails to pay the outstanding principal, unpaid accrued interest and fees and costs due and payable under the Loan Documents in full on the Maturity Date;

(b)        Borrower shall default in the payment of fees or other amounts payable to Administrative Agent hereunder or under any other Loan Document, other than as set forth in subsection (a) above, and such default continues unremedied for a period of ten (10) days after written notice from Administrative Agent to Borrower thereof;

(c)        Borrower shall default in the performance or observance of any agreement, covenant or condition required to be performed or observed by Borrower under the terms of this Agreement, any Lease or any other Obligations, other than a default described elsewhere in this Section 7.1, and such default continues unremedied for a period of thirty (30) days after written notice from Administrative Agent to Borrower thereof; provided, however, that if such default is of a nature that it can be cured but cannot reasonably be cured within such thirty (30) day period, and such failure does not involve the failure to make payments on a monetary obligation, then Borrower shall have a reasonable period of time (not to exceed ninety [90] days) to cure such default so long as (i) Borrower has promptly commenced and is diligently attempting to cure such default, and (iii) such default is not caused by a bankruptcy, insolvency or assignment for the benefit of creditors of Borrower.

(d)        Any representation or warranty made by Borrower in this Agreement or by Borrower or an Affiliate, or Guarantor, if made in connection with the Loan, in any of the other Loan Documents, or in any certificate or document furnished under the terms of this Agreement or in connection with the Loan, was untrue in any material respect or incomplete in any material respect when made or deemed made or restated hereunder;

(e)        Guarantor shall be in default under any other term, covenant or condition of any Loan Documents to which Guarantor is a party, other than a default described elsewhere in this Section 7.1, after the expiration of any notice or grace period, if any, provided therein, and if no notice or grace period is provided in the other Loan Document, such default continues unremedied for a period of thirty (30) days after written notice from Administrative Agent to Guarantor thereof; provided, however, that if such default is of a nature that it can be cured but cannot reasonably be cured within such thirty (30) day period, and such failure does not involve the failure to make payments on a monetary obligation, then Guarantor shall have a reasonable period of time (not to exceed ninety [90] days) to cure such default so long as (i) Guarantor has promptly commenced and is diligently attempting to cure such default, and (iii) such default is not caused by a bankruptcy, insolvency or assignment for the benefit of creditors of Guarantor.

(f)        (i) Borrower and/or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against Borrower or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) Borrower or Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower or Guarantor shall admit in writing its inability to, pay its debts as they become due;

(g)        Guarantor shall dissolve, terminate or wind up or consolidate or merge with any other Person, and Borrower fails within thirty (30) days after the date of such dissolution, termination or wind up or consolidation or merger to secure a replacement guarantor reasonably satisfactory to Administrative Agent, in Administrative Agent’s sole discretion, who shall deliver a replacement Guaranty in the form of the Guaranty, together with such opinions of counsel as Administrative Agent shall reasonable require;

(h)        If Administrative Agent makes protective advances and if Administrative Agent determines in good faith that the aggregate outstanding principal balance of the Loan exceeds the Commitments and Borrower fails to pay to Administrative Agent, within five (5) Business Days following written demand, sufficient funds to reduce the outstanding principal balance of the Loan to an amount no greater than the Commitments;

(i)        A default occurs in the performance of Borrower’s obligations in Section 5.6 (Insurance) and such default continues unremedied for a period of two (2) Business Days after written notice from Administrative Agent to Borrower thereof;

(j)        A default occurs in the performance of Borrower’s obligations in any of Section 5.11 (Payment of Taxes), Section 5.12 (Maintain Existence), Section 5.18 (No Additional Debt), or Section 5.24 (Single Purpose Entity), and such default continues unremedied for a period of five (5) Business Days after written notice from Administrative Agent to Borrower thereof;

(k)        A default occurs in the performance of Borrower’s obligations in Section 5.7 (Prohibition of Assignments and Transfers) (i) as a result of a voluntary assignment or Transfer, or (ii) as a result of an involuntary assignment or Transfer and such default continues unremedied for a period of five (5) Business Days after written notice from Administrative Agent to Borrower thereof;

(l)        A default occurs in the performance of Borrower’s obligations in any of Section 5.16 (Merger and Consolidation), Section 5.20 (Patriot Act), or Section 5.37 (Restricted Payments) hereof; and

(m)      Borrower shall default in the performance or observance of Borrower’s obligations under any Interest Rate Hedge Agreement with Administrative Agent, or any Affiliate of Administrative Agent, and such default continues unremedied for a period of thirty (30) days after written notice from Administrative Agent to Borrower thereof.

SECTION 7.2            RIGHTS AND REMEDIES.    Upon the occurrence, and during the continuance, of an Event of Default, unless such Event of Default is subsequently waived in writing by Administrative Agent, Administrative Agent shall, at the written request of, or may, with the consent of the Required Lenders, exercise any or all of the following rights and remedies, consecutively or simultaneously, and in any order:

(a)        Administrative Agent may make one or more Advances without liability to make any subsequent Advance.

(b)        Administrative Agent may suspend the obligation of Administrative Agent to make Advances under this Agreement, and/or declare that the Commitments are terminated whereupon the Commitments shall terminate.

(c)        Administrative Agent may declare the entire unpaid principal balance of the Loan to be immediately due and payable, without notice or demand to Borrower, such notice hereby being waived.

(d)        Administrative Agent may, from time to time, take legal action to recover any sums as the same actually become due, without regard to whether or not the Loan shall be accelerated and without prejudice to Administrative Agent’s right thereafter to accelerate the Loan or exercise any other remedy, if such sums remain uncollected.

(e)        Administrative Agent may institute proceedings, judicial or non-judicial, for the complete or partial foreclosure of the Security Instrument or of the other Loan Documents, or the complete or partial sale of the Property under power of sale or under any applicable provision of law. In connection with any such proceeding, Administrative Agent may sell the Property as an entirety or in parcels or units and at such times and place (at one or more sales) and upon such terms as it may deem expedient unless prohibited by law from so acting.

(f)        Administrative Agent may apply for the appointment of a receiver, trustee, liquidator or conservator of the Property, without regard for the adequacy of the security for the Obligations or a showing of insolvency, fraud or mismanagement on the part of Borrower. Any receiver or other party so appointed has all powers permitted by law which may be necessary or usual in such cases for the protection, possession, control, management and operation of the Property. Borrower hereby irrevocably consents to the appointment of a receiver or trustee of the Property upon the occurrence, and during the continuance, of an Event of Default. At Administrative Agent’s option, such receiver or trustee shall serve without any requirement of posting a bond.

(g)        Administrative Agent may enter into or upon the Property, either personally or by its agents, and dispossess and exclude Borrower and its agents and servants therefrom (without liability for trespass, damages or otherwise), and take possession of all books, records and accounts relating to the Property, and Borrower agrees to surrender possession of the Property and all other Property, including without limitation, all documents, books, records and accounts relating to the Property, to Administrative Agent upon demand. As a mortgagee-in-possession of the Property, Administrative Agent shall have all rights and remedies permitted by law or in equity to a mortgagee-in-possession, including, without limitation, the right to charge Borrower the fair and reasonable rental value for Borrower’s use and occupation of any part of the Property that may be occupied or used by Borrower and the right to exercise all rights and powers of Borrower with respect to the Property, whether in the name of Borrower or otherwise (including, without limitation, the right to make, cancel, enforce or modify Leases, obtain and evict tenants, and demand, sue for, collect and receive all Rents of the Property).

(h)        Administrative Agent may exercise with respect to the Property, each right, power or remedy granted to a secured party under the Uniform Commercial Code in effect in the state where the Property is located, including, without limitation, (i) the right to take possession of the Property and to take such other measures as Administrative Agent deems necessary for the care, protection and preservation of the Property, and (ii) the right to require that Borrower, at its expense, assemble the Property and make it available to Administrative Agent at a convenient place acceptable to Administrative Agent. Any notice of sale, disposition or other intended action by Administrative Agent with respect to the Property sent to Borrower in accordance with the provisions hereof at least ten (10) days prior to such action, shall constitute reasonable notice to Borrower. Administrative Agent shall not have any obligation to clean-up or otherwise prepare the Property for sale.

(i)        Administrative Agent may apply any funds then deposited in any or all of the Collections Account, or funds of Borrower otherwise held in escrow or reserve by Administrative Agent under the Loan Documents (including without limitation the Restoration Retainage) as a credit against the Obligations, in such priority and proportion as Administrative Agent deems appropriate.

(j)        Administrative Agent may surrender any or all Policies maintained as required by this Loan Agreement, collect the unearned Insurance Premiums and apply such sums as a credit on the Loan, in such priority and proportion as Administrative Agent deems appropriate. Borrower hereby appoints Administrative Agent its attorney-in-fact with full power of substitution (and which shall be deemed to be coupled with an interest and irrevocable until the Loan is paid and the Security Instrument is discharged of record, with Borrower hereby ratifying all that its said attorney shall do by virtue thereof) to surrender the Policies and collect the such Insurance Premiums.

(k)        Administrative Agent may, without releasing Borrower from any obligation hereunder or waiving the Event of Default, perform the obligation which Borrower failed to perform in such manner and to such extent as Administrative Agent deems necessary to protect and preserve the Property and Administrative Agent’s interest therein, including without limitation (i) appearing in, defending or bringing any action or proceeding with respect to the Property, in Borrower’s name or otherwise; (ii) making repairs to the Property or completing improvements or repairs in progress; (iii) hiring and paying legal counsel, accountants, inspectors or consultants; and (iv) paying amounts which Borrower failed to pay. Amounts disbursed by Administrative Agent shall be added to the Loan, shall be immediately due and payable, and shall bear interest at the Default Rate from the date of disbursement until paid in full.

(l)        In addition to the other remedies set forth herein and in the other Loan Documents, Borrower hereby irrevocably authorizes Administrative Agent, at any time while an Event of Default continues, to set off any sum due to or incurred by Administrative Agent against all accounts, deposits and credits (including, without limitation, agency, custody, safekeeping, securities, investment, brokerage and revocable trust accounts and any of Borrower’s other property in Administrative Agent’s possession) of Borrower with, and any and all claims of Borrower against, Administrative Agent or Administrative Agent’s affiliates. Such right shall exist whether or not Administrative Agent shall have made any demand hereunder or under any other Loan Document, whether or not said sums, or any part thereof, or deposits and credits held for the account of Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to Administrative Agent. Administrative Agent agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify Borrower of its exercise of such setoff right; provided, however, that the failure of Administrative Agent to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on Administrative Agent to all rights of banker’s lien, setoff and counterclaim available pursuant to Laws.

ARTICLE VIII

ADMINISTRATIVE AGENT

SECTION 8.1            APPOINTMENT OF ADMINISTRATIVE AGENT.        Each Lender irrevocably appoints SunTrust Bank as Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by Administrative Agent. Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Each Lender irrevocably appoints SunTrust as Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by Administrative Agent. Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.2            NATURE OF DUTIES OF ADMINISTRATIVE AGENT. Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.1), and (c) except as expressly set forth in the Loan Documents, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by Administrative Agent or any of its Affiliates in any capacity. Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.1) or in the absence of its own gross negligence or willful misconduct. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to Administrative Agent by Borrower or any Lender, and Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii)

the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to Administrative Agent. Administrative Agent may consult with legal counsel (including counsel for Borrower) concerning all matters pertaining to such duties.

SECTION 8.3            LACK OF RELIANCE ON ADMINISTRATIVE AGENT. Each of the Lenders acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.4            CERTAIN RIGHTS OF ADMINISTRATIVE AGENT.    If Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

SECTION 8.5            RELIANCE BY ADMINISTRATIVE AGENT.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. Administrative Agent may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

SECTION 8.6            ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY.  The bank serving as Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. The bank acting as Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower or any Subsidiary or Affiliate of Borrower as if it were not Administrative Agent hereunder.

SECTION 8.7            SUCCESSOR ADMINISTRATIVE AGENT.

(a)        Subject to Section 8.12 (with respect to certain minimum Commitment and obligations to be retained by SunTrust Bank), Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by Borrower (provided that no Default or Event of Default shall exist at such time). If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent shall, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)        Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section 8.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as Administrative Agent.

(c)        In the event that any successor Administrative Agent is not also the Depository Bank, Borrower and Lenders hereby agree to execute documents (in form and substance reasonably satisfactory to such parties, but at no cost or expense to Borrower or Guarantor) in order to grant any necessary security interests or provide for any necessary control such that Administrative Agent shall be able to apply proceeds (in accordance with the terms of this Agreement) related to the Collections Account, including, without limitation, any necessary deposit account control agreements or lockbox agreements.

SECTION 8.8            AUTHORIZATION TO EXECUTE OTHER LOAN DOCUMENTS. Each Lender hereby authorizes Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

SECTION 8.9            COLLATERAL MATTERS.

(a)        Release of Collateral. The Lenders hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to release any lien or security interest granted to or held by Administrative Agent upon any property covered by this Agreement or the Loan Documents:

  (i)      upon termination of the Commitments and payment and satisfaction of all Obligations;

 (ii)      constituting property being sold or disposed of if Borrower certifies to Administrative Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Administrative Agent may rely in good faith conclusively on any such certificate, without further inquiry);

(iii)      constituting property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended; or

(iv)      constituting property covered by Permitted Encumbrances with lien priority superior to those liens or security interests in favor or for the benefit of the Lenders.

(b)        Confirmation of Authority, Execution of Releases. Without in any manner limiting Administrative Agent’s authority to act without any specific or further authorization or consent by the Lenders as set forth in this Section 8.9, each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Administrative Agent under this Section 8.9. So long as no Event of Default is then continuing, upon receipt by Administrative Agent of confirmation from the requisite percentage of the Lenders, of its authority to release any particular item or types of property covered by this Agreement or the Loan Documents, and upon at least five (5) Business Days’ prior written request by Borrower, Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon such Collateral; provided, however, that (i) Administrative Agent shall not be required to execute any such document on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any liens upon (or obligations of any Person, in respect of), all interests retained by any Person, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

(c)        Absence of Duty.    Administrative Agent shall have no obligation whatsoever to any Lender, Borrower or any other Person to assure that the property covered by this Agreement or the Loan Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the liens and security interests granted to Administrative Agent on behalf of the Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent in this Section 8.9 or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the Loan Documents or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Administrative Agent’s own interest in property covered by this Agreement or the Loan Documents as one of the Lenders and that Administrative Agent shall have no duty or liability whatsoever to any of the other Lenders.

SECTION 8.10          AGENCY FOR PERFECTION.    Each Lender hereby appoints Administrative Agent and each other Lender as agent for the purpose of perfecting the Lenders’ liens in the collateral for the Loan which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction or otherwise, can be perfected only by possession. Should any Lender (other than Administrative Agent) obtain possession of any such collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefore, shall deliver such collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

SECTION 8.11          EXERCISE OF REMEDIES.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any collateral or security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

SECTION 8.12          SUNTRUST BANK COMMITMENT.    SunTrust Bank (i) has provided a Commitment for the entire amount of the Loan, without the requirement for syndication as a condition to closing and funding the Loan, (ii) agrees that unless an Event of Default shall have occurred and is continuing, or as otherwise consented to Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), SunTrust Bank shall maintain a Commitment for not less than $10,000,000.00 of the Loan, and shall remain the sole administrative agent for the Loan, provided, however, if during an Event of Default SunTrust Bank reduced the Commitment it maintains to less than $10,000,000.00 of the Loan, the foregoing condition shall no longer be applicable, (iii) agrees that with respect to any syndication of the Loan there shall be no adverse changes to the terms of any Loan Document with respect to Borrower or Guarantor, and any such syndication shall not result in any additional expenses, costs, liability or potential liability to Borrower or Guarantor (and under no circumstances shall Borrower or Guarantor be required to execute any certifications or similar documents or to provide any representations or warranties confirming the accuracy of any information provided to Administrative Agent in connection with such syndication), and (iv) Borrower shall have no obligation to pay any costs or expenses related to the syndication of the Loan, except during the term of the Loan, Borrower shall reimburse Administrative Agent up to $1,500 per year of the costs incurred in connection with the syndication or participation of the Loan. Borrower and Guarantor shall reasonably cooperate (at no cost or expense, liability or potential liability to Borrower or Guarantor) with Administrative Agent with respect to any syndication of the Loan; provided, however, that Administrative Agent or any other Lender shall not share any confidential (i.e., non-public) information of Borrower or Guarantor with any potential syndicate

Lender unless (a) prior to providing such confidential information to any potential syndicate Lender, such potential syndicate Lender either (i) “clicks through” to electronically evidence its agreement to be bound by a confidentiality agreement substantially in the form attached hereto as attached as Exhibit D, or (ii) enters into a confidentiality agreement with Borrower in form and substance reasonably satisfactory to Borrower, and in addition to the foregoing (b) prior to providing any confidential information with respect to the Guarantor, Administrative Agent shall use best commercially reasonable efforts to have such potential syndicate Lender enter into a confidentiality agreement with Borrower in the form of the confidentiality agreement executed by Administrative Agent with Borrower in connection with the Loan, or another form of confidentiality agreement with Borrower which is in form and substance reasonably satisfactory to Borrower.

SECTION 8.13          CONSENTS.

(a)        In the event Administrative Agent requests the consent of a Lender and does not receive a written denial thereof, or a written notice from a Lender that due course consideration of the request requires additional time, in each case, within ten (10) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have given such consent.

(b)        In the event Administrative Agent requests the consent of a Lender and such consent is denied, then SunTrust may, at its option, require such Lender to assign its interest in the Loans to SunTrust for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest, fees and costs and expenses due such Lender under the Loan Documents, which principal, interest, fees and costs and expenses will be paid on the date of such assignment. In the event that SunTrust elects to require any Lender to assign its interest to SunTrust, SunTrust will so notify such Lender in writing within thirty (30) days following such Lender’s denial, and such Lender will assign its interest to SunTrust no later than five (5) days following receipt of such notice.

(c)        Administrative Agent shall have the right to provide consents on behalf of the Lenders for any Lease or amendment or modification thereof which does not constitute an Approved Lease.

SECTION 8.14          COMMUNICATIONS WITH ADMINISTRATIVE AGENT. Notwithstanding anything to the contrary in this Agreement, Borrower shall only need to directly deal with Administrative Agent, or only rely on communications from Administrative Agent, regarding consents and approvals and/or, so long as no Event of Default has occurred and is continuing, any other matters (including reporting requirements and payments) required under this Agreement or any of the other Loan Documents.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1            WAIVER AND AMENDMENT.

(a)        No amendment, waiver or consent shall affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document unless it is in writing and signed by Administrative Agent. No failure or delay by Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between Borrower and Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.1(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any advance under the Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)        No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Required Lenders or Borrower and Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of the Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, the Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 1.5(b) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 9.1 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; (vii) release any material portion of the collateral securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of Borrower, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of Administrative Agent without the prior written consent of such Person. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of Borrower and Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 1.4, 1.5(c), 1.9 and 9.2), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(c)        Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

SECTION 9.2            INDEMNIFICATIONS.

(a)        General Indemnification.    Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any applicable Governmental Requirements; (e) any and all claims and demands whatsoever which may be asserted against any of the Indemnified Parties by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; or (f) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to an Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(b)        Environmental Indemnification.

  (i)      Borrower covenants and agrees at its sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (i) any presence of any Hazardous Substance in, on, above, or under the Property; (ii) any past, present or threatened Release of Hazardous Substance in, on, above, under or from the Property; (iii) any activity by Borrower, any Person affiliated with Borrower, and any Tenant or other user of the Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Hazardous Substance at any time located in, under, on or above the Property or any actual or proposed remediation of any Hazardous Substance at any time located in, under, on or above the Property, whether or not such remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (iv) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Property or operations thereon, including but not limited to any failure by Borrower, any person or entity affiliated with Borrower, and any tenant or other user of the Property to comply with any order of any Governmental Authority in connection with any Environmental Laws; (v) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Property; (vi) any acts of Borrower; any person or entity affiliated with Borrower, and any tenant or other user of the Property in (A) arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Substance at any facility or incineration vessel containing such or similar Hazardous Substance or (B) accepting any Hazardous Substance for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for remediation; and (vii) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement relating to environmental matters.

 (ii)      Upon written request by any Indemnified Party, Borrower shall defend same (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon written demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

(iii)      Notwithstanding the foregoing, Borrower shall not have any liability for any Losses imposed upon or incurred by or asserted against any Indemnified Parties and described in subsection (a) above or this subsection (b), that either (i) are due to the gross negligence, bad faith or willful misconduct of the Indemnified Parties as determined by a court of competent jurisdiction in a final non-appealable ruling, or (ii) result from events or circumstances first occurring or Hazardous Substances first placed, released on, or migrated to or from the Property (or any portion there) (as opposed to first discovered) either (A) after the date of the termination or release of this Agreement by Administrative Agent for the Lenders, or (B) after Administrative Agent shall obtain ownership of the Property or after the transfer of title to the Property or any portion thereof at a foreclosure sale or pursuant to a deed-in-lieu of foreclosure, provided, as applicable, that Borrower can conclusively prove that (y) such liabilities first arose after Administrative Agent assumed ownership of the Property, and (z) Borrower shall not have contributed in any way to the cause, existence or occurrence of such liabilities.

(iv)      Notwithstanding anything contained in this Agreement or any other Loan Documents to the contrary, Borrower shall have the right to terminate its continuing liability under this Section 9.2(b) upon fulfillment of each of the following conditions to the reasonable satisfaction of Administrative Agent:

 (A)       Administrative Agent shall have received payment in full of all of the Obligations, including but not limited to repayment in full of the Note, but excluding any of the Obligations which might arise in the future (but as to which no claim has then arisen) under the provisions of this Agreement.

 (B)       Borrower shall have delivered to Administrative Agent a current environmental site assessment for the Property and such report does not disclose the existence of any violation of any Environmental Law or any Environmental Liabilities applicable to the Property not shown on the Environmental Audit, which report shall be dated, or last updated, to a date which is not earlier than the date on which the Security Instrument was discharged or released of record.

 (C)       No Environmental Liability shall be pending or threatened in writing with respect to the Property.

 (D)       The Note has been repaid without Administrative Agent or any affiliate thereof ever having taken actual or constructive possession of any of the Property (or any portion thereof), through either: (i) the appointment of a receiver, or (ii) any other exercise of Administrative Agent’s rights and remedies following an Event of Default.

 (E)       Borrower shall maintain an Environmental Insurance Policy for the Property naming Administrative Agent as an additional insured, which Environmental Insurance Policy shall have an extended reporting period of no less than one (1) year after the date of payment in full of all of the Obligations, but only with respect to environmental claims or liabilities that occurred or existed during Borrower’s ownership of the Property.

Such termination of Borrower’s liability under this Section 9.2(b) shall become effective only upon the delivery by Administrative Agent to Borrower of a specific written acknowledgment of the satisfaction of the foregoing conditions and the termination of such obligations, which acknowledgment Administrative Agent agrees to provide unless Administrative Agent makes the good faith determination that the conditions to such termination have not been satisfied.

(c)        ERISA Indemnification.    Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Administrative Agent’s reasonable discretion) that Administrative Agent may incur, directly or indirectly, as a result of a breach of any representation, warranty or covenant by Borrower under this Agreement relating to ERISA.

(d)        Survival. The obligations and liabilities of Borrower under this Section 9.2 shall fully survive indefinitely, notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, appointment of a receiver or delivery of a deed in lieu of foreclosure of the Security Instrument.

SECTION 9.3            EXPENSES. Subject to the terms of this Agreement, Borrower shall immediately pay Administrative Agent upon written demand all reasonable, out-of-pocket costs and expenses (i) incurred by Administrative Agent in connection with the preparation and administration of this Agreement and all other Loan Documents for the term of the Loan, including, without limitation, legal costs, appraisal report and review, project cost analysis and environmental reports; and (ii) incurred by Administrative Agent in connection with the enforcement or satisfaction by Administrative Agent’s rights and obligations under this Agreement and the other Loan Documents. For all purposes of this Agreement, Administrative Agent’s costs and expenses shall include, without limitation, all appraisal fees (not to exceed once per calendar year, unless an Event of Default exists), cost engineering and inspection fees, legal fees and expenses of outside counsel, accounting fees, environmental consultant fees, auditor fees, UCC filing fees and/or UCC vendor fees, and the cost to Administrative Agent of any title insurance premiums, title surveys, reconveyance and notary fees. If any attorney is engaged by Administrative Agent to enforce or defend any provision of this Agreement or any of the other Loan Documents, or as a consequence of any Default under the Loan Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding of Borrower or any Guarantor, then Borrower shall immediately pay to Administrative Agent, upon written demand, the amount of all reasonable attorneys’ fees and expenses and all costs incurred by Administrative Agent in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Loan.

SECTION 9.4            BINDING EFFECT; WAIVERS; CUMULATIVE RIGHTS AND REMEDIES.    The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, legal representatives, successors and assigns; provided, however, that neither this Agreement nor the proceeds of the Loan may be assigned by Borrower voluntarily, by operation of law or otherwise, without the prior written consent of Administrative Agent. No delay on the part of Administrative Agent in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder constitute such a waiver or exhaust the same, all of which shall be continuing. The rights and remedies of Administrative Agent specified in this Agreement shall be in addition to, and not exclusive of, any other rights and remedies which Administrative Agent would otherwise have at law, in equity or by statute, and all such rights and remedies, together with Administrative Agent’s rights and remedies under the other Loan Documents, are cumulative and may be exercised individually, concurrently, successively and in any order.

SECTION 9.5            INCORPORATION BY REFERENCE.    Borrower agrees that until this Agreement is terminated by the repayment to Administrative Agent of all principal and interest due and owing on the Notes and other sums due and owing pursuant to the other Loan Documents, the Notes and the other Loan Documents shall be made subject to all the terms, covenants, conditions, obligations, stipulations and agreements contained in this Agreement to the same extent and effect as if fully set forth in and made a part of the Notes and the other Loan Documents. In the event of a conflict between any of the Loan Documents and the provisions of this Agreement, this Agreement shall be controlling.

SECTION 9.6            SURVIVAL.      All agreements, representations and warranties made in this Agreement shall survive the execution of this Agreement, the making of the Advances by Administrative Agent, and the execution of the other Loan Documents, and shall continue until Administrative Agent receives the indefeasible payment in full of all Obligations of Borrower incurred under this Agreement and under the other Loan Documents.

SECTION 9.7            GOVERNING LAW; WAIVER OF JURY TRIAL; JURISDICTION.

(a)        IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402, BUT OTHERWISE WITHOUT REGARD TO LAWS OF THE STATE CONCERNING CONFLICTS OF LAWS OR CHOICE OF FORUM.

(b)        BORROWER, LENDERS AND ADMINISTRATIVE AGENT HEREBY IRREVOCABLY SUBMIT TO PERSONAL JURISDICTION IN THE STATE NEW YORK AND TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK, NEW YORK, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. JURISDICTION AND VENUE OF ANY ACTION BROUGHT TO ENFORCE THIS AGREEMENT OR THE RELATIONSHIPS CREATED BY OR UNDER THIS AGREEMENT (“ACTION”) SHALL, AT THE ELECTION OF LENDERS, BE IN (AND IF ANY ACTION IS ORIGINALLY BROUGHT IN ANOTHER VENUE, THE ACTION SHALL AT THE ELECTION OF LENDERS BE TRANSFERRED TO) A STATE

OR FEDERAL COURT OF APPROPRIATE JURISDICTION LOCATED IN THE STATE OF NEW YORK. BORROWER, LENDERS AND ADMINISTRATIVE AGENT HEREBY CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK IN CONNECTION WITH ANY ACTION AND HEREBY WAIVE ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY OTHER STATE TO OBJECT TO JURISDICTION WITHIN THE STATE OF NEW YORK RELATING TO ANY ACTION. BORROWER, LENDERS AND ADMINISTRATIVE AGENT HEREBY WAIVE AND AGREE NOT TO ASSERT, AS A DEFENSE TO ANY ACTION OR A MOTION TO TRANSFER VENUE OF ANY ACTION, (I) ANY CLAIM THAT IT IS NOT SUBJECT TO SUCH JURISDICTION; (II) ANY CLAIM THAT ANY ACTION MAY NOT BE BROUGHT AGAINST IT OR IS NOT MAINTAINABLE IN THOSE COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY THOSE COURTS, OR THAT IT IS EXEMPT OR IMMUNE FROM EXECUTION; (III) THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM; OR (IV) THAT THE VENUE FOR THE ACTION IS IN ANY WAY IMPROPER. BORROWER FURTHER CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO BORROWER AT THE ADDRESSES FOR NOTICES DESCRIBED IN THIS AGREEMENT, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).

(c)        TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION RELATING TO THIS AGREEMENT, THE LOAN AND/OR THE LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(d)        TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ADMINISTRATIVE AGENT OR ANY OF THE LENDER, BASED ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO ACTUAL OR DIRECT DAMAGES) ARISING OUT OF, IN CONNECTION WITH OR AS A RESULT OF, THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREIN, THE LOAN OR THE USE OF PROCEEDS THEREOF.

(e)        ALL OF THE FOREGOING WAIVERS BY BORROWER HAVE BEEN MADE VOLUNTARILY, INTELLIGENTLY AND KNOWINGLY BY BORROWER, AFTER BORROWER HAS BEEN AFFORDED AN OPPORTUNITY TO BE INFORMED BY COUNSEL OF BORROWER’S CHOICE AS TO POSSIBLE ALTERNATIVE RIGHTS. BORROWER’S EXECUTION OF THIS AGREEMENT SHALL BE CONCLUSIVE EVIDENCE OF THE MAKING OF SUCH WAIVERS AND THAT SUCH WAIVERS HAVE BEEN INVOLUNTARILY, INTELLIGENTLY AND KNOWINGLY MADE.

SECTION 9.8            COUNTERPARTS.     This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes; provided, however, that all such counterparts shall together constitute one and the same instrument. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any electronic document or signature.

SECTION 9.9            INTEGRATION; EFFECTIVENESS.   This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.10          NOTICES.

(a)        General.    All notices and other communications shall have been duly given and shall be effective (a) when delivered by hand (and signed for by a Person at the offices of or the mail facilities used by such Person), (b) the Business Day following the Business Day on which the same has been delivered prepaid to a reputable national overnight air courier service for delivery on the next Business Day, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, or (d) the day a communication sent by hand delivery, overnight air courier service, registered or certified mail, postage prepaid, is not accepted or rejected, in each case to the respective party at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto. No notice of change of address shall be effective except upon actual receipt.

If to Administrative Agent:

SunTrust Bank

Agency Services

Mail Code GA-Atlanta-7662

303 Peachtree Street, N.E. – 25th Floor

Atlanta, GA 30308

Attention: Doug Weltz, Director

with a copy to:

SunTrust Bank

CRE Vienna Middle Office

Attn: Middle Office Hub Team Lead

American Center West

Mail Code: CS-ACW 2608

8330 Boone Blvd. 7th Floor

Vienna, VA 22182

with a copy to:

SunTrust Bank Legal Department - CRE

303 Peachtree Street, NE

Mail Code GA-ATL-0643

Atlanta, GA 30308

with a copy to:

Sutherland Asbill & Brennan LLP

999 Peachtree Street, N.E., Suite 2300

Atlanta, GA 30309-3996

Attention: William G. Rothschild

If to Borrower:

KBSGI Von Karman Tech, LLC

c/o KBS Capital Advisors LLC

800 Newport Center Drive, Suite 700

Newport Beach, CA 92660

Attention: Tim Helgeson, Senior Vice President Asset Management

with a copy to:

KBSGI Von Karman Tech, LLC

c/o KBS Capital Advisors LLC

800 Newport Center Drive, Suite 700

Newport Beach, CA 92660

Attention: Todd Smith, Vice President Controller REIT Corporate Accounting

with a copy to:

KBSGI Von Karman Tech, LLC

c/o KBS Capital Advisors LLC

800 Newport Center Drive, Suite 700

Newport Beach, CA 92660

Attention: Bryce Lin, Director of Finance and Reporting

with a copy to:

Greenberg Traurig, LLP

3161 Michelson Drive, Suite 1000

Irvine, CA 92612

Attention: Bruce Fischer

Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b). Notwithstanding the foregoing, notices relating to Defaults, Events of Default or the exercise of remedies hereunder shall only be delivered by hand, overnight courier service or certified or registered mail. Each notice to any Administrative Agent shall be delivered to the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Administrative Agent.

(b)        Electronic Communications.    Notices and other communications to the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

SECTION 9.11          NO THIRD PARTY RELIANCE.     No third party shall be entitled to rely upon this Agreement or to have any of the benefits of Administrative Agent’s interest hereunder, unless such third party is an express assignee of all or a portion of Administrative Agent’s interest hereunder.

SECTION 9.12          SALE OF LOAN OR PARTICIPATIONS.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.12(b), (ii) by way of participation in accordance with the provisions of Section 9.12(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.12(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.12(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the portion of the Loan at the time owing to it); provided that so long as no Event of Default shall have occurred, any such assignment shall be subject to the following conditions (and with respect to any assignments by SunTrust Bank, such assignments shall be subject to the restrictions set forth in Section 8.12 hereof and SunTrust Bank shall comply with and remain bound by the terms of such Section 8.12):

  (i)      Minimum Amounts.

 (A)       in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the portion of the Loan at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender, a Permitted Assignee or an Approved Fund, no minimum amount need be assigned; and

 (B)       in any case not described in subsection (A) above, the aggregate amount of the Commitment (which for this purpose includes the portion of the Loan outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the portion of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000.00, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed; provided that it shall be reasonable for Borrower to withhold its consent hereunder if such assignment is reasonably likely to result in (x) payment by Borrower of additional Indemnified Taxes or other costs or (y) the termination of any Interest Rate Hedge Agreement Borrower or Guarantor is a party to).

 (ii)      Proportionate Amounts.   Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the portion of the Loan or the Commitment assigned.

(iii)      Required Consents.      No consent shall be required for any assignment except to the extent required by this Section 9.12 and, in addition:

(A)       Intentionally omitted; and

(B)       the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for (y) assignments to a Person that is not a Lender with a Commitment unless (I) such assignment is to a Permitted Assignee or (II) an Event of Default has occurred and is continuing at the time of such assignment, and (z) all assignments by a Defaulting Lender.

(iv)      Assignment and Acceptance.  The parties to each assignment shall deliver to Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 1.10(e) if such assignee is a Foreign Lender.

 (v)      No Assignment to Borrower.  No such assignment shall be made to Borrower or any of Borrower’s Affiliates or subsidiaries.

(vi)      No Assignment to Natural Persons.   No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 8.10(c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 1.4, 1.5(b), 1.10 and 9.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.12(d). If the consent of Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has actually been delivered by the assigning Lender (through Administrative Agent) to Borrower, unless such consent is expressly refused by Borrower prior to such fifth (5th) Business Day.

(c)        Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the advances under the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Any Lender may at any time, without the consent of, or notice to, Borrower and without the consent of, but with notice to, Administrative Agent, sell participations to any Person (other than a natural person, Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)        Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of the Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, the Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 1.5(a) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 9.12 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of the Guaranty Agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to Section 9.12(f), Borrower agrees that each Participant shall be entitled to the benefits of Sections 1.4, 1.5(b), and 1.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.12(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.14 as though it were a Lender, provided such Participant agrees to be subject to Section 1.4 as though it were a Lender.

(f)        A Participant shall not be entitled to receive any greater payment under Section 1.4 and Section 1.5(b) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 1.10 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 1.10(e) as though it were a Lender.

(g)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.13          TIME IS OF THE ESSENCE.    Time is of the essence hereof with respect to the dates, terms and conditions of this Agreement.

SECTION 9.14          RIGHT OF SETOFF.   In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of Borrower (but not of Borrower Affiliates) at any time held or other obligations at any time owing by such Lender to or for the credit or the account of Borrower (but not of Borrower Affiliates) against any and all Obligations held by such Lender, irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify Administrative Agent and Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by Borrower to such Lender.

SECTION 9.15          NO ORAL MODIFICATIONS.   No modification or waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

SECTION 9.16          CAPTIONS.      The headings or captions of the Articles and Sections set forth herein are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.

SECTION 9.17          BORROWER-ADMINISTRATIVE AGENT RELATIONSHIP.     The relationship between Borrower and Administrative Agent created hereby and by the other Loan Documents shall be that of a borrower and a lender only, and in no event shall Administrative Agent be deemed to be a partner of, or a joint venturer with, Borrower

SECTION 9.18          EXCULPATION.     Lender shall have no recourse against, nor shall there be any personal liability to, the members of Borrower, or to any shareholders, members, partners, beneficial interest holders or any other entity or person in the ownership (directly or indirectly) of Borrower with respect to the obligations of any Borrower and Guarantor under the Loan. For purposes of clarification, in no event shall the above language limit, reduce or otherwise affect Borrower’s liability or obligations under the Loan Documents, Guarantor’s liability or obligations under the Guaranty, or Lender’s right to exercise any rights or remedies against any collateral securing the Loan.

SECTION 9.19          CALIFORNIA ENVIRONMENTAL PROVISIONS. Administrative Agent’s and Lenders’ rights and remedies hereunder shall include any and all rights under California Code of Civil Procedure Sections 564, 726.5 and 736 and under California Civil Code Section 2929.5. Borrower hereby waives any restrictions or limitations which such statutes may impose on Borrower’s liability or Indemnified Parties’ rights or remedies under this Agreement. Without limiting the generality of the foregoing, Borrower and the Indemnified Parties agree that:

(a)        this Agreement is intended as Administrative Agent’s and Lenders’ written request for information (and Borrower’s response) concerning the environmental condition of the real property security as required by California Code of Civil Procedure Section 726.5;

(b)        each provision in this Agreement (together with any indemnity applicable to a breach of any such provision) with respect to the environmental condition of the real property security is intended by Administrative Agent, Lenders and Borrower to be an “environmental provision” for purposes of California Code of Civil Procedure Section 736, and as such it is expressly understood that Borrower’s duty to indemnify Administrative Agent and Lenders shall, subject to the terms of the Loan Documents, survive: (i) any judicial or nonjudicial foreclosure under the Security Instrument, or transfer of the Property in lieu thereof; (ii) the release and reconveyance or cancellation of the Security Instrument; and (iii) the satisfaction of all of Borrower’s obligations under the Loan Documents;

(c)        Inspection Rights. Administrative Agent shall have the right to enter and inspect the Property for Hazardous Substances pursuant to California Civil Code Section 2929.5, to obtain a court order to enforce that right, and to have a receiver appointed pursuant to California Code of Civil Procedure Section 564 to enforce Administrative Agent’s and Lenders’ right to enter and inspect the Property;

(d)        Upon any breach of this Agreement, Administrative Agent shall have the right to commence and maintain an action or actions in any court of competent jurisdiction for breach of contract pursuant to California Civil Procedure Code Section 736, whether commenced prior to foreclosure of the Property or after foreclosure of the Property, and to seek the recovery of any and all Environmental Liabilities incurred or advanced by Lender relating to the cleanup, remediation or other response action required by Environmental Laws or to which Administrative Agent believes necessary to protect the Property. Borrower acknowledges and agrees that, subject to the terms and provisions contained herein, in the other Loan Documents and in the Indemnity, the Environmental Liabilities shall be exceptions to any non-recourse or exculpatory provision and Borrower shall be fully and personally liable for the Environmental Liabilities hereunder and such liability shall not be limited to the original principal amount of the obligations secured by the Security Instrument;

(e)        Upon the occurrence of, and during the continuance of, any Event of Default under the Loan Documents, in addition to any other remedies provided in the Loan Documents and applicable law, Administrative Agent and Lenders shall have the right to waive its lien against the Property or any portion thereof, whether fixtures or personal property, to the extent such property is found to be environmentally impaired in accordance with California Code of Civil Procedure Section 726.5 and Administrative Agent and Lenders may exercise any and all rights and remedies of an unsecured creditor against Borrower, including, but not limited to, seeking an attachment order pursuant to California Code of Civil Procedure Section 483.010. As between the Administrative Agent and the Lenders, and Borrower, for purposes of California Code of Civil Procedure Section 726.5, Borrower shall have the burden of proving that Borrower or any related party (or any affiliate or agent of Borrower or any related party) was not in any way negligent in permitting the release or threatened release of the Hazardous Substances. Borrower acknowledges and agrees that, subject to the terms and provisions contained herein, in the other Loan Documents and in the Indemnity, all judgments and awards entered against Borrower under this Section and California Code of Civil Procedure Section 726.5 shall be exceptions to any non-recourse or exculpatory provisions of the Note, and Borrower shall be fully and personally liable for all such judgments and awards entered against Borrower;

(f)        This Section is an unconditional and irrevocable waiver of any rights and defenses any Borrower may have based on the Loan being secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure. Without limiting the generality of the foregoing, Borrower acknowledges that no action for the enforcement of, or recovery of damages under, this Agreement shall constitute either an action or a failure to foreclose first against the Security Instrument within the meaning of California Code of Civil Procedure Section 726, which shall not apply to this Agreement, and no judgment against Borrower in any action pursuant to this Agreement shall constitute a money judgment or a deficiency judgment within the meaning of California Code of Civil Procedure Sections 580a, 580b, 580d or 726. Borrower acknowledges that they may have liability under this Agreement even if the Loan is repaid in full by reason of a full credit bid at any foreclosure sale under the Security Instrument.

[Signature page 1 of 3 of Loan Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BORROWER

KBSGI VON KARMAN TECH, LLC,
a Delaware limited liability company

By:	KBSGI REIT ACQUISITION I, LLC,
a Delaware limited liability company,
its sole member

	By:	KBSGI REIT PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

		By:	KBS GROWTH & INCOME LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

			By:	KBS GROWTH & INCOME REIT, INC.,
a Maryland corporation,
its general partner

				By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.,
Chief Executive Officer

[Signature page 2 of 3 of Loan Agreement]

ADMINISTRATIVE AGENT

SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent

By:	/s/ Peter J. Guilfu
Peter J. Guilfu, Senior Vice President

[Signature page 3 of 3 of Loan Agreement]

LENDER

SUNTRUST BANK, a Georgia banking corporation

By:	/s/ Peter J. Guilfu
Peter J. Guilfu, Senior Vice President

EXHIBIT A

Ownership Chart

[Attached]

KBSGI VON KARMAN TECH, LLC OWNERSHIP STRUCTURE

EXHIBIT B

FORM OF SNDA

SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

This SUBORDINATION, NONDISTURBANCE, AND ATTORNMENT AGREEMENT (this “Agreement”) is entered into as of                             ,          (the “Effective Date”), between SUNTRUST BANK, a Georgia banking corporation, whose address is 1155 Peachtree Street NE, Suite 300, Atlanta, GA 30309, Attn: Middle Office Hub Team Lead; with a copy to: SunTrust Bank Legal Department – CRE, 303 Peachtree Street NE, Suite 3600, Mail Code GA-Atl-0643, Atlanta, Georgia 30308 (“Administrative Agent”), and                                 , a                         , whose address is                                  (“Tenant”), with reference to the following facts:

A.                                                  , a                                         , whose address is                                      (“Landlord”), owns, or is the contract purchaser of, the real property located at                                          (such real property, including all buildings, improvements, structures and fixtures located thereon, “Landlord’s Premises”), as more particularly described in Schedule A.

B.         Administrative Agent, Landlord and certain financial institutions party thereto from time to time, as lenders (together with Administrative Agent, collectively the “Lenders”) are parties to that certain Term Loan Agreement dated             , 2015 (as amended, increased, renewed, extended, spread, consolidated, severed, restated or otherwise changed from time to time, the “Loan Agreement”) for a loan to Landlord in the original principal amount of up to $                                         (the “Loan”) The Loan is further evidenced by one or more promissory notes more particularly described therein (as they may have been or may be from time to time renewed, extended, amended, supplement or restated, hereinafter the “Notes”).

C.          To secure the Loan, Landlord has encumbered Landlord’s Premises by entering into that certain Deed to Secure Debt, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated                             ,         , in favor of Administrative Agent (as amended, increased, renewed, extended, spread, consolidated, severed, restated, or otherwise changed from time to time, the “Security Instrument”) recorded on                                 , at Book                     , Page                       , in the                                          of                       ,                        (the “Records”).

D.         Pursuant to a Lease, dated as of                                 ,         , as amended on                             ,          and                             ,          (together with all rights, remedies and options of Tenant thereunder and all right, title and interest of Tenant in and to the Landlord’s Premises, the “Lease”); Landlord demises to Tenant a portion of Landlord’s Premises (“Tenant’s Premises”). Tenant’s Premises are commonly known as                                         .

E.         Tenant and Administrative Agent desire to agree upon the relative priorities of their interests in Landlord’s Premises and their rights and obligations if certain events occur.

NOW, THEREFORE, for good and sufficient consideration, Tenant and Administrative Agent agree:

1.          Definitions.

The following terms shall have the following meanings for purposes of this Agreement.

1.1        Construction-Related Obligation.   A “Construction-Related Obligation” means any obligation of Landlord under the Lease to make, pay for, or reimburse Tenant for any alterations, demolition, or other improvements or work at Landlord’s Premises, including Tenant’s Premises. “Construction-Related Obligations” shall not include: (a) reconstruction or repair following fire, casualty or condemnation except to the extent such reconstruction or repair requires funds in excess of the insurance or condemnation proceeds specifically allocable to the Landlord’s Premises and arising out of such fire, casualty or condemnation that have actually been received by Administrative Agent or Successor Landlord, as applicable; or (b) day-to-day maintenance and repairs.

1.2        Foreclosure Event.    A “Foreclosure Event” means: (a) foreclosure under the Security Instrument; (b) any other exercise by Administrative Agent of rights and remedies (whether under the Security Instrument or under applicable law, including bankruptcy law) as holder of the Loan and/or the Security Instrument, as a result of which Successor Landlord becomes owner of Landlord’s Premises; or (c) delivery by Landlord to Administrative Agent (or its designee or nominee) of a deed or other conveyance of Landlord’s interest in Landlord’s Premises in lieu of any of the foregoing.

1.3        Former Landlord.   A “Former Landlord” means Landlord and any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement.

1.4        Offset Right.  An “Offset Right” means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and performance would bind a Successor Landlord pursuant to this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant’s payment of Rent or performance of Tenant’s other obligations under the Lease, arising (whether under the Lease or other applicable law) from Landlord’s breach or default under the Lease.

1.5        Rent.   The “Rent” means any fixed rent, base rent or additional rent under the Lease.

1.6        Successor Landlord.    A “Successor Landlord” means any party that becomes owner of Landlord’s Premises as the result of a Foreclosure Event.

1.7        Termination Right.   A “Termination Right” means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction arising (whether under the Lease or under applicable law) from Landlord’s breach or default under the Lease.

2.          Subordination.

The Lease shall be, and shall at all times remain, subject and subordinate to the Security Instrument, the lien imposed by the Security Instrument, and all advances made under or secured by the Security Instrument.

3.          Nondisturbance, Recognition and Attornment.

3.1        No Exercise of Security Instrument Remedies Against Tenant.    So long as the Lease has not been terminated on account of Tenant’s default that has continued beyond applicable cure periods (an “Event of Default”), Administrative Agent shall not name or join Tenant as a defendant in any exercise of Administrative Agent’s rights and remedies arising upon a default under the Security Instrument unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or prosecuting such rights and remedies. In the latter case, Administrative Agent may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such action.

3.2        Nondisturbance and Attornment.   If the Lease has not been terminated on account of an Event of Default by Tenant, then, when Successor Landlord takes title to Landlord’s Premises: (a) Successor Landlord shall not terminate or disturb Tenant’s possession of Tenant’s Premises under the Lease, except in accordance with the terms of the Lease and this Agreement; (b) Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease (except as provided in this Agreement); (c) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under the Lease as affected by this Agreement; and (d) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in this Agreement), between Successor Landlord and Tenant.

3.3        Further Documentation.  The provisions of this Article shall be effective and self-operative without any need for Successor Landlord or Tenant to execute any further documents. Tenant and Successor Landlord shall, however, confirm the provisions of this Article in writing upon request by either of them.

4.          Protection of Successor Landlord.

Notwithstanding anything to the contrary in the Lease or the Security Instrument, Successor Landlord shall not be liable for or bound by any of the following matters:

4.1        Claims Against Former Landlord.     Any Offset Right that Tenant may have against any

Former Landlord relating to any event or occurrence before the date of attornment, and any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment, or any act, omission, default, misrepresentation, or breach of warranty, of Former Landlord or obligations accruing prior to the date of attornment. (The foregoing shall not limit either (a) Tenant’s right to exercise against Successor Landlord any

Offset Right otherwise available to Tenant because of events occurring after the date of attornment or (b) Successor Landlord’s obligation to correct any conditions that existed as of the date of attornment and violate Successor Landlord’s obligations as landlord under the Lease.)

4.2        Prepayments.    Any payment of Rent that Tenant may have made to Former Landlord more than thirty (30) days before the date such Rent was first due and payable under the Lease with respect to any period after the date of attornment other than, and only to the extent that, the Lease expressly required such a prepayment.

4.3        Payment; Security Deposit.  Any obligation: (a) to pay Tenant any sum(s) that any Former Landlord owed to Tenant or (b) with respect to any security deposited with Former Landlord, unless such security was actually delivered to Administrative Agent. This paragraph is not intended to apply to Landlord’s obligation to make any payment that constitutes a “Construction-Related Obligation.”

4.4        Modification, Amendment, or Waiver.    Any modification or amendment of the Lease, or any waiver of any terms of the Lease, made without Tenant first providing a Tenant Notice (as hereinafter defined), or for which an Objection Notice (as hereinafter defined) was delivered. In the event of any proposed modification or amendment of the Lease, or any proposed waiver of any terms of the Lease, Tenant shall provide written notice to Administrative Agent in accordance with the terms of this Agreement (a “Tenant Notice”), which notice shall include a copy of the proposed amendment, modification or waiver. The Tenant Notice shall include the following on the first page thereof: “LEASE MODIFICATION APPROVAL: THE FOLLOWING NOTICE REQUIRES A RESPONSE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT. FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE PROPOSED MODIFICATION.” Administrative Agent shall have the right, within five (5) Business Days of Administrative Agent’s receipt of the Tenant Notice, to provide written notice to Tenant and Landlord of Administrative Agent’s objection to the proposed amendment, modification or waiver (an “Objection Notice”). Notwithstanding anything to the contrary in the Lease or the Security Instrument, Successor Landlord shall not be liable for or bound by any modification or amendment of the Lease, or any waiver of any terms of the Lease, of which Administrative Agent has not received a Tenant Notice in accordance with the terms hereof, or of which Administrative Agent has received a Tenant Notice in accordance with the terms hereof, but for which an Objection Notice was delivered in accordance with the terms hereof.

4.5        Surrender, Etc.      Any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease.

4.6        Construction-Related Obligations.      Any Construction-Related Obligation of Former Landlord.

5.          Exculpation of Successor Landlord.

A.         Notwithstanding anything to the contrary in this Agreement or the Lease, upon any attornment pursuant to this Agreement the Lease shall be deemed to have been automatically amended to provide that Successor Landlord’s obligations and liability under the Lease shall never extend beyond Successor Landlord’s (or its successors’ or assigns’) interest, if any, in Landlord’s Premises from time to time, including insurance and condemnation proceeds, Successor Landlord’s interest in the Lease, and the proceeds from any sale or other disposition of Landlord’s Premises by Successor Landlord (collectively, “Successor Landlord’s Interest”). Tenant shall look exclusively to Successor Landlord’s Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as affected by this Agreement. If Tenant obtains any money judgment against Successor Landlord with respect to the Lease or the relationship between Successor Landlord and Tenant, then Tenant shall look solely to Successor Landlord’s Interest (or that of its successors and assigns) to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of Successor Landlord. Further, neither Administrative Agent nor any Lender nor Successor Landlord shall have any liability or responsibility under or pursuant to the terms of the Lease and/or this Agreement after it ceases to own a fee interest in or to the Landlord’s Premises.

6.          Administrative Agent’s Right to Cure.

6.1        Notice to Administrative Agent. Notwithstanding anything to the contrary in the Lease or this Agreement, before exercising any Termination Right or Offset Right, Tenant shall provide Administrative Agent with notice of the breach or default by Landlord giving rise to same (the “Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided for below.

6.2        Administrative Agent’s Cure Period.   After Administrative Agent receives a Default Notice, Administrative Agent shall have a period of thirty (30) days beyond the time available to Landlord under the Lease in which to cure the breach or default by Landlord. Administrative Agent shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Administrative Agent agrees or undertakes otherwise in writing.

6.3        Extended Cure Period.   In addition, as to any breach or default by Landlord the cure of which requires possession and control of Landlord’s Premises, provided only that Administrative Agent undertakes to Tenant by written notice to Tenant within thirty (30) days after receipt of the Default Notice to exercise reasonable efforts to cure or cause to be cured by a receiver such breach or default within the period permitted by this paragraph, Administrative Agent’s cure period shall continue for such additional time (the “Extended Cure Period”) as Administrative Agent may reasonably require to either (a) obtain possession and control of Landlord’s Premises and thereafter cure the breach or default with reasonable diligence and continuity or (b) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.

7.          Confirmation of Facts.

Tenant represents to Administrative Agent and to any Successor Landlord, in each case as of the Effective Date:

7.1        Effectiveness of Lease.    The Lease is in full force and effect, has not been

modified, and constitutes the entire agreement between Landlord and Tenant relating to Tenant’s Premises. Tenant has no interest in Landlord’s Premises except pursuant to the Lease. No unfulfilled conditions exist to Tenant’s obligations under the Lease.

7.2        Rent.   Tenant has not paid any Rent that is first due and payable under the Lease after the Effective Date.

7.3        No Landlord Default.   To the best of Tenant’s knowledge, no breach or default of or under the Lease by Landlord exists and no event has occurred that, with the giving of notice, the passage of time or both, would constitute such a breach or default.

7.4        No Tenant Default.   Tenant is not in default under the Lease and has not received any uncured notice of any default by Tenant under the Lease.

7.5        No Termination.   Tenant has not commenced any action nor sent or received any notice to terminate the Lease. Tenant has no presently exercisable Termination Right(s) or Offset Right(s).

7.6        Commencement Date.  The “Commencement Date” of the Lease was         .

7.7        Acceptance.     Except as set forth in Schedule B (if any) attached to this Agreement: (a) Tenant has accepted possession of Tenant’s Premises; and (b) Landlord has performed all Construction-Related Obligations related to Tenant’s initial occupancy of Tenant’s Premises and Tenant has accepted such performance by Landlord.

7.8        No Transfer.     Tenant has not transferred, encumbered, mortgaged, assigned, conveyed or otherwise disposed of the Lease or any interest therein, other than sublease(s) made in compliance with the Lease.

7.9        Satisfaction of Construction-Related Obligations.   Landlord has satisfied in full all Construction-Related Obligations required of Landlord under the Lease.

8.          Miscellaneous.

8.1        Notices.    All notices or other communications required or permitted under this Agreement shall be in writing and given by certified mail (return receipt requested) or by nationally recognized overnight courier service that regularly maintains records of items delivered. Each party’s address is as set forth in the opening paragraph of this Agreement, subject to change by notice under this paragraph. Notices shall be effective the next business day after being sent by overnight courier service, and five (5) business days after being sent by certified mail (return receipt requested).

8.2        Successors and Assigns.   This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord, and its successors and assigns. If Administrative Agent assigns the Security Instrument, then upon delivery to Tenant of written notice thereof accompanied by the assignee’s written assumption of all obligations under this Agreement, all liability of the assignor shall terminate.

8.3        Entire Agreement.    This Agreement constitutes the entire agreement between Administrative Agent and Tenant regarding the subordination of the Lease to the Security Instrument and the rights and obligations of Tenant and Administrative Agent as to the subject matter of this Agreement.

8.4        Interaction with Lease and with Security Instrument.   If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Security Instrument. Administrative Agent confirms that Administrative Agent has consented to Landlord’s entering into the Lease.

8.5        Administrative Agent’s Rights and Obligations.   Except as expressly provided for in this Agreement, Administrative Agent shall have no obligations to Tenant with respect to the Lease. If an attornment occurs pursuant to this Agreement, then all rights and obligations of Administrative Agent under this Agreement shall terminate, without thereby affecting in any way the rights and obligations of Successor Landlord provided for in this Agreement.

8.6        Interpretation; Governing Law.   The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State of California, excluding its conflict of laws principles.

8.7        Amendments.  This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the party to be charged.

8.8        Execution.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.9        Due Authorization.   Each of the parties hereto represents that it has full authority to enter into this Agreement and that its entry into this Agreement has been duly authorized by all necessary actions.

8.10      Consequential Damages.  In no event shall either party hereto and/or its successors and assigns be liable for any incidental, consequential, punitive, or exemplary damages in connection with this Agreement, the Lease and the Security Instrument.

8.11      Payments to Administrative Agent after Default under Security Instrument. Landlord’s interest under the Lease and the rent and all other sums due thereunder have been assign to Administrative Agent as part of the security for the Loan, and in the event that Administrative Agent notifies Tenant of a default under the Security Instrument (following the expiration of any applicable notice and cure period) and demands that Tenant pay its rent and all other sums due under the Lease directly to Administrative Agent, Tenant shall honor such demand and pay the full amount of its rent and all other sums due under the Lease directly to Administrative Agent, without any obligation on the part of Tenant to provide notice to or obtain the consent of Landlord or to determine whether a default actually exists under the Security Instrument and notwithstanding any contrary instructions of or demands from Landlord. Until Tenant receives any such request from Administrative Agent, Tenant will pay all of said rent to Landlord in accordance with the terms of the Lease.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, this Subordination, Non-Disturbance and Attornment Agreement has been duly executed as of the day and year first above written.

ADMINISTRATIVE AGENT:

SUNTRUST BANK, in its capacity as both collateral agent and administrative agent for each of the Lenders

By:

Name:

Title:

ACKNOWLEDGMENT

State of California

County of                                                              )

On	before me,
(insert name and title of the officer)

personally appeared                                                                                                                                                    ,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

TENANT:

By:

Name:

Title:

ACKNOWLEDGMENT

State of California

County of                                                              )

On	before me,
(insert name and title of the officer)

personally appeared                                                                                                                                                    ,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

LANDLORD’S CONSENT

Landlord consents and agrees to the foregoing Agreement, which was entered into at Administrative Agent’s request. The foregoing Agreement shall not alter, waive or diminish any of Landlord’s obligations under the Security Instrument or the Lease. The above Agreement discharges any obligations of Administrative Agent under the Security Instrument and related loan documents to enter into a nondisturbance agreement with Tenant. Landlord is not a party to the above Agreement. Landlord hereby authorizes and directs Tenant to abide by any written notice from Administrative Agent or Successor Landlord (given pursuant to the terms of the Agreement) to pay the rents and all other sums due under the Lease directly to Administrative Agent or Successor Landlord. Landlord waives all claims against Tenant for any sums so paid at Administrative Agent or Successor Landlord’s direction. Tenant may conclusively rely upon any written notice Tenant receives from Administrative Agent or Successor Landlord notwithstanding any claims by Landlord contesting the validity of any term or condition of such notice, including any default claimed by Administrative Agent or Successor Landlord, and Tenant shall have no duty to inquire into the validity or appropriateness of any such notice.

LANDLORD:

KBSGI VON KARMAN TECH, LLC,
a Delaware limited liability company

By:	KBS CAPITAL ADVISORS LLC,
a Delaware limited liability company,
its authorized agent

By:

Name:

Title:

ACKNOWLEDGMENT

State of California

County of                                                              )

On	before me,
(insert name and title of the officer)

personally appeared                                                                                                                                              ,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

CONSENT OF LEASE GUARANTOR

This Consent is attached to that certain Subordination, Non-Disturbance and Attornment Agreement dated                             , 2011 signed by SunTrust Bank, a Georgia banking corporation, in its capacity as both collateral agent and administrative agent for each of the Lenders (“Landlord”) and                                                                         (“Tenant”). The undersigned is the guarantor of the Tenant’s obligations under the Lease referred to in the Subordination, Non-Disturbance and Attornment Agreement pursuant to that certain Guaranty dated                             , 20     (“Guaranty”). The undersigned hereby consents to the Subordination, Non-Disturbance and Attornment Agreement and acknowledges that the Guaranty is in full force and effect and that the execution and enforcement of the Subordination, Non-Disturbance and Attornment Agreement shall not affect or impair, in any respect, the obligations of the undersigned under the Guaranty.

By:

Name:

Title:

ACKNOWLEDGMENT

State of California

County of                                                            )

On	before me,
(insert name and title of the officer)

personally appeared                                                                                                                                                     , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                                                               (Seal)

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT C

FORM OF TENANT ESTOPPEL

TENANT ESTOPPEL CERTIFICATE

THIS TENANT ESTOPPEL CERTIFICATE (this “Estoppel”), is executed by                                                        , a                                                         (“Tenant”), to and in favor of SUNTRUST BANK, its successors and/or assigns (“Administrative Agent”).

R E C I T A L S:

Tenant is the tenant under that certain lease executed between Tenant and                                          (“Landlord”), dated                                     , 201    , a true, complete and correct copy of which lease and all amendments thereto are attached hereto as Exhibit “A” and made a part hereof (collectively, the “Lease”), concerning a portion of the premises known as                                        located in Orange County, California (the “Property”).

Administrative Agent is making a loan (the “Mortgage Loan”) to Landlord which is to be secured, in part, by the lien of a deed of trust encumbering the Property and an assignment of leases and rents from the Property.

As a condition to making the Mortgage Loan, Administrative Agent requires that Tenant enter into this Estoppel and Tenant acknowledges that Administrative Agent and Landlord are relying upon this Estoppel.

NOW, THEREFORE, Tenant does hereby certify to Administrative Agent, and Landlord as follows:

A.	TENANT HEREBY REPRESENTS, ACKNOWLEDGES AND AGREES THAT THE FOLLOWING STATEMENTS ARE TRUE, CORRECT AND COMPLETE AS OF THE DATE HEREOF:

1.

Tenant is the tenant under the Lease with Landlord. The Lease demises to Tenant approximately                     (        ) square feet in the Property. The initial term of the Lease commenced on                         , 20    , and will expire on                       ,         , exclusive of unexercised renewal options and extension options contained in the Lease.

2.

To Tenant’s knowledge, the Lease is in full force and effect and has not been amended, modified or extended. Except for the Lease, there are no agreements of any kind between Landlord and Tenant regarding the premises leased under the Lease.

3.

The Lease does not contain any options to purchase, rights of first offer or refusal to purchase or any similar provisions regarding acquisition of ownership interests, except as follows:       (insert N/A if none)

4.

Tenant has not been granted (a) any option to extend the term of the Lease, (b) any option to expand the premises leased under the Lease or to lease additional space within the Property, (c) any right of first offer or refusal on any space at the Property, (d) any option or right of first offer or refusal to purchase the premises leased under the Lease, or (e) any option to terminate the Lease prior to its stated expiration.

5.

Tenant is currently obligated to pay fixed or base rent under the Lease in the annual amount of                           Dollars ($                    ), payable in monthly installments of                                     Dollars ($                    ). Rent has been paid under the Lease through               , 20    . No rent under the Lease has been paid more than one (1) month in advance.

6.

Tenant is required to pay its pro rata share of common area expenses and its pro rata share of the real property taxes and insurance costs of the Property [or increases over a base year, if applicable] in which the leased premises are located except as follows:       (insert N/A if none)  . The current monthly payment for these costs and expenses is $                    .

7.

To Tenant’s knowledge, the improvements described in the Lease have been satisfactorily completed in all respects and accepted by Tenant. To Tenant’s knowledge, all obligations, payments of an inducement nature and conditions precedent to Tenant’s obligations under the Lease (including, without limitation, Tenant’s obligation to pay rent) have been fulfilled or satisfied by Landlord. There are no future concessions or inducements to which Tenant is entitled.

8.	The security deposit under the Lease in the amount of $ has been delivered to Landlord.

9.	Tenant has not sublet or licensed any portion of the leased premises or assigned any of its rights under the Lease.

10.	Tenant is in full and complete possession of the premises demised under the Lease, such possession having been delivered by the Landlord pursuant to the Lease and having been accepted by the Tenant.

11.

To Tenant’s knowledge, Tenant has no existing claims, defenses or offsets under the Lease against Landlord or otherwise to enforcement of the Lease, no uncured default exists under the Lease, and no event has occurred that would, except for the lapse of time, the giving of notice or both, constitute a default.

12.

There are no guaranties of the Lease except as described on Exhibit “A” attached hereto and made a part hereof. The guaranties of the Lease, if any, described on Exhibit “A” are in full force and effect.

13.	There are no actions, whether voluntary or involuntary or otherwise pending against Tenant under bankruptcy laws of the United States or any portion of its interest in the Property or the Lease.

14.

No cancellation, modification, amendment, extension, or assignment of the Lease, and no subletting or prepayment of more than one month’s rent shall be made without Administrative Agent’s a prior written consent (not to be unreasonably withheld, conditioned or delayed).

B.

This Estoppel may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which when taken together shall constitute one agreement. This Estoppel shall inure to the benefit of Administrative Agent, Landlord and their respective successors and assigns and shall be binding upon Tenant and its successors and assigns.

IN WITNESS WHEREOF, the Tenant has executed this Estoppel the day and year written below.

TENANT:

[___________________________________________]

By:

Name:

Its:

DATE EXECUTED:

EXHIBIT D

Form Click-Through Electronic Confidentiality Agreement

CONFIDENTIAL INFORMATION MEMORANDUM

You have indicated that you wish to consider participating in a possible transaction with the selected company (the “Company”), regarding the proposed selected Credit Facility (the “Transaction”). In that connection with your interest in the loan, you will be receiving certain non-public information concerning the Company (as further defined below, the “Evaluation Material”) and, in consideration of which, you agree to treat such Evaluation Material confidentially in accordance with the provisions of this agreement and to take or abstain from taking certain other actions hereinafter set forth.

As used herein: (a) “Evaluation Material” refers to the non-public information, including the Information Memorandum, regarding the Company, whether prepared by the underwriting Bank or the Company, its advisors or otherwise, that is furnished to you by or on behalf of the Company in respect of the Transaction, and (b) “Internal Evaluation Material” refers to all memoranda, notes, and other documents analyses developed by you using any of the information specified under the definition of Evaluation Material.

You agree that you shall use the Evaluation Material solely for the purpose of evaluating the Transaction and that you will use reasonable precautions in accordance with your established procedures to keep the Evaluation Material confidential; provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent and (ii) any of such information may be disclosed to your partners, directors, officers, employees, agents, counsel, auditors, affiliates, advisors and representatives (collectively, “Representatives”) who need to know such information for the purpose of evaluating the Transaction (it being understood that such Representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information in accordance with the terms of this agreement). You agree to be responsible for any breach of this agreement that results from the actions or omissions of your Representatives.

You shall be permitted to disclose the Evaluation Material (and the fact that such Evaluation Material has been made available to you and that discussions or negotiations are taking place concerning the transaction or any of the terms, conditions or other facts with respect thereto) in the event that you are required by law or regulation or requested by any governmental agency or other regulatory authority (including any self-regulatory organization having or claiming to have jurisdiction) or in connection with any legal proceedings. You agree that you will notify us as soon as practical in the event of any such disclosure (other than as a result of an examination by any regulatory agency), unless such notification shall be prohibited by applicable law or legal process.

You shall have no obligation hereunder with respect any “Evaluation Material” to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by you in violation of this Agreement, (ii) was within your possession prior to its being furnished to you pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (iii) is or becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

You agree that, if you do not enter into the Transaction, on request of the Company you will return to it as soon as practical all Evaluation Material (other than Internal Evaluation Material) or destroy such Evaluation Material (other than Internal Evaluation Material) without retaining any copies thereof unless prohibited from doing so by your internal policies and procedures.

You understand and agree that the Bank received the Evaluation Material from third party sources (including the Company) and that we bear no responsibility (and shall not be liable) for the accuracy or completeness (or lack thereof) of such Evaluation Material or any information contained therein.

You agree that unless and until a definitive agreement regarding the Transaction between the parties thereto has been executed, you will be under no legal obligation of any kind whatsoever with respect to the Transaction by virtue of this agreement except for the matters specifically agreed to herein.

You hereby acknowledge that United States securities laws prohibit any person with material, non-public information about an issuer from purchasing or selling securities of such issuer or, subject to certain limited exceptions, from communicating such information to any other person. You agree to comply with your internal compliance policies and procedures with respect to material confidential information. The term “person” as used in this paragraph shall include any natural person, company, government or political subdivision, agency or instrumentality of a government.

You agree that money damages would not be a sufficient remedy for breach of this Agreement, and that in addition to all other remedies available at law or in equity, [Short Title of Bank] shall be entitled to equitable relief, including injunction and specific performance, without proof of actual damages.

This agreement embodies the entire understanding and agreement between the parties with respect to the Evaluation Material and supersedes all prior understandings and agreements relating thereto. The terms and conditions of this agreement shall be superseded by the terms of the definitive agreements in respect of the Transaction that may be entered into by the parties thereto relating to the confidentiality of the Evaluation Material. If you do not enter into the Transaction, the application of this agreement shall terminate with respect to all Evaluation Material on the date falling one year after the date hereof.

This agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of law (except Section 5-1401 of the New York General Obligation Law to the extent that it mandates that the law of the State of New York govern).

If you are not prepared to accept the loan Information on this basis, you must return to the previous page. Your acceptance of the above terms will be indicated by clicking on the “I Agree” button below. Clicking the “I Agree” button will constitute your agreement to be bound by this agreement.

EXHIBIT E

Form of Assignment and Acceptance

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [The][Each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [The][Each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [The][Each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [The][Each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	KBSGI Von Karman Tech, LLC, a Delaware limited liability company

4.	Administrative Agent: SunTrust Bank, as the administrative agent under the Loan Agreement

5.

Loan Agreement:        Loan Agreement, dated as of                   , 2015, among KBSGI Von Karman Tech, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Loans for all Lenders[7]	Amount of Loans Assigned*	Percentage Assigned of Loans[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date:	] [9]

Effective Date:                                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]10 Accepted:

SUNTRUST BANK,
as Administrative Agent

By:
Title:

[10]	To be added only if the consent of Administrative Agent is required by the terms of the Loan Agreement.

[Consented to:]11

Borrower is executing in the signature block below solely for the purpose of acknowledging receipt of the Assignment and Acceptance to which this acknowledgement is attached, and by signing below, Borrower shall not be incurring any additional obligations or additional liability except as contemplated by the Loan Documents.

KBSGI VON KARMAN TECH, LLC,
a Delaware limited liability company

By:	KBSGI REIT ACQUISITION I, LLC,
a Delaware limited liability company,
its sole member

By:	KBSGI REIT PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

By:	KBS GROWTH & INCOME LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

By:	KBS GROWTH & INCOME REIT, INC.,
a Maryland corporation,
its general partner

By:
Charles J. Schreiber, Jr.,
Chief Executive Officer

[11]	To be added only if the consent of Borrower and/or other parties is required by the terms of the Loan Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

Loan Agreement dated as of [          ], 2015

by and among KBSGI Von Karman Tech, LLC

SunTrust Bank, as Administrative Agent,

and the Lenders party thereto from time to time

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.         Representations and Warranties.

1.1.      Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.      Assignee.   [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 9.12 of the Loan Agreement (subject to such consents, if any, as may be required under Section 9.12 of the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the Loan Agreement, as applicable, and such other documents and information as it has deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.   From and after the Effective Date, Administrative Agent shall make all payments in respect of [The][Each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

Form of Promissory Note

PROMISSORY NOTE SECURED BY DEED OF TRUST

$[ ]	[ ], 20

FOR VALUE RECEIVED, KBSGI VON KARMAN TECH, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of [                          ] (together with its successors and assigns, the “Lender”), having an address c/o SunTrust Bank, Agency Services, Mail Code GA-Atlanta-7662, 303 Peachtree Street, N.E. – 25th Floor, Atlanta, GA 30308, the principal sum of [                          ] AND NO/100 DOLLARS ($[                          ]) (the “Principal Sum”), or so much thereof as may be advanced to or for the account of Borrower pursuant to the terms and conditions of the Loan Agreement (as hereinafter defined), together with interest at a rate per annum as provided in the Loan Agreement, on the dates and in the amounts provided in the Loan Agreement.

Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in that certain Loan Agreement dated as of [                          ] (as amended, modified, renewed, replaced, supplemented, or restated from time to time, the “Loan Agreement”), by and between Borrower and the Lenders (as defined in the Loan Agreement, including Lender) and SunTrust Bank, in its capacity as administrative agent for the Lenders (“Administrative Agent”).

Borrower promises to pay interest on the unpaid principal amount of this Note from time to time on the dates and at the rate or rates provided for in the Loan Agreement, all in accordance with the terms of the conditions of the Loan Agreement, which terms and conditions are incorporated herein. The entire outstanding principal amount, together with all accrued unpaid interest thereon, shall be due and payable in full on the Maturity Date. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof, shall bear interest at a rate per annum as provided in the Loan Agreement. All payments of principal and interest shall be made to Administrative Agent for the account of the Lender in lawful money of the United States in immediately available funds at the Administrative Agent’s office as set forth in the Loan Agreement (or in accordance with written notice from Lender to Borrower).

All advances made by the Lender, the maturity thereof, the interest rates from time to time applicable thereto, and all repayments of the principal thereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on a schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make, or any error of the Lender in making, any such recordation or endorsement shall not affect the obligations of Borrower hereunder or under the Loan Agreement.

This Note is a “Note” referenced in the Loan Agreement. Reference is made to the Loan Agreement for provisions for the prepayment and the repayment hereof and the acceleration of

3

the Maturity Date of this Note. In case an Event of Default shall occur and be continuing, the entire unpaid principal amount of this Note, and all of the unpaid interest accrued thereon, may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement.

This Note is secured by, among other things, that certain Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated [                          ] (the “Security Instrument”) from Borrower for the benefit of Administrative Agent, conveying Borrower’s interest in certain real estate situated in Orange County, California, more particularly described in Exhibit A to the Security Instrument, and all other property, real and personal, more particularly described in the Security Instrument.

Section 5.1 of the Security Agreement provides as follows: “Section 5.1 No Sale/Encumbrance. Borrower shall not cause or permit a sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest in the Property or any part thereof, Borrower or any Restricted Party, other than in accordance with the provisions of the Loan Agreement, without the prior written consent of Beneficiary.”

Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Loan Documents. Without limiting the generality of the foregoing, the acceptance by Administrative Agent from time to time of any payment under this Note which is past due or which is less than the payment in full of all amounts due and payable at the time of such payment, shall not (i) constitute a waiver of or impair or extinguish any right of Lender to accelerate the maturity of this Note or to exercise any other right or remedy at the time or at any subsequent time, or nullify any prior exercise of any such right or remedy, or (ii) constitute a waiver of the requirement of punctual payment and performance or a novation in any respect.

The terms of this Note and of the other Loan Documents shall bind and inure to the benefit of the heirs, devisees, representatives, successors and assigns of the parties. The foregoing sentence shall not be construed to permit Borrower to assign the Loan, except as otherwise permitted under the Loan Documents. As further provided in the Loan Agreement, any Lender may, at any time, sell, transfer, or assign all or a portion of its interest in this Note and the other Loan Documents, subject to the terms of the Loan Agreement.

Time is of the essence with respect to Borrower’s obligations under this Note. If more than one person or entity executes this Note as Borrower, all of said parties shall be jointly and severally liable for payment of the indebtedness evidenced hereby. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances. This Note may not be amended except in a writing specifically intended for such purpose and executed by the party against whom enforcement of the amendment is sought. Any notice, request, or demand to or upon Borrower or

4

the Lender shall be deemed to have been properly given or made when delivered in accordance with the Loan Agreement.

The agreements made by Borrower with respect to this Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Lender exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Lender shall automatically, and without further action by any party, be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Lender or Administrative Agent shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Lender’s or Administrative Agent’s election, the amount of unlawful interest shall be refunded to Borrower (if actually paid) or applied to reduce the then unpaid balance of the Loan. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the interest rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of this Note.

Borrower agrees, in the event that this Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys’ fees actually incurred.

This Note shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York. Borrower and Lender, by its acceptance of this Note, hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, and the Courts of the State of New York sitting in New York County, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York Court or, to the extent permitted by applicable law, such Federal court. Borrower and Lender each irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in the jurisdiction of the United States District Court for the Southern District of New York, and the Courts of the State of New York sitting in New York County, New York, and any appellate court from any thereof, and irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND FOREVER WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST, WITH REGARD TO THIS NOTE OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN

5

KNOWINGLY AND VOLUNTARILY BY BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND BORROWER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND LENDER.

Administrative Agent and/or any Lender shall have no recourse against, nor shall there be any personal liability to, the members of Borrower, or to any shareholders, members, partners, beneficial interest holders or any other entity or person in the ownership (directly or indirectly) of Borrower with respect to the obligations of any Borrower and Guarantor under the Loan. For purposes of clarification, in no event shall the above language limit, reduce or otherwise affect Borrower’s liability or obligations under the Loan Documents, Guarantor’s liability or obligations under the Guaranty, or Lender’s right to exercise any rights or remedies against any collateral securing the Loan.

[Signature on Following Page]

6

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed under seal, by its duly authorized officer as of the day and year first above written.

BORROWER

KBSGI VON KARMAN TECH, LLC,
a Delaware limited liability company

By:	KBSGI REIT ACQUISITION I, LLC,
a Delaware limited liability company,
its sole member

	By:	KBSGI REIT PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

		By:	KBS GROWTH & INCOME LIMITED PARTNERSHIP,
a Delaware limited partnership, its sole member

			By:	KBS GROWTH & INCOME REIT, INC.,
a Maryland corporation,
its general partner

By:
Charles J. Schreiber, Jr.,
Chief Executive Officer

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

ACKNOWLEDGMENT

State of California

County of                                                          )

On	before me,
(insert name and title of the officer)

personally appeared	,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                                                               (Seal)

EXHIBIT G

Definition of Single-Purpose Entity

“Single Purpose Entity” shall mean a limited liability company which at all times since its formation and thereafter:

(a)        is, and shall continue to be, organized solely for the purpose of the following: acquiring, developing, owning, holding, selling, financing, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan, Notes and Security Instrument, executing and performing its obligations under the other Loan Documents to which it is a party and transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(b)        is not engaged and will not engage in any business unrelated to the acquisition, development, ownership, management, leasing, selling, transferring, exchanging, financing or operation of the Property and activities incidental thereto;

(c)        does not have and will not have any material assets other than the Property, the cash consisting of proceeds of the Loan or capital contributed to it and those related to the Property (including personal property necessary and incidental to the ownership, maintenance, management and operation of the Property);

(d)        has not engaged, sought or consented to and will not engage in, seek or consent to any (i) to the fullest extent permitted by law, dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, or (ii) amendment of its Certificate of Formation or the Borrower LLC Agreement to the extent prohibited by the Loan Documents;

(e)        for so long as the Loan is outstanding and unsatisfied (i) will not, to the fullest extent permitted by law, dissolve, merge, liquidate or consolidate; (ii) will not sell all or substantially all of its assets or the assets of any other entity in which it has a direct or indirect legal or beneficial ownership interest; and (iii) will not engage in any other business activity, other than as permitted pursuant to the Loan Documents, or amend its organizational documents except in compliance with the Loan Documents or with Administrative Agent’s prior written approval (not to be unreasonably withheld, conditioned or delayed);

(f)        will be a Single Member LLC;

(g)        has and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, provided, however, that the foregoing shall not require any member of Borrower to make additional capital contributions to Borrower;

(h)        has not failed and will not fail to correct any known misunderstanding regarding the separate identity of Borrower;

(i)         has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, to the extent required by law, except to the extent that it is a disregarded entity or required or permitted to file consolidated tax returns (or be included in a consolidated return of another Person) by law;

(j)        other than as required, contemplated or permitted by the Loan Documents, has not commingled and will not commingle its funds or assets with those of any other Person;

(k)        has held and will hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(l)         has maintained and will maintain financial statements that properly and accurately show its separate assets and liabilities and do not show the assets or liabilities of any other Person, and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its Affiliates.

(m)       (i) has paid and will pay its own debts and liabilities out of its own funds and assets (to the extent of such funds and assets) as the same shall become due, and will give prompt written notice to Administrative Agent of the insolvency or bankruptcy filing of Borrower or the managing member of Borrower or Guarantor and (ii) has paid and will pay its own liabilities and expenses, out of its own funds and assets (to the extent of such funds and assets); provided, however, that the foregoing shall not require any member of Borrower to make additional capital contributions to Borrower;

(n)         has observed and will observe all limited liability company formalities set forth in its governing documents;

(o)         has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, or the decisions or actions respecting the daily business and affairs of any other Person except as permitted or required pursuant to the Loan Documents;

(p)         has not and will not acquire obligations or securities of its members or any other Affiliate, except as permitted or required pursuant to the Loan Documents;

(q)         the invoices, and checks utilized by Borrower or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being Borrower’s agent;

(r)         except pursuant to the Loan Documents is not a pledgor of and will not pledge its assets for the benefit of any other Person;

(s)         has conducted business, held itself out and identified itself and will conduct business, hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by a Person;

(t)           has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(u)          has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person (other than cash, securities and/or accounts receivable issued by an entity that is not an affiliate or subject to common ownership with Borrower); provided that tenant improvement allowances, leasing commissions and permitted concessions payable under the Leases and other trade payable and expenses and liabilities incurred in the ordinary course of business shall not be deemed to be loans or advances to a Person for purposes of this clause;

(v)          except as permitted under the Loan Documents, has not entered and will not enter into any contract or agreement with members or affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party and which are fully disclosed to Administrative Agent in advance;

(w)         intentionally omitted;

(x)         to the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Limited Liability Company Act, it has considered and will consider the interests of its creditors in connection with all limited liability company actions;

(y)         intentionally omitted;

(z)         has and will have no indebtedness that is prohibited under the Loan Documents;

(aa)       Borrower, the member, and any and all other Persons acting on behalf of such entity has not taken, and will not take, any action requiring the unanimous affirmative vote of the members of Borrower unless one hundred percent (100%) of the member(s) have participated in such vote;

(bb)       Borrower, without the unanimous consent of all of the member(s), has not and will not with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (i) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or all or any portion of such entity’s properties, (iii) make any assignment for the benefit of such entity’s creditors, or (iv) take any action that might cause such entity to become insolvent; and

(cc)       without the prior written consent of, Administrative Agent, will not amend, modify or otherwise change any of the single purpose, separateness (if any) or bankruptcy remote provisions or requirements in the Certificate of Formation of Borrower, the Borrower

LLC Agreement, or any other organizational documents (except as required by law or permitted under the Loan Documents).

“Single Member LLC” means a limited liability company that (a) is a single member limited liability company, and (b) is organized under the laws of the State of Delaware.

EXHIBIT H

FINANCIAL COVENANT CERTIFICATE

To:	SunTrust Bank
CRE Vienna Middle Office
Attn: Middle Office Hub Team Lead
American Center West
Mail Code: CS-ACW 2608
8330 Boone Blvd. 7thFloor
Vienna, VA 22182

Reference is made to that certain Loan Agreement (the “Loan Agreement”) dated as of                           , 2015 by and between KBSGI Von Karman Tech, LLC, a Delaware limited liability company (the “Borrower”) and SunTrust Bank (the “Bank”). Terms used herein but not otherwise defined herein shall have the meanings assigned such terms in the Loan Agreement. This certification is being delivered to the Bank in accordance with Section 5.10(d) of the Loan Agreement.

1.         Enclosed herewith is a copy of the quarterly statements of Borrower, as of                         , 201  , (most recent quarter ended), which fairly represents the financial condition and results of operations of the Borrower in all material respects.

2.         Debt Service Coverage Ratio. The Debt Service Coverage Ratio as of the end of such fiscal quarter, is       . The Borrower hereby certifies and warrants to the Bank that the following is a true and correct computation of the Debt Service Coverage Ratio as of the end of such fiscal quarter:

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed and delivered by the Borrower as of                             , 201    .

BORROWER

KBSGI VON KARMAN TECH, LLC,
a Delaware limited liability company

By:	KBS CAPITAL ADVISORS LLC,
a Delaware limited liability company,
its authorized agent

By:
Name:
Title:

Exhibit I

COLLATERAL ASSIGNMENT OF HEDGE

This COLLATERAL ASSIGNMENT OF HEDGE (this “Assignment”) dated as of                           , 20     (the “Effective Date”), is made by                                     , a                           , with an office at                                      (“Borrower”), in favor of SUNTRUST BANK, a Georgia banking corporation, with an office at 303 Peachtree St., NE, Atlanta, Georgia 30308, as Administrative Agent for the Lenders (with its successors and assigns in that capacity, “Administrative Agent”). Capitalized terms used but not defined in this Assignment shall have the same meanings as in the Loan Agreement dated as of the Effective Date (as amended from time to time, the “Loan Agreement”), among Borrower, as borrower; Administrative Agent, as Administrative Agent for the benefit of the Lenders; and such Lenders; and if not defined in the Loan Agreement shall have the definitions in the Hedge (as defined below).

1.          Collateral Assignment.   To further secure the Obligations under the Loan Agreement, Borrower assigns, pledges and transfers to Administrative Agent, and grants to Administrative Agent, in each case for the benefit of the Lenders, a security interest in all of Borrower’s right, title and interest (but not Borrower’s obligations or liabilities), whether now owned or later acquired, now existing or later arising, in, to, and under the following (collectively, as amended from time to time in compliance with this Assignment, the “Hedge”):

(i)         Hedge Transaction(s). The interest rate cap, collar, floor, swap, swaption, forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option, forward rate transaction, basis swap, interest rate option, other interest rate protection product(s) or agreement(s), other derivatives contract(s), option(s) to enter into any of the foregoing, or combination(s) of any of the foregoing, as described (or copies of which are attached) in Exhibit A, entered into with the counterparty(ies) identified in Exhibit A (the “Counterparty”);

(ii)        Confirmations.  Only the confirmations and schedules listed in Exhibit A that Counterparty issued for the transaction(s) Exhibit A identifies (the “Confirmations”), including without limitation the interest rate [swap/cap] entered into to hedge the Borrower’s exposure to fluctuations in interest rates in connection with the Loan Agreement;

(iii)       Security.  Any and all collateral (if any) supporting Counterparty’s obligations under any of the preceding Hedge documents (the “Hedge Documents”);

(iv)       Rights and Remedies. All rights and remedies under any of the Hedge Documents, including any right (if one exists) to declare an Early Termination Date;

(v)        Hedge Payments.  All payments that any of the Hedge Documents require or permit Counterparty to make, when and as such documents contemplate, whether upon termination or default (including default, cross-default, or early termination, a “Termination Hedge Payment”), or otherwise, but in all cases subject to and in accordance with the terms of such Hedge Documents as affected by this Assignment (the “Hedge Payments”);

(vi)       Proceeds. All proceeds, as defined in the Uniform Commercial Code of the jurisdiction whose law governs this Assignment (the “UCC”), of any of the foregoing; and

(vii)      Other. All rights of Borrower to receive, or otherwise relating to or arising from, any of the foregoing.

2.          Continuing Liability under Hedge.  This Assignment does not limit Borrower’s obligations or liability, or impose any obligation or liability on Administrative Agent, under the Hedge. Administrative Agent shall have no duty to enforce the Hedge or collect any Hedge Payment. Except where this Assignment expressly limits or modifies any terms of the Hedge, this Assignment is subject to all such terms.

3.          Impairment.    Without Administrative Agent’s prior written consent, which Administrative Agent may withhold in its absolute discretion:

(i)         Transfer. Borrower shall not assign, convey, encumber or grant a security interest or option relating to, hypothecate, mortgage, pledge, sell, or otherwise dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, in whole or in part, collateral or absolute, and whether or not for consideration) (“Transfer”) any of its rights, title, interest or obligations under any Hedge Documents except pursuant to this Assignment. Counterparty shall not acknowledge, honor, or recognize any such Transfer, except any Administrative Agent Transfer. To the extent the Hedge Documents require Borrower’s consent to any Transfer by Counterparty, such Transfer shall also require Administrative Agent’s consent.

(ii)        Amendment. Neither Borrower nor Counterparty shall amend, cancel, modify, or terminate (or give any Termination Notice under) the Hedge Documents, or waive any of its terms.

4.          Status and Consent. Counterparty represents and warrants to Administrative Agent that: (a) Counterparty has duly authorized, executed, and delivered, [and been fully paid for – delete for a swap], the Hedge; (b) the Hedge Documents are in full force and effect as against Counterparty; (c) Counterparty and Borrower have entered into no agreements with respect to the Hedge Documents except as the Hedge states; (d) to Counterparty’s knowledge, no party is in default under the Hedge Documents; and (e) Counterparty has received notice of (and consents to) this Assignment and has received no notice of any other presently effective Transfer of the Hedge.

5.          Administrative Agent’s Security.

(i)         Loan Event of Default. If an Event of Default exists under the Loan Agreement (or if Borrower fails to perform any obligation to Administrative Agent under this Assignment and does not cure such failure within five business days) (an “Event of Default”), if any Termination Event occurs for Counterparty, or an event of default occurs for Counterparty under the Hedge, then Administrative Agent may (but need not) notify Counterparty in writing that an Automatic Early Termination (hence an Early Termination Date) shall have occurred under the Hedge Documents (a “Termination Notice”). Any Termination Notice shall be fully effective without Borrower’s consent, confirmation, or signature.

(ii)        Intended Beneficiary.   Administrative Agent is an intended beneficiary of the Hedge. Whenever any Event of Default exists under the Loan Agreement, Administrative Agent may exercise any right or remedy, and give any notice, under the Hedge, with no need for Borrower’s consent, confirmation, or signature. Counterparty shall perform accordingly under the Hedge.

(iii)      Loan Repayment.  If the Hedge imposes any material obligations on Borrower and Borrower repays the Loan, then an Early Termination Date shall automatically occur under the Hedge unless Administrative Agent or Counterparty elects otherwise in writing. Notwithstanding anything to the contrary in the Loan Agreement or any related loan document, Administrative Agent need not release any security document related to the Loan (including without limitation any mortgage, deed to secure debt, or deed of trust) unless and until Borrower has performed all its obligations (if any) arising under the Hedge on account of any such Early Termination Date. [delete this paragraph if the mortgage does not secure Borrower’s obligations under the Hedge]

(iv)      Netting Waiver.  Counterparty waives any right to net or setoff against any Hedge Payment(s), except on account of the transaction(s) described in Exhibit A (the “Netting Waiver”). [delete this paragraph if  SunTrust is the Counterparty]

6.         Exercise of Remedies.      Counterparty consents to any direct or indirect Transfer of the Hedge (an “Administrative Agent Transfer”) that: (a) results from (or in lieu of) Administrative Agent’s exercise of any rights and remedies of Administrative Agent and the Lenders, whether under the Loan Agreement or other loan documents, at law or in equity (“Administrative Agent’s Remedies”); or (b) is made by any transferee resulting from “(a)” or by any of its direct or indirect successors or assigns.

7.         Hedge Payments.        Whether or not an Event of Default exists, Borrower directs Counterparty to remit all Hedge Payments only as Administrative Agent directs from time to time in writing, with no need for Borrower’s consent, confirmation, or signature. [Administrative Agent initially directs Counterparty to remit to this account:              .]12

8.         Counterparty Protection.        Counterparty may conclusively rely, without investigation, on any notice, demand, or instruction from Administrative Agent about the Hedge or any Hedge Payment, Event of Default, or related matter (“Administrative Agent Direction”), with no need for Borrower’s consent, confirmation or signature. Borrower irrevocably instructs Counterparty to rely upon and accept any Administrative Agent Direction and to disregard and ignore any instruction from Borrower that either: (a) conflicts with any Administrative Agent Direction; or (b) Counterparty receives after Administrative Agent has notified Counterparty of an Event of Default (unless Administrative Agent has rescinded that notice). Borrower shall hold

12 If Hedge Payments will not be paid directly to Administrative Agent, delete this provision and replace with: “If either (a) Administrative Agent notifies Counterparty of any Event of Default; or (b) the Hedge terminates or is in default, then unless Administrative Agent consents otherwise, Counterparty shall pay all Hedge Payments only as Administrative Agent directs in writing, with no need for Borrower’s consent, confirmation, or signature.”

harmless and indemnify Counterparty from and against any and all claims, damages, expenses, judgments, liabilities, losses, and penalties (including reasonable attorneys’ fees and disbursements) that Counterparty incurs because Borrower or any other Person asserts any claim against Counterparty that arises from or relates to any act or omission of Counterparty in reliance on any Administrative Agent Direction (unless caused by Counterparty’s gross negligence or willful misconduct). To the extent that Counterparty pays any Hedge Payment to Administrative Agent, it shall satisfy Counterparty’s corresponding obligations to Borrower under the Hedge.

9.          Administrative Agent Protection.    This Assignment does not impose on Administrative Agent any obligations of Borrower under the Hedge. Any person that acquires the Hedge through an Administrative Agent Transfer shall have no personal obligations and no personal liability under the Hedge, including any personal obligation to make any payment the Hedge requires of Borrower. Counterparty shall at all times look solely to Borrower under the Hedge. Nothing in this paragraph limits Counterparty’s: (a) obligations as Counterparty; or (b) right to offset or net any payment, or exercise any other rights and remedies (including termination rights), as the Hedge allows, [subject to the Netting Waiver. - delete if SunTrust is the Counterparty]

10.        Termination.    Subject to the terms of the Loan Agreement, this Assignment and Administrative Agent’s rights under this Assignment shall terminate and Administrative Agent shall at Borrower’s expense so confirm in writing if and when either: (a) the Hedge terminates or expires and Counterparty has paid all Hedge Payments (including without limitation all Termination Hedge Payments) as this Assignment requires; or (b) Borrower has paid and performed all its obligations under the Loan Agreement, and Administrative Agent and Lenders have no further obligations under the Loan Agreement.

11.       Borrower-Administrative Agent Agreements.    As between Borrower and Administrative Agent only, without affecting Counterparty, Borrower and Administrative Agent agree as follows (the “Loan-Related Covenants”):

(i)        Assurances.  Borrower represents and warrants: (a) to Borrower’s Knowledge, the Hedge and this Assignment are enforceable against Borrower and Counterparty; (b) the copies of the Hedge are attached to this Assignment (or otherwise provided to Administrative Agent); (c) Borrower owns the Hedge free and clear of any claims of others, and has not Transferred its interest in the Hedge to anyone except Administrative Agent; (d) to Borrower’s Knowledge, no party is in default under the Hedge; and (e) Borrower has reviewed the Hedge, approves its terms, and confirms that the Hedge refers to an interest rate index that precisely matches an interest rate index used in the Loan Agreement. Borrower acknowledges that Administrative Agent makes no representation or warranty about the effectiveness, if any, of Borrower’s hedging strategy.

(ii)       Collateral; Remedies.   The Hedge shall constitute collateral under the Loan Agreement and related loan documents. If any Event of Default exists, Administrative Agent may exercise all Administrative Agent’s Remedies, which are cumulative. Administrative Agent may exercise them partially or sequentially and in any order. If Administrative Agent liquidates or terminates the Hedge upon an Event of Default, Administrative Agent shall have no liability to Borrower for any resulting loss.

(iii)       Covenants.    Borrower shall: (a) perform all its obligations, if any, under the Hedge; (b) promptly give Administrative Agent a copy of any notice Borrower sends or receives about the Hedge; and (c) hold in trust (as Administrative Agent’s fiduciary) and within two Business Days remit to the Collections Account any Hedge Payment Borrower receives. Except with Administrative Agent’s consent, Borrower shall not: (d) take any action that would allow Counterparty to assert a claim, counterclaim, or defense against its Hedge obligations; (e) Transfer the Hedge; (f) enter into any transaction(s) under the Hedge, except the Confirmation(s); (g) release any Counterparty obligations; or (h) give any Termination Notice.

(iv)       Hedge Enforcement.  Borrower shall exercise with reasonable diligence its rights and remedies under the Hedge, except: (a) during any Event of Default, Borrower shall comply with Administrative Agent’s directions regarding how, when, and whether to enforce such rights and remedies to the extent consistent with the terms of the Hedge; and (b) Borrower shall not give a Termination Notice without Administrative Agent’s consent.

(v)       Application of Hedge Payments.  If Administrative Agent receives any Hedge Payment, Administrative Agent shall apply it against the Obligations, in such order as Administrative Agent reasonably determines subject to the terms of the Loan Agreement. Borrower shall remain responsible for the full and timely payment of all other Obligations.

(vi)       UCC Financing Statement; Further Assurances.    Borrower consents to Administrative Agent’s filing a UCC financing statement (and making any other filings) reasonably necessary or appropriate, in Administrative Agent’s judgment, to perfect Administrative Agent’s security interest in the Hedge. Borrower shall execute such certificates, deliveries, and documents as Administrative Agent reasonably requests from time to time to further effectuate the parties’ intentions, without any additional expenses, costs, liability or potential liability to Borrower. Borrower represents and warrants that its correct legal name is as typed on the signature page(s) of this Assignment.

12.       Notice of Assignment.   If Administrative Agent assigns its interest in the Hedge, then Administrative Agent shall promptly notify Counterparty in writing, with the assignee’s name and notice information. Failure to do so shall not constitute a default, or limit Administrative Agent’s rights, under this Assignment. If Administrative Agent gives such a notice of assignment, then Counterparty shall upon request confirm to the assignee that it has succeeded to Administrative Agent’s rights and obligations under this Assignment and such other matters as the assignee reasonably requests.

13.        Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL PARTIES WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN ANY WAY IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THIS ASSIGNMENT, OR THE INTERPRETATION OR DETERMINATION THEREOF, OR THE ENFORCEMENT OF ANY ADMINISTRATIVE AGENT’S REMEDIES, OR THE

RELATIONSHIP OF THE PARTIES REGARDING THE LOAN, THE HEDGE, THIS ASSIGNMENT, AND ALL RELATED MATTERS (ANY OF THE FOREGOING, A “DISPUTE”). ANY DISPUTE SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

14.       Role of Administrative Agent.   Wherever this Assignment refers to any benefit, claim, expenditure, or right of Administrative Agent, each such reference also refers automatically to all Lenders, all as the Loan Agreement more fully provides. Wherever this Assignment benefits Administrative Agent, it automatically benefits all Lenders. In acting under this Assignment, Administrative Agent acts in all respects for all Lenders. Administrative Agent shall, however, have sole authority to enforce this Assignment and the Hedge for Lenders. No Lender shall have any right to enforce this Assignment or the Hedge directly, but only through Administrative Agent. Nothing in this paragraph limits any Lender’s right to exercise any right of set-off or offset on account of the Loan, provided that such Lender delivers the proceeds of such exercise to Administrative Agent to be applied in accordance with the Loan Agreement. In enforcing this Assignment and the Hedge for the Lenders, Administrative Agent need not demonstrate that Administrative Agent has obtained any necessary concurrence or approval of any Lender(s). Any lack of, or deficiency in, any such concurrence or approval shall not constitute a defense to enforcement of this Assignment or the Hedge.

15.       Miscellaneous. The law that governs the Loan Agreement shall govern this Assignment and any Dispute. If Administrative Agent assigns the Loan, then Counterparty shall upon request confirm to the assignee that such assignee has succeeded to Administrative Agent’s rights and obligations under this Assignment and such other matters as the assignee shall reasonably request. This Assignment may be executed in any number of counterparts. Each shall be an original. All constitute one instrument.

16.       Limitation on Liability.  Administrative Agent and/or any Lender shall have no recourse against, nor shall there be any personal liability to, the members of Borrower, or to any shareholders, members, partners, beneficial interest holders or any other entity or person in the ownership (directly or indirectly) of Borrower with respect to the obligations of any Borrower and Guarantor under the Loan. For purposes of clarification, in no event shall the above language limit, reduce or otherwise affect Borrower’s liability or obligations under the Loan Documents, Guarantor’s liability or obligations under the Guaranty, or Lender’s right to exercise any rights or remedies against any collateral securing the Loan.

IN WITNESS WHEREOF, Borrower has executed this Assignment as of the Effective Date.

BORROWER:

NAME OF ENTITY

By:

Name:

Title:

Attached:

Counterparty Confirmation

Confirmation of Counterparty’s Signing Authority

Exhibit A: Description or Copy of Hedge

COUNTERPARTY CONFIRMATION

Counterparty accepts, agrees to, and acknowledges the foregoing Assignment and all its terms (except the Loan-Related Covenants).

COUNTERPARTY

NAME OF ENTITY

By:

Name:

Title:

Date:                                                       , 20

CONFIRMATION OF COUNTERPARTY’S SIGNING AUTHORITY

The undersigned, who holds the office in Counterparty identified below, confirms that the above Counterparty Confirmation was duly authorized, executed, and delivered, and the person signing such Counterparty Confirmation for Counterparty had the power and authority to do so.

Name:

Title:

EXHIBIT A

DESCRIPTION OF COUNTERPARTY AND HEDGE

Counterparty

Hedge (Master Agreement)

                     Agreement (                     Reference No.            ), between Counterparty and Borrower, dated as of               , as supplemented only by the Schedules listed below as amended from time to time (in compliance with the foregoing Hedge Pledge)

Schedule(s) to	Schedule dated
Master Agreement
Amendment(s)	Transaction Amendment ( Reference No. ) dated as of
Confirmation(s)	Confirmation(s) issued under Counterparty’s Reference No. dated as of

SCHEDULE 1

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment Amount	Pro Rata Share
SunTrust Bank	$17,300,000.00	100%
Total	$17,300,000.00	100%

SCHEDULE 3.1

RENT ABATEMENT SCHEDULE

HB Von Karman, LLC

Units in $’s					Amount

Free Rent Obligations	Start Month	End Month	# Months Post Close	Monthly Rent	Total
Arbor E&T	8/1/2015	8/31/2015	1	12,608.00	8,134.19
	8/1/2016	8/31/2016	1	13,049.28	13,049.28
	8/1/2017	8/31/2017	1	13,427.52	13,427.52

Combatant Gentleman	1/1/2015	12/31/2015	5	17,229.05	80,031.72

Modern Day Marketing	6/1/2015	2/29/2016	7	6,407.10	42,576.21

JMAC Mortgage	7/1/2015	12/31/2015	4	6,235.00	28,962.58

Merrill	11/1/2015	11/30/2015	0.5		4,119.00

Total Free Rent Obligations					190,300.50

Lee & Sakahara - Under Market Rent Credit	8/1/2015	3/31/2016	8	4,312.00	32,965.94

Total Rent Obligations					223,266.44